EXHIBIT 99.(d)

LANDWIRTSCHAFTLICHE RENTENBANK

FEDERAL REPUBLIC OF GERMANY

This description of Landwirtschaftliche Rentenbank and the Federal Republic of Germany is dated June 27, 2003 and appears as Exhibit (d) to the Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the fiscal year ended December 31, 2002.

THIS DOCUMENT (OTHERWISE AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF LANDWIRTSCHAFTLICHE RENTENBANK. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this description, references to “euro” or “EUR” are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this description, references to “Deutsche Mark” or “DM” are to the former national currency unit of the Federal Republic, which was a legal tender until January 1, 2002 as a non-decimal sub-unit of the euro, and references to “U.S. dollars” or “$” are to United States dollars. See “The Federal Republic of Germany - Monetary and Financial System - Foreign Exchange Rates and Controls” for information regarding the rates of conversion of Deutsche Mark into United States dollars and other major currencies for the period 1998 through 2002. On December 31, 1998, the Deutsche Mark/euro conversion rate was irrevocably fixed at DM 1.95583 = EUR 1.00. On June 23, 2003 the noon buying rate for cable transfers in New York City payable in euros was EUR 1.00 = $1.1548.

In this description, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The terms “Rentenbank”, “we” or “us” refer to Landwirtschaftliche Rentenbank.

LANDWIRTSCHAFTLICHE RENTENBANK

GENERAL

Overview

Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches.

Our activities and governance structure are regulated by our governing law. Under this governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fishing) and the development of rural areas through the extension of credit for:
•	the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream industries;
•	the sale and warehousing of agriculture and food products;
•	agriculture-related environmental protection, the development of renewable energies and renewable raw materials from agriculture products, the expansion of ecological farming and the protection of animals within the agriculture industry; and
•	the development of and building of infrastructure in rural areas.

The Federal Ministry for Consumer Protection, Food and Agriculture may, in concert with the Federal Ministry of Finance, instruct Rentenbank to finance additional agricultural and rural development activities.

We extend credit to German and other European Union public and private sector banks which are active in the financing of agriculture, forestry, horticulture and fishing, both by means of traditional loans and by purchasing the debt securities of such banks. We also make loans to (1) financial institutions for the financing of rural development and infrastructures projects, (2) a limited number of German regional state governments, and (3) specific agencies of the Federal Republic.

As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

Rentenbank’s governing law was amended in several fundamental respects through federal legislation effective as of August 1, 2002. Material provisions of such law, including provisions relating to the advisory board, the general meeting and the supervision of Rentenbank, take effect after the general meeting at which Rentenbank’s accounts for the fiscal year 2003 are approved, currently expected to take place in May 2004.

Our governing law will be amended again by the Development Banks New Restructuring Law (Förderbankenneustrukturierungsgesetz). Under this law, several changes will be made in order to clarify the permissible activities of Rentenbank in connection with the March 1, 2002 understanding with the European Union concerning Anstaltslast. See “Relationship with the Federal Government — Understandings with the European Commission”.

Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949.

At December 31, 2002, Rentenbank had total consolidated assets of approximately €64.4 billion. Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis. Throughout this description, we discuss our consolidated financial information unless we note otherwise. For more information on our unconsolidated statements, see our financial statements and the notes thereto beginning on page 40.

Our headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.

Relationship with the Federal Government

As a creature of federal law, Rentenbank has no shareholders and Germany’s federal parliament exercises ultimate control over Rentenbank through legislative action. For example, our governing law specifies the scope of our activities. The federal government exercises supervision of Rentenbank until May 2004 through a commissioner specifically charged with protecting the public interest and with ensuring that our business operations comply with our governing law and related federal laws. After May 2004, such responsibility will pass to the Ministry of Consumer Protection, Food and Agriculture which will make its decisions in concert with the Ministry of Finance. Moreover, we may only be liquidated pursuant to legislative action by the federal parliament.

Anstaltslast

Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:
•	safeguard the economic basis of Rentenbank;
•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and
•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including our securities or our guarantee of any securities if a substitute obligor is substituted for Rentenbank.

This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations to the holders of any of our securities are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the German parliament.

Understandings with the European Commission

On July 17, 2001, representatives of the Federal Government and the Commission of the European Union reached an understanding on transitional rules with respect to state guarantees for public sector universal banks (Landesbanken) and public sector savings banks (Sparkassen). Explicit statutory guarantees from a state government or the Federal Republic (Gewährträgerhaftung) will be abolished after a four year transitional period lasting until July 18, 2005 and the Anstaltslast will be replaced by a “normal commercial relationship” between the owners (whether it be a state government or the Federal Republic) and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Gewährträgerhaftung until they mature. During the transitional period through July 18, 2005, the system of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Gewährträgerhaftung, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-á-vis the Rentenbank.

On March, 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the European Union state aid rules. Pursuant to the agreement, the use of advantages for special credit institutions immanent to Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises (“SMEs”), infrastructure, environment-friendly investment, housing as well as co-operation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must be either discontinued by the special credit institutions or hived off to legally independent subsidiaries without state support.

On March 17, 2003, the German government formally presented the draft version of the Development Banks New Restructuring Law (Förderbankenneustrukturierungsgesetz or “Restructuring Law”). Under this draft law, several changes to Rentenbank’s governing law have been proposed in order to clarify the permissible activities of Rentenbank in connection with the March 1, 2002 understanding with the European Union concerning Anstaltslast. An amending law which came into force on August 1, 2002 has already specified more clearly Rentenbank’s permissible activities. The Restructuring Law is designed to bring the description of these activities in line with the language of the understanding and to broaden the scope of Rentenbank’s activities, wherever possible under the terms of the understanding. If the Restructuring Law comes into force, Rentenbank will be authorized to extend credit for agriculture-related consumer protection. The Restructuring Law is currently anticipated to come into effect before the end of July 2003.

Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understandings.

Supervision by the Federal Government

Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our management board under the supervision of the advisory board, the Federal Republic has the right to appoint a supervisory commissioner and deputy commissioner to exercise federal control and supervision over us. Both the commissioner and deputy commissioner are Federal Republic officials. The commissioner is appointed by the Federal Ministry for Consumer Protection, Food and Agriculture and the deputy commissioner is appointed by the Federal Ministry of Finance. After May 2004, federal supervision of Rentenbank will be exercised by the Federal Ministry of Consumer Protection, Food and Agriculture in concert with the Ministry of Finance. The statutory functions of the commissioner include, among other things, ensuring that we adhere to our governing law and our statutes and that loans are made only to qualified borrowers. In order to fulfill their statutory duties, the commissioner and deputy commissioner have full investigative powers as well as the power to convene meetings of the management board, the advisory board and a general meeting and to submit resolutions to those bodies. The commissioner is also entitled to prohibit the performance of directives and resolutions which would violate the laws of the Federal Republic or our statutes. See “Management — Management Board, — Advisory Board, — General Meeting”.

We are also subject to supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) under the German Banking Act (Gesetz über das Kreditwesen). See “Supervision and Regulation” and “The Federal Republic of Germany — Financial Supervisory Authority”.

BUSINESS

Our principal business is providing loans and other types of financing for the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream industries and for rural development. We do so primarily by extending credit to German public and private sector banks, both by means of traditional loans and by purchasing the debt securities of such banks. These banks then lend the proceeds to eligible borrowers. Our governing law also authorizes us to lend directly to borrowers engaged in activities that are deemed important to the German agriculture industry. Nevertheless, other than direct lending to certain affiliates, a limited number of German regional state governments and specific agencies of the Federal Republic, our policy is to lend exclusively to financial institutions.

Throughout this description and in our financial statements, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination.

We provide credit to financial institutions to be loaned to borrowers engaged in the following activities:
•	Agriculture, Forestry, Horticulture and Fishing. This sector includes borrowers engaged in all types of agriculture production, forestry, horticulture and fishing. It also includes borrowers engaged in related businesses such as manufacturers and distributors of machinery, fertilizers and other goods used in farming, forestry and fishing and commercial and service businesses with close links to agriculture and forestry (for example, those trading in rural products, timber, livestock or agricultural equipment).
•	Food Industry. Eligible borrowers in this sector include businesses involved in the processing or distribution of food products in all market segments, including businesses in the commodity and luxury food industries and the food trade.
•	Rural Infrastructure. This category covers lending for activities intended to improve rural infrastructure, including drinking water treatment and distribution, sewage and waste treatment, land consolidation, environmental protection, public transportation, housing and job creation and protection in rural communities. As a rule, eligible projects must be in communities with populations of less than 50,000 persons.
•	Local Government Authorities in Rural Areas. Loans may also be made to local governments and other public agencies and authorities such as water and sewage treatment boards and other public utilities in communities with populations of less than 50,000 persons.

Although we provide credit to banks which make loans to borrowers engaged in these activities, we do not separately record in our financial statements the loan amounts that are extended by such banks for each of the above named activities.

Loans to Banks and Customers

We extend credit by making traditional loans and by purchasing the debt securities of German and other European Union banks. Our traditional loan portfolio consists primarily of standard promotional loans to financial institutions and accounted for 85.3% of our loan portfolio at December 31, 2002. For a further description of our traditional lending activities, see “— Loan Portfolio” below.

A major portion of our loans to non-financial institutions is the credit facility we have extended to the Federal Agency for Agriculture and Food (Bundesanstalt für Landwirtschaft und Ernährung) in connection with its implementation of European Union agricultural policies (see “— Short-Term Standard Promotional Loans” below).

New Business

The following table shows our new loan commitments for medium- and long-term extensions of credit:

	For the Year Ended December 31,
	2002	2001
	(EUR in millions)
Loan commitments(1)	8,017	7,665
Standard promotional loans for agriculture and rural areas	3,889	3,834
Special loans for specific promotional purposes and assistance measures	1,515	1,264
Renewals	2,613	2,567
Securities	3,110	3,393

Total medium- and long-term extensions of credit	11,127	11,058

(1)	Loan commitments represent the volume of funds committed in the relevant period, including amounts to be disbursed in future periods, and do not include amounts disbursed in the relevant periods pursuant to commitments made in prior periods.

Loan Portfolio

The following table shows, on an unconsolidated basis, the special loans for specific promotional purposes portion of our loan portfolio and the geographic placement of our standard promotional loans for agriculture and rural areas at December 31, 2002 and 2001.
	At December 31,
	2002	2001
	(EUR in millions)
Special loans for specific promotional purposes and assistance measures	6,894	6,214
Standard promotional loans for agriculture and rural areas
Inside Germany	26,210	24,450
In other European Union countries	13,769	11,901

Total	46,873	42,565

The following table provides, on an unconsolidated basis, a breakdown of our loan portfolio according to maturity at December 31, 2002 and 2001.
	At December 31,
	2002	2001
	(EUR in millions)
Loans to other Financial Institutions:
Long-term (five years or more)	10,541	11,128
Medium-term (between one year and five years)	14,291	12,676
Short-term (less than one year)	20,376	16,388
Direct Loans:
Long-term (five years or more)	168	176
Medium-term (between one year and five years)	83	88
Short-term (less than one year)	1,414	2,109

Total	46,873	42,565

Our portfolio of traditional loans consists primarily of medium- and long-term standard promotional loans for agriculture and rural areas and special loans for specific promotional purposes and assistance measures. As noted above, we classify short-term loans as those due within one year from origination, medium-term loans as those due from between one year and five years from origination, and long-term loans as those due after five years from origination. Our loan portfolio at December 31, 2002 totaled €46.9 billion, an increase of 10.1% from €42.6 billion at December 31, 2001. At December 31, 2002, this loan portfolio represented 72.8% of our total assets.

Our standard promotional loans accounted for 85.3% of our loan portfolio at December 31, 2002 compared with 85.4% of our loan portfolio at December 31, 2001. It is composed of secured and unsecured loans to German and European Union public sector and private sector banks. Some public sector borrowers benefit from institutional liability or an explicit statutory guaranty (Gewährträgerhaftung) of a state government or the Federal Republic. Landesbanken, public sector universal banks, and Sparkassen, a type of public sector savings bank benefiting from institutional liability (Anstaltslast) and an explicit statutory guarantee of their founders (typically German local or regional governments), are the principal German public sector banks to which we lend. According to the understanding dated July 17, 2001 between representatives of the Federal Government and the Commission of the European Union on transitional rules with respect to state guarantees for Landesbanken and Sparkassen, Gewährträgerhaftung will be abolished after a four year transitional period lasting until July 18, 2005 and the Anstaltslast will be replaced by a “normal commercial relationship” between the owners and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Gewährträgerhaftung until they mature. During the transitional period through July 18, 2005, the system of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Gewährträgerhaftung, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-á-vis the Rentenbank.

Generally, once a financial institution has qualified to be a borrower of our standard promotional loans, loans can be granted to that financial institution.. For more information on our review process for approving borrowing banks, see “— Eligibility of Financial Institutions” below.

Our special loans for specific promotional purposes accounted for 14.7% of our loan portfolio at the end of 2002 compared with 14.6% of our loan portfolio at the end of 2001. They are composed exclusively of secured loans to German public sector and private sector banks. These special medium- and long-term loans are made to German banks which loan the proceeds to end-borrowers who meet the qualifications under one of our special lending programs designed to further agriculture-related policy goals. The interest rate on these loans is generally close to our own cost of funds and the terms and conditions of the corresponding loan made to the end-borrower are more favorable to the end-borrower than would otherwise be commercially obtainable.

Standard Promotional Loans

Borrowing terms on standard promotional loans are negotiated with each bank and reflect, among other things, an evaluation of the bank’s creditworthiness and prevailing market conditions. In our risk evaluation, we consider, among other things, the term of the loan, the creditworthiness of the bank, our existing credit exposure to the particular borrowing bank and, if applicable, the country risk. We conduct an annual review of roughly 1,700 private and public sector bank borrowers to ensure that these borrowers continue to meet minimum credit standards. Under the terms of our loans, we generally rely on the creditworthiness of the intermediate financial institution. See “— Credit Analysis”.

At December 31, 2002, approximately 58% of our standard promotional loan portfolio was unsecured. Unsecured loans to German and other European Union private sector banks are made only after a thorough review of the borrowing bank’s creditworthiness.

In recent years, we have begun to make standard promotional loans to public and private sector banks located in other European Union countries. Although there is no legal restriction on the amount of funds we may lend into any one country, as a matter of internal policy we have set aggregate lending limits for each country of the European Union that we lend into. As of December 31, 2002, loans to non-German financial institutions comprised approximately 29.4% of the standard promotional loan portfolio and, in the year ended December 31, 2002, these loans represented about 28.0% of all new medium- and long-term standard promotional loans.

Short-Term Standard Promotional Loans

Short-term loans are granted to both financial institutions and non-financial institutions. The bulk of our standard promotional lending consists of loans made to banks and other financial institutions in the wholesale markets.

Loans to the Federal Agency for Agriculture and Food (Bundesanstalt für Landwirtschaft und Ernährung or “BLE”), the Federal Republic’s agency responsible for implementing European Union agricultural policies, accounted for nearly all of our standard promotional short-term lending to non-financial institutions at December 31, 2002. Under our credit facility with the BLE, we provide financing for the purchase and storage of commodity foodstuffs and animal feed. The credit extended to BLE is guaranteed by the Federal Republic. We also provide other financial services to BLE. See “— Activities on Behalf of the Federal Republic and State (Lander) Governments”.

Special Loan Programs for Specific Promotional Purposes and Assistance Measures

Special loans for specific promotional purposes consist exclusively of medium- and long-term loans. These loans are extended under one of four special programs designed to further specific policy goals defined by our advisory board. Borrowers must meet requirements to borrow under one of these programs. Unlike our standard promotional loans, under our special loan programs we check the end borrower’s eligibility. The final credit decision is made by the local bank (Hausbank) of the end borrower.

Through these special loans, we reduce the interest rates of our loans to specific groups in order to further our promotional objectives. These programs and their requirements include:
•	“Agriculture” and “Young Farmers” programs. Under these programs, we finance medium- and long-term loans to individual end-borrowers who (1) lease or own small farms, (2) meet the definition of a farming operation under the German tax code, and (3) in the case of the “Young Farmers” program, are under 40 years of age. The use of these loan proceeds is restricted to purchasing or modernizing new farm equipment and buildings, purchasing new land or purchasing an existing farming operation. Loans under this program are limited to €500,000 per person per year (approximately 63% of new special loans made during the year ended December 31, 2002);
•	“Village Renewal” program. Under this program, we make available medium- and long-term loans to private individuals and rural municipalities for the preservation and restoration of agricultural buildings. The use of loan proceeds is restricted to restoring agricultural buildings (even if they are no longer used for farming activities), construction of buildings related to the improvement of cultural or recreational pursuits in rural areas (such as youth centers) and activities related to creating or retaining jobs in rural areas. Loans under this program are limited to €500,000 per organization or person per year (approximately 4% of new special loans made during the year ended December 31, 2002); and
•	“Rural Structural Measures” program. Under this program, we make available medium- and long-term loans to rural municipalities for infrastructure development projects. The use of loan proceeds is restricted to improvements of local infrastructure such as the construction of waste treatment facilities, the development of regional tourism through the construction of parks, harbors, camp grounds and public baths and in some cases the enhancement of community services such as day care centers, fire protection, medical clinics and the energy supply. Loans under this program are limited to €2.5 million per entity per year (approximately 32% of new special loans made during the year ended December 31, 2002).

Although we review the applications and the eligibility of the end borrower, special loans for specific promotional purposes are disbursed through local banks or other financial institutions that identify potentially qualified borrowers under one of our special loan programs. Participating financial intermediaries earn a fixed interest margin set by us (currently 0.75% p.a.) on loans extended under the special loan programs. Special loans have maturities of four to more than 20 years and, in the case of loans of more than ten years, usually include an adjustable interest rate mechanism whereby we reset the interest rate after ten years. More than 50% of our special loans have an original maturity of more than ten years. Unlike standard promotional loans, special loans have been secured by both an assignment of the underlying loan and the creation in favor of Rentenbank of a security interest in the loan collateral or mortgage. Since April 1, 2001, new special loans have been secured by an assignment of the underlying loan and the right to require a transfer of the collateral in which the lending bank has a security interest.

Eligibility of Financial Institutions

Consistent with our purpose of providing financing to the agriculture, forestry, horticulture and fishing industries and rural development, we select financial institutions to whom we make loans based on their lending activities in these areas. In our review process, we generally exclude institutions which are clearly not involved in these areas, such as consumer finance institutions and investment banks. Of the remaining institutions, we review their annual reports and other documents to check the consistency of their activities with our purposes. If their lending activities are consistent with our purposes, they are approved as potential lenders, subject to credit approval. For local and regional banks, we assume that these banks are involved in the development of their local rural areas, and they are included as potential lenders.

Under our special loan programs for specific promotional purposes and assistance measures, we review the applications of the end borrowers and ensure their loan eligibility based on a review of their stated purpose for using the proceeds of the loan. Once approved, the loan is issued through one of the banks we lend to. For a further description of our special loan programs, see “— Special Loan Programs for Special Promotional Purposes and Assistance Measures” above.

Securities Portfolio

In addition to our traditional loan portfolio, we are also active in providing financing through the purchase of debt securities of German and other European Union banks. The guidelines for our securities portfolio are similar to those we use for our loan portfolio. Just as we restrict loans to financial institutions active in the financing of the agriculture, forestry, horticulture, fishing industry and rural development in Germany and elsewhere in the European Union, we only purchase the debt securities of financial institutions active in these areas. At December 31, 2002, this securities portfolio accounted for 24.2% of total assets. Of our portfolio of debt securities, at December 31, 2002, 3.8% were issued by public sector issuers benefiting from institutional liability or a guaranty obligation, compared to 4.5% at December 31, 2001. We value our securities portfolio on a strict lower of cost or market basis. See “Summary of Material Differences between German GAAP and U.S. GAAP”.

The following table shows the aggregate book value of our securities portfolio on an unconsolidated basis at December 31, 2002, 2001 and 2000.

Securities Portfolio
	At December 31,
	2002	2001	2000
	(EUR in millions)

From public issuers	589.1	658.7	715.7
From other issuers	15,005.3	14,073.3	12,220.1

Total securities	15,594.4	14,732.0	12,935.8

Subsidiaries

We hold interests in two affiliated companies: LR Beteiligungsgesellschaft mbH (“LRB”) and DSV Silo- und Verwaltungsgesellschaft mbH (“DSV”). LRB is a holding company that owns equity interests in DSV and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main. We own 100% of LRB’s outstanding capital. At December 31, 2002, LRB had total assets of €234.9 million.

DSV is a holding company that owns equity interests in companies engaged in agriculture. LRB owns 100% of DSV’s outstanding capital. At December 31, 2002, DSV had total assets of €16.5 million.

Activities on Behalf of the Federal Republic and State (Länder) Governments

Our governing law requires us to allocate one-half of our net income, after allocations to the principal reserve and guarantee reserve, to a special fund we administer that was formed pursuant to the Law on Agricultural Disencumbrances of March 25, 1952 (Gesetz zur Abwicklung der landwirtschaftlichen Entschuldung). We make loans from this fund as instructed by the Federal Minister for Consumer Protection, Food and Agriculture. These loans are granted for innovative research and development projects in the agricultural sector.

We also act on behalf of a number of different states (Länder) and the Federal Republic in administering other sponsored loan programs. The state of Thuringia has appointed us to administer a number of programs through which agriculture-related borrowers in Thuringia receive sponsored loans. We earn a fee for administering the program and acting as conduit vehicle but otherwise have no credit exposure to any borrowers other than the state of Thuringia. We also administer sponsored agricultural and rural infrastructure lending for the states of Hesse and Hamburg. Furthermore, we continue to manage loans for the Federal Government for the financing of resettlement, building measures for old farms and the purchase of land, which were granted before the federal project for the improvement of the agrarian structure and coastal protection in 1973 came into force.

In addition to providing BLE with financing, we act as agent for BLE in the placement of BLE promissory notes with investors and provide BLE with current account facilities.

Sources of Funds

Our principal sources of funds are:

•	interbank loans and issuances in the capital and money markets, both domestic and international;
•	the participation in open market transactions with the European Central Bank (ECB); and
•	secured and unsecured loans and other funding transactions with German and international institutional lenders.

We are a continuous issuer in accordance with Section 3(2) of the German Securities Sales Prospectus Act (Wertpapierverkaufsprospektgesetz).

In the domestic capital markets, we finance ourselves through a variety of different instruments, including short-term money market transactions, medium- to long-term promissory notes (Schuldscheindarlehen), registered bonds (Namensschuldverschreibungen) and bearer bonds. The registered bonds and some of the bearer bonds are secured by assets which can be used to support their issuance. These assets include qualified mortgage bonds or debentures issued by the Federal Republic or its agencies; debentures issued the German states and their agencies; other forms of collateral which meet German mortgage banking law requirements and other forms of adequate banking collateral. Our total capacity to issue secured debt is based on the amount of our assets available for use as collateral for these debt securities. At December 31, 2002, we had €17.1 billion worth of assets available for use to secure debt we issued, of which €11.4 billion was already designated as collateral for our secured debt instruments. Accordingly, at December 31, 2002, we had the capacity to issue an additional €5.7 billion of secured debt instruments. Additionally, we have established a reserve for the purpose of providing an additional source of collateral for the issuance of secured debt. Secured debt instruments are placed predominantly with domestic investors.

We also fund ourselves in the international capital markets, both through various issuing programs and through stand-alone issuance of various types of unsecured notes and debentures. The issuing programs include a US$35 billion Euro Medium-Term Note Program, €10 billion Commercial Paper Program and a A$5 billion Australian Dollar Domestic Medium-Term Note Program. We also have shelf registrations in Japan for primary offerings (Samurais) and secondary offerings (Uridashis), and a shelf registration in the United States for debt securities.

The international capital markets represent an increasingly important source of financing for us. In the year ended December 31, 2002, we issued the equivalent of €8.1 billion of Euro Medium-Term Notes, €15.2 billion of Euro Commercial Paper and €2.4 billion of Global Bonds offered under our shelf registration in the United States for debt securities. Because our loan portfolio is denominated predominantly in euro, we issue debt securities in other currencies principally to take advantage of arbitrage opportunities. We use derivative instruments to hedge our currency and interest rate exposure in connection with such issuances. Typically, we retain only a small portion of the proceeds for investment in securities or other assets denominated in the same currency as the relevant debt obligation. See “— Risk Management and Derivatives” below.

With respect to the domestic and international capital markets, the following table shows our sources of funds on an unconsolidated basis and, categorized by type of instrument, during each of the years indicated. We classify almost all instruments issued in the international capital markets as unsecured bearer bonds.

	At December 31,
	2002	2001	2000
	(EUR in millions)

Promissory notes	2,017.8	3,065.2	4,036.2
Registered bonds	7,849.9	7,512.6	7,438.6
Bearer bonds:
Secured	3,111.9	4,724.4	4,220.2
Unsecured	35,417.0	29,840.5	23,938.4

Total	48,396.6	45,142.7	39,633.4

Liabilities to Customers

Our liabilities primarily consist of debt securities, liabilities to banks and liabilities to customers. See the discussion above in this “— Sources of Funds” section and in “Management’s Report — Sources of Funds” for a description of our funding activities related to debt securities and our liabilities to banks. Approximately 88% of our liabilities to customers consist of registered bonds and promissory notes that are purchased by insurance companies. The remaining amount of liabilities to customers consists of liabilities to individual German states, or Länder, as well as other local governments. These liabilities are uncertificated and arise from credit accounts with these governments.

Risk Management and Derivatives

Our treasury department has responsibility for our risk management system and is overseen directly by the management board. The treasury department applies for and the management board determines market and liquidity risk exposure limits. Daily reports are generated by the risk control department, which analyzes whether our money market, loan and securities portfolios are within market and liquidity risk limits prescribed by the management board. The market risk report analyzes the effect on our trading, liquidity and credit portfolio of a putative 100 basis points upward shift of the yield curve and must be signed daily by the head of the treasury department and a member of the management board. With respect to liquidity risk, our exposure is never greater than the amount of short-term funds available to us from the European Central Bank based on our available eligible collateral for open market transactions with it. The credit department applies for and the board approves the counterparty credit limits for derivatives. Credit risk, including counter-party credit risk, is monitored on a bank-wide basis as part of our annual review of borrowing customers. See “— Standard Promotional Loans”.

We use derivative instruments, such as swaps, forward contracts and options almost exclusively as part of our asset and liability risk management program. Purchases and sales of derivative instruments are made for hedging purposes in an effort to match as closely as possible the currency, duration and interest rate basis of our assets and liabilities. No derivative activities are undertaken on behalf of clients. Risks are analyzed in accordance with the German Banking Act (Gesetz über das Kreditwesen) which requires adequate capital coverage for securities transactions, transactions in derivative products and foreign exchange transactions. See “Supervision and Regulation”.

Credit Analysis

We examine whether credit should be extended in response to direct inquiries either from potential borrowers themselves or from third parties such as other banks or brokers. This examination includes whether or not we can provide funds based on the applicable laws and regulations that govern Rentenbank.

An application for credit and credit worthiness is judged on the basis of a diverse set of documents including business reports, ratings letters and our own credit analysis. Approval for the extension of credit is made in compliance with our own credit approval regulations. Only after this approval are transactions allowed to go forward.

Foreign Currency Risks

In 2002, we issued debt securities in nine different currencies on the international capital markets. Approximately 57% of this borrowing was denominated in a currency other than euro. Because our loan business is denominated almost exclusively in euro, we have avoided any exchange-rate risk by swapping the proceeds from foreign denominated issues virtually exclusively into euro through so-called cross-currency swaps.

As we only lend inside the European Union, we have no direct exposure to credit risk associated with emerging market countries. In 2002, only 0.1% of our lending was denominated in a currency other than euro.

Liquidity Management

We manage our liquidity requirements by projecting our expected liquidity on a daily basis. Each day, we compile a projection of our net liquidity balance for each day of the coming twelve months. We also produce a projection of assets in our central clearing account with the German Central Bank (Deutsche Bundesbank) eligible for borrowing under the standing facilities of the European Central Bank. Among these facilities is the European Central Bank’s marginal lending facility. Under this facility, we have an account with theDeutsche Bundesbank which has assets designated for use as collateral against which the European Central Bank would automatically extend credit if there was negative liquidity in our account. This standing facility allows us to obtain overnight liquidity from the European Central Bank, according to the amount of the our eligible assets. The interest rate on the marginal lending facility normally provides a ceiling for the overnight market interest rate we would be forced to pay. We have used this facility occasionally in the past to cover daily liquidity deficits.

Our cash reserves consist of cash in hand and the balance of our central clearing account with theDeutsche Bundesbank which reflects our obligation to hold minimum reserves in line with the requirements of the European Central Bank.

CAPITALIZATION

The following table shows Rentenbank’s capitalization on a consolidated basis as of December 31, 2002. Long-term borrowings include all borrowings and bonds issued with remaining maturities in excess of one year.
As of December 31, 2002
(EUR in millions)(1)
Long-term borrowings from:
Banks	4,489
Other lenders	4,021

Total long-term borrowings	8,510
Bonds	29,175

Total long-term debt	37,685

Subordinated liabilities	832
Fund for general banking risks	625
Equity
Subscribed capital	135
Reserves(2)	574

Total equity	709

Total capitalization	39,851

(1)	On June 23, 2003, the noon buying rate for cable transfers in New York City was $1.1548 per €1.00.
(2)	Includes principal reserve, guarantee reserve, other reserves, differences from capital consolidation and net profit for the year.

As of December 31, 2002, Rentenbank’s Core Capital (or Tier I) ratio amounted to 9.0% and its Supplementary Capital (or Tier II) ratio amounted to 5.4%. For a discussion of capital adequacy requirements under the Banking Act, see “Supervision and Regulation — Capital Adequacy Requirements”.

MANAGEMENT

Pursuant to our governing law we have three principal governing bodies: the management board, the advisory board and the general meeting.

Management Board

The management board is responsible for the day-to-day conduct of our business and the administration of our assets in accordance with the governing law and represents us in dealings with third parties and the judiciary. In accordance with the general guidelines for the granting of loans which have been established by the advisory board, the management board is required to report semi-annually to the loan committee (Kreditausschuss) of the advisory board and to the commissioner regarding the development of unsecured credit and large exposures pursuant to the German banking regulations.

The management board is comprised of at least two, and no more than four, members. Its members are appointed, and may be withdrawn by, the advisory board.

The current members of the management board are:

Herr Karl-Ingo Bruns Herr Hans Jürgen Ploog Herr Dipl. Kfm. Dr. h. c. Uwe Zimpelmann

Advisory Board

Currently, the advisory board consists of 31 members, of whom seventeen represent agricultural and food organizations, three represent not-for-profit trade unions, six are agricultural ministers of the German states or their permanent official representatives, one represents the Kreditanstalt für Wiederaufbau, one represents Deutsche Genossenschaftsbank and three represent agricultural credit institutions or other loan experts appointed by the advisory board. The advisory board is responsible for the overall conduct of our business and administration of our assets and supervises the management board. In particular, the advisory board establishes general guidelines for the granting of loans, passes resolutions directing specific actions consistent with our statutory activities, approves employment contracts with members of the management board, and allocates reserves consistent with the governing law. In addition, the following actions require the approval of the advisory board: the issuance of bearer debentures; the acquisition and sale of investments; the purchase and sale of land and buildings; the establishment of policies regarding the types of collateral to be used securing payment of principal and interest on certain types of bearer instruments; approval of material employment contracts; and the issuance of pension guidelines. The advisory board must meet at least semi-annually. In May 2004, the composition of the advisory board will change to reflect the recent amendment to Rentenbank’s governing law. For more information, see “Supervision and Regulation — General”.

The current advisory board consists of the following members:

Chairman:	Präsident Gerd Sonnleitner, Deutscher Bauernverband e.V., Bonn

Deputy Chairman:	Ehrenpräsident Wilhelm Niemeyer, Landesverband des Niedersächsischen Landvolks e.V., Hannover

Representatives of the not-for-profit German Farmers’ Association (Deutscher Bauernverband e.V.):	Präsident Heinz Christian Bär, Hessischer Bauernverband e.V., Friedrichsdorf/Ts.

Generalsekretär Dr. Helmut Born, Deutscher Bauernverband e.V., Bonn

Präsident Wilhelm Grimm, Bauernverband Hamburg e.V., Hamburg

Präsident Gerd Hockenberger, Landesbauernverband in Baden-Württemberg e.V., Stuttgart

Ehrenpräsident Horst Hoferichter, Bauernverband der Vertriebenen e.V., Bonn

Präsident Dr. Klaus Kliem, Thüringer Bauernverband e.V., Erfurt

Präsident Franz-Josef Möllers, Westfälisch-Lippischer Landwirtschaftsverband e.V., Münster

Präsident Norbert Schindler, MdB, Bauern-und Winzerverband Rheinland-Pfalz Süd e.V., Mainz

Präsident Otto-Dietrich Steensen, Schleswig-Holsteinischer Bauernverband e.V., Rendsburg
State Ministers of Agriculture or their permanent official representatives:[1]

Bremen:	Staatsrat Dr. Uwe Färber, Der Senator für Wirtschaft und Häfen, Bremen

Rhineland-Palatinate:	Hans-Artur Bauckhage, Minister für Wirtschaft, Verkehr, Landwirtschaft und Weinbau, Mainz

Saarland:	Stefan Mörsdorf, Minister für Umwelt, Saarbrücken

Saxony:	Steffen Flath, Staatsminister für Umwelt und Landwirtschaft, Dresden

Saxony-Anhalt:	Petra Wernicke, Ministerin für Landwirtschaft und Umwelt, Magdeburg

Schleswig-Holstein:	Klaus Müller, Minister für Umwelt, Naturschutz und Landwirtschaft, Kiel

Representative of the Kreditanstalt für Wiederaufbau:	Detlef Leinberger, Mitglied des Vorstandes, Frankfurt/Main

Representative of the Deutsche Genossenschaftsbank:[2]	Dr. Ulrich Brixner, Vorsitzender des Vorstandes, DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt/Main

Elected Specialists:	Dr. Rolf E. Breuer, Vorsitzender des Aufsichtsrats, Deutsche Bank AG, Frankfurt/Main

Dr. Dietrich Hoppenstedt, Präsident des Deutschen Sparkassen- und Giroverbandes e.V., Berlin

Dr.h.c. Friedel Neuber, ehemaliger Vorsitzender des Vorstands, Westdeutsche Landesbank Girozentrale, Düsseldorf

Representatives of the not-for-profit Farmers’ Mutual Savings Institution (Deutscher Raiffeisenverband e.V.):	Direktor Wolfgang Deml, Vorstandsvorsitzender, BayWa AG, München

Präsident Manfred Nüssel, Deutscher Raiffeisenverband e.V., Bonn

Representatives of the Food Industry:	Dr. Peter Traumann, Vorsitzender der Bundesvereinigung der Deutschen Ernährungsindustrie e.V., Bonn

Präsident a.D. Dr. Johannes Ströh, Bundesverband der Agrargewerblichen Wirtschaft e.V., Bad Oldesloe

Representatives of the not-for-profit Federation of State Chambers of Agriculture (Verband der Landwirtschaftskammern e.V.):	Präsident Karl Meise, Landwirtschaftskammer Westfalen-Lippe, Münster

Präsident Carlo Puhl, Landwirtschaftskammer für das Saarland, Saarbrücken

Representatives of not-for-profit Trade Unions:	Eva-Maria Pfeil Geschäftsführerin der IG BAU Mitglieder Service GmbH, Frankfurt/Main

Klaus Wiesehügel Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Frankfurt/Main

Hans-Joachim Wilms, Stellvertretender Bundesvorsitzender der IG Bauen-Agrar-Umwelt, Berlin

(1)	The Bundesrat, the upper house of Germany’s parliament, has established a rotational system pursuant to which every two years a different set of German states is represented on our advisory board.
(2)	DZ BANK AG Deutsche Zentral-Genossenschaftsbank is a German bank that is majority owned by German cooperative holding companies, a cooperative central bank and credit cooperatives and that provides financing to cooperative enterprises. We hold a 3.35% ownership interest in DZ BANK AG.

General Meeting

The governing law requires that each year a general meeting be held at which thirty representatives of owners and lessees of land subject to the land charge convene to vote on the allocation of annual profits and formally ratify the acts of the management board and the advisory board. In addition, the general meeting must approve our annual accounts.

In May of 2004, the composition of the general meeting and its duties will change to reflect the recent amendment to Rentenbank’s governing law. For more information, see “Supervision and Regulation — General.”

EMPLOYEES

At December 31, 2002, we had 197 employees. Of these, 172, or 87.3% of our workforce, were commercial employees (kaufmännische Angestellte). The remaining 25 employees, or 12.7%, were industrial employees (gewerbliche Angestellte), working as kitchen staff, janitors, tradesmen and drivers. 122 employees, or 61.9% of our total staff, are covered by a collective bargaining agreement.

SUPERVISION AND REGULATION

General

Pursuant to our governing law, as currently in effect, we are subject to the supervision of a commissioner and a deputy commissioner who are appointed by the Federal Government. The commissioner is charged with the duty to pursue the public interest, in particular to ensure that our business operations comply with applicable laws and statutes, and is authorized to prohibit directives and resolutions of the management board and the advisory board which offend applicable laws or statutes. The deputy commissioner acts with identical powers in the event of the absence or indisposition of the commissioner. These powers of supervision do not include the right to exercise influence over business decisions by our management board or our advisory board.

As stipulated by the recent amendment to Rentenbank’s governing law, from May 2004 the supervision over Rentenbank will be exercised by the Federal Ministry of Consumer Protection, Food and Agriculture in concert with the Federal Ministry of Finance.

In addition, we are subject to comprehensive supervision and regulation comparable in many respects to the supervision of United States commercial banks. Organized under our governing law, we are authorized to carry on the types of banking business which are set forth in our governing law. We are subject to the requirements of the Banking Act (Gesetz über das Kreditwesen) and are supervised and regulated by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and by the German Central Bank (Deutsche Bundesbank).

Rentenbank’s governing law was recently updated to specify more clearly Rentenbank’s role and objectives as an instrumentality of public policy active in the agricultural sector of the Federal Republic. A further objective was to comply with the Federal Government’s intention to increase the Federal influence on Rentenbank as a Federal development bank through increased federal governmental representation on the Advisory Board. Representatives from the Federal Ministry of Consumer Protection, Food and Agriculture and the Federal Ministry of Finance will be added to the advisory board’s new composition. At the same time, the number of state agricultural, farming and trade union representatives will be reduced. The number of advisory board members will be reduced from the current 31 to 18, starting with the next term of the advisory board beginning in May 2004.

As of May 2004, the general meeting will consist of 28 members (instead of the current 30), of which two members in each case will be nominated by the German states of Baden-Württemberg, Bavaria, Brandenburg, Hesse, Mecklenburg-West Pomerania, Lower Saxony, North Rhine Westphalia, Rhineland-Palatinate, Saxony, Saxony-Anhalt, Schleswig-Holstein and Thuringia and one member in each case from the states of Berlin, Bremen, Hamburg and Saarland. From that time on, the general meeting will receive the reports of the management board on the business activities of the bank and the advisory board on the resolutions it has passed and advises the bank in matters of the promotion of agriculture in rural areas as well as on general agricultural and business policy issues. Furthermore, it decides on the appropriation of profits in accordance with our governing law.

Additionally, the amended text of the law provides explicitly for the promotion of agriculture and its related areas and of rural areas including environmental protection related to agriculture, the promotion of renewable energy and resources, the diffusion of organic agriculture and the promotion of animal protection.

The act was published in the Federal Gazette (Bundesgesetzblatt) on July 29, 2002 and went into effect on August 1, 2002 (other than certain provisions of the act which take effect in May 2004).

Regulation by the Federal Financial Supervisory Authority

The Federal Financial Supervisory Authority (FFSA) is an independent federal authority supervised by the Federal Ministry of Finance. The FFSA is authorized to issue certain regulations and guidelines implementing the provisions of the Banking Act (Gesetz über das Kreditwesen) and other laws affecting banks, including Rentenbank. The regulations issued by the FFSA’s predecessor lay down important regulatory requirements, including principles relating to capital adequacy and liquidity requirements (the “Principles”). The Banking Act implements certain recommendations on banking supervision issued by the Basel Committee on Banking Supervision and implements certain directives of the European Union relating to banks.

Under the Banking Act, every entity that is engaged in one or more of the financial activities defined therein as “banking business” (Bankgeschäfte) is subject to the licensing requirements and other provisions of the Banking Act, unless specifically exempted therefrom. The FFSA supervises the operations of banks to ensure that they conduct their business in accordance with the provisions of the Banking Act, including, in particular, compliance with capital adequacy and liquidity requirements, lending limits and restrictions on certain other activities.

Regulation by the Deutsche Bundesbank

The FFSA carries out its supervisory role in close cooperation with the Deutsche Bundesbank, the German central bank. The FFSA must generally consult with the Deutsche Bundesbank before promulgating general rules and regulations. The promulgation of specified rules and regulations, however, such as the Principles, requires the prior consent of the Deutsche Bundesbank. The Deutsche Bundesbank is also responsible for organizing the collection and analysis of periodic and other reports from the banks.

Capital Adequacy Requirements

Under the German risk-based capital adequacy rules, each bank and financial institution must maintain a certain solvency ratio of Regulatory Liable Capital (haftendes Eigenkapital) (as defined below) to risk-adjusted assets. These rules implement certain provisions of the EC Capital Adequacy Directive, the EC Own Funds Directive and the EC Solvency Ratio Directive (which now have been replaced by the EC Directive relating to the taking up and pursuit of the business of credit institutions), which in turn were based on the recommendations of the Basel Committee on Banking Supervision.

Pursuant to the Banking Act, for a banking institution such as Rentenbank, “Regulatory Liable Capital” (the numerator of the solvency ratio) consists principally of Core Capital (Kernkapital) (as defined below) and Supplementary Capital (Ergänzungskapital) (as defined below).

“Core Capital”, as this term applies to us, consists primarily of:
•	subscribed capital;
•	reserves; and
•	the fund covering general banking risks according to section 340g of the German Commercial Code (HGB) (an item which a bank may create on the liability side of its balance sheet in its reasonable commercial judgment in the light of the special risks inherent in the banking business).

“Supplementary Capital”, as this term applies to us, consists principally of:
•	long-term subordinated liabilities;

•	a general banking risk reserve according to section 340f of the German Commercial Code (HGB); and
•	revaluation reserves (Neubewertungsreserven).

Core Capital reflects a similar concept to Tier I capital and the Supplementary Capital reflects a similar concept to Tier II capital (as such terms are used in the U.S. capital adequacy rules). Up to and including fiscal year 1999, profit participation rights (Genussrechte) were included in Supplementary Capital. In determining the aggregate Regulatory Liable Capital, Supplementary Capital may only be included up to the amount of Core Capital, subject to certain other restrictions. Additionally, Regulatory Liable Capital may be reduced by certain deductible items.

Principle I sets forth the requirements regarding the extent to which a bank must maintain capital to cover its counterparty and market risks.

In order to limit counterparty risks, the risk-weighted assets of a bank must be covered by Regulatory Liable Capital at a ratio of at least 8%. Risk-weighted assets include, inter alia, credits, securities and equity participations, as well as swaps, forward transactions (Termingeschäfte) and option rights, to the extent that they are not required to be covered under Regulatory Liable Capital pursuant to trading book provisions. These assets are to be weighted according to specific risk weighting categories. For example, credits extended to the German public sector or to the public sector of certain other countries are assigned a risk weighting of 0%. Swaps, forward transactions and option rights are converted into credit equivalents, which are then risk-weighted, up to a maximum weighting of 50%.

To limit market risks resulting from activities such as trading book interest and share transactions or currency and commodity provisions, banks must maintain Regulatory Liable Capital in a certain amount corresponding to the risk associated with these positions. Principle I specifies certain standard procedures to be followed in order to determine such risks. Banks are, however, permitted to use their own risk determination procedures with the prior approval of the FFSA.

Under the Banking Act’s provisions on consolidated supervision, the capital adequacy rules must not only be met by a bank separately, but also by the bank and all banks, financial services institutions, financial enterprises or bank service enterprises of the bank that are subsidiaries of the bank or that are 20% or more owned by the bank or an affiliate on a consolidated basis, if certain other conditions are met.

We meet the risk-based capital adequacy rules of the Banking Act.

The Basel Committee on Banking Supervision has promulgated proposals that would alter the currently agreed international requirements for the capital adequacy of banks. These changes could have the effect of increasing the costs of borrowing by small and medium-sized enterprises of the sort that make up the core of our customer base. It is currently not known whether and in what form the proposals will be adopted or what their effect on Rentenbank will be.

Liquidity and Other Regulatory Requirements

Bank liquidity levels are determined pursuant to Principle II. Under Principle II, we must maintain sufficient liquidity to meet our pending payment obligations.

At the end of each month, the FFSA evaluates whether the liquidity of each reporting bank is sufficient based on a liquidity figure (Liquiditätskennzahl). The liquidity figure represents the relation between the means of payment available in the first maturity period and the payment obligations which may arise during the same period. Liquidity is considered sufficient if the liquidity figure is not below 1.0. For liquidity obligations in the second to fourth bands, each bank must calculate its so-

called liquidity monitoring figures (Beobachtungskennzahlen). Banks must calculate their liquidity monitoring figures at the end of each month. These figures are filed with the appropriate regional office of the Deutsche Bundesbank, which then transmits them to the FFSA.

Under the Banking Act, a bank’s large credit (Großkredite) exposures to a single borrower or connected group of borrowers that equal or exceed 10% of the bank’s Regulatory Liable Capital are subject to a number of restrictions. These essentially consist of the following:
•	these exposures may not exceed in the aggregate eight times the bank’s Regulatory Liable Capital;
•	no single large exposure may exceed 25% of the bank’s Regulatory Liable Capital; and
•	no single large exposure to a bank’s unconsolidated affiliate may exceed 20% of the bank’s Regulatory Liable Capital.

The limitations on large credit exposures are applied on a risk-adjusted basis in a manner similar to the application of Principle I.

The limitations on large credit exposures also apply to a bank and all other companies that form a group with a bank (as discussed under “— Capital Adequacy Requirements” above), on a consolidated basis. To determine whether a group has a large exposure, the exposures by the members of the group to one borrower are fully consolidated and are measured against the consolidated Regulatory Liable Capital of the group. The consolidated limitation of large credit exposures only applies if an exposure of one member of the group is equal to or exceeds 5% of that member’s Regulatory Liable Capital.

Audits

Under German law, Rentenbank itself and its consolidated group must both be audited annually by a certified public accountant (Wirtschaftsprüfer) who is appointed by our advisory board with the consent of the Federal Ministry for Consumer Protection, Food and Agriculture and the Federal Ministry of Finance. The FFSA must be informed of and may reject this appointment. Under the Banking Act, a bank’s public accountant is required to inform the FFSA of any facts coming to his or her attention which give reason to deny or qualify the certification of the bank’s annual financial statements or materially adversely affect the financial position of the bank, as well as of any material breach by the bank’s management of the law or the bank’s articles of association.

The certified public accountant is required to prepare annually a detailed and comprehensive longform audit report, which is submitted to our management board and advisory board, the FFSA and the Deutsche Bundesbank. The contents of the report are prescribed in a regulation issued by the FFSA. In the report the certified public accountant must confirm that the bank has complied with, inter alia:
•	the regulatory reporting requirements;
•	the large credit exposures calculations;
•	the limitations on the extension of credit to related companies;
•	the Principles; and
•	regulations concerning the prudential granting of credit.

The audit report must also discuss in detail certain large or important credit exposures and confirm compliance with certain provisions of the Banking Act.

The FFSA also requires that the long-form audit report discuss and analyze the method by which the bank determines the risk of a change in interest rates. The audit report must match assets and liabilities bearing interest at fixed rates according to maturity and assets and liabilities bearing interest at floating rates according to interest periods. The audit report must also explain the effect of a change of interest rates on the unmatched portion of such assets and liabilities, respectively.

Reporting Requirements and FFSA Powers of Enforcement

To enable the FFSA and the Deutsche Bundesbank to monitor compliance with the Banking Act and other applicable legal requirements and to obtain information on the financial condition of the German banks, the FFSA and the Deutsche Bundesbank require the routine, periodic filing of information.

Each bank must file, annually, audited financial statements on a consolidated and unconsolidated basis and, monthly, balance sheet and statistical information and compliance statements regarding the risk-based capital adequacy rules. Each bank must file quarterly statements regarding loans of €1.5 million or more, including syndicated loans exceeding this amount regardless of the reporting bank’s share. In addition, each bank must notify the FFSA and the Deutsche Bundesbank immediately of certain organizational changes, certain acquisitions and dispositions and changes in equity investments, changes in the bank’s capitalization and changes in significant shareholdings in the bank.

To secure compliance with the Banking Act and the regulations issued thereunder, the FFSA and the Deutsche Bundesbank may require information and documents from a bank. The FFSA may also conduct investigations of a bank without having to give any particular reason. In addition, the FFSA can attend meetings of the bank’s supervisory board and may require such meetings to be convened. The FFSA also conducts audits of banks on a random basis as well as in special circumstances.

If a bank holds a significant interest in other domestic or foreign banks or other companies that form a group with the bank for German regulatory purposes, the bank must have access to information as to the capital and the large credit exposures of these other companies in order to comply with the requirements of the Banking Act (and regulations issued thereunder) with respect to risk-based capital adequacy and limitations on large credit exposures, including the requirements which provide for reporting on a consolidated basis. The Banking Act obliges German companies that are part of a group for German regulatory purposes to provide this information to the German parent bank and obliges the German parent bank to agree with foreign companies that are part of its group on the supply of appropriate information. If it is not possible for the parent bank to obtain from a company information necessary for the consolidation procedure, the book value of the investment in the company must be deducted when computing the Regulatory Liable Capital of the parent bank.

In the event that the FFSA discovers irregularities, it has a wide range of enforcement powers. The FFSA can challenge the qualifications of a bank’s management. If the Regulatory Liable Capital of a bank is not adequate, or if the liquidity requirements are not met and the bank has failed to remedy the deficiency within a period determined by the FFSA, the FFSA may prohibit or restrict the withdrawal of capital, the distribution of profits or the extension of credit. These prohibitions also apply to the parent bank of a group for bank regulatory purposes if the Regulatory Liable Capital of the members of the group does not meet the legal requirements. If the liquidity requirements are not met, the FFSA may also prohibit further investments in illiquid assets.

If a bank is in danger of defaulting on its obligations to creditors, the FFSA may take emergency measures to avert default. These measures may range from the issuance of instructions to the management of the bank to the revocation of the bank’s license and closing of the bank, the prohibition of payments and disposals of assets, the suspension of customer services, and the acceptance of payments other than in payment of debt owed to the bank.

Violations of the Banking Act may result in criminal and administrative penalties.

FINANCIAL SECTION

FINANCIAL STATEMENTS AND AUDITORS

The accounts of Rentenbank are prepared in accordance with German GAAP. See “Notes to Financial Statements”. German GAAP emphasizes the concepts of “a true and fair view” in the presentation of the statements to protect the interests of creditors. As a consequence, German GAAP permits credit institutions like Rentenbank to create general reserves which, in accordance with German law, are not disclosed. Under German GAAP applicable to Rentenbank, the presentation of borrowed funds in the Notes to the Financial Statements, were, up until 1997, based on initial maturities and divided borrowed funds into three maturity segments. In 1998, our balance sheet and profit and loss accounts were prepared for the first time in accordance with new regulations under the Bank and Financial Services Companies Accounting Regulations (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute). Under these new regulations, borrowed funds are broken down according to remaining terms and in four maturity segments.

Pursuant to section 7 of Rentenbank’s Statutes, the annual financial statements of Rentenbank are to be examined by a Wirtschaftsprüfer (certified public accountant) who is appointed by the advisory board with the consent of the Federal Ministry for Consumer Protection, Food and Agriculture and the Federal Ministry of Finance. The public accountant’s long-form audit report (Prüfungsbericht) serves as the basis for the audit of the General Accounting Office (Bundesrechnungshof).

Rentenbank’s external auditors are Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf.

The annual audit is conducted in accordance with German GAAP. In the case of a government-owned entity such as Rentenbank, the scope of the audit is extended to meet the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). Such Act requires that the audit and the resulting report be designed in such a way that enables the advisory board, the supervisory authority, and the General Accounting Office to form their own opinion and take action as and when required. One of the specific aspects to be covered by the extended audit and the audit report is the proper conduct of Rentenbank’s business by its management.

In accordance with § 340(h) of the German Commercial Code (HGB) foreign currency amounts were converted and valued on the balance sheet date. Where foreign currency was set up to hedge interest and interest currency swap transactions, they are valued as a single unit.

In 2002, Landwirtschaftliche Rentenbank once again drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main, and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main. In view of the fact that all other companies affiliated to the bank or group are immaterial in terms of the bank’s net worth, financial and earnings position and in the absence of any sustained investment intentions, their inclusion in the consolidated financial statements has been waived in accordance with § 296 of the German Commercial Code (HGB).

The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the bank. The method used for capital consolidation was the book value in accordance with § 301(1)1 of the German Commercial Code (HGB).

The date of the first inclusion of the subsidiary LR Beteiligungsgesellschaft mbH (“LRB”) in the consolidated accounts in 1993 was used for the transfer of asset values. As of December 31, 2002, LRB had total assets of € 234,9 million.

The date of the first inclusion of the subsidiary DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (“DSV”), in the consolidated accounts in 1998 was also used for the transfer of asset values. As of December 31, 2002, DSV had total assets of € 16.5 million.

The consolidation of LRB and DSV has produced a total difference on the liability side of € 23.8 million, which has the character of a reserve. In the consolidated accounts the net earnings brought forward of LRB are shown under “other reserves”.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN
GERMAN GAAP AND U.S. GAAP

The audited consolidated financial statements for the years ended December 31, 2002 and 2001 of Rentenbank have been prepared in accordance with German GAAP (see “Regulation and Supervision — Audits and Financial Statements”), which emphasize the concept of “prudence” in the presentation of the financial statements in order to protect the interest of creditors in general. Rentenbank’s consolidated financial statements included in this description differ in certain respects from financial statements prepared in accordance with the accounting and financial reporting practices followed in the United States and have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933.

The following is a summary of the principal features of German GAAP at December 31, 2002 and the date of this description:

1.	Receivables (loans) and liabilities are classified under German GAAP according to their original maturity or the period after which the obligor thereof may, or may be required to, repay in full such receivables or liabilities at the earliest after inception, rather than according to their remaining maturity as of the balance sheet date as under generally accepted accounting principles in the United States (“U.S. GAAP”). In contrast to U.S. GAAP, which divide receivables and liabilities into current assets and debt with a remaining maturity of up to one year and long-term assets and debt with a remaining maturity of one year or longer, German GAAP for credit institutions require that a bank divide receivables and liabilities on its balance sheet into short-term assets and debt that are either payable on demand, have an original maturity of less than four years or may be, or may be required to be, repaid in full in less than four years after inception and long-term assets and debt that have an original maturity of four years or longer and may be, or may be required to be, repaid in full at the earliest at or after four years after inception.

2.	Under German GAAP, assets are categorized as fixed assets (Anlagevermögen) or current assets (Umlaufvermögen). Fixed assets are assets deemed to be held for permanent use or investment and current assets are deemed not to be held for permanent use or investment. Fixed assets and current assets are valued differently. Current assets are valued individually based on a strict minimum value principle at the lower of historic cost (the original purchase price), book value or market value. Fixed assets are valued based upon a modified minimum value principle according to which the historic cost (the original purchase price) is only subject to an exceptional depreciation where a permanent impairment in value is anticipated. Once the value of an asset has been written down, its book value is permitted, but is not required, to be readjusted to the historic cost when the reasons for the write-down are no longer applicable. The book value of an asset, therefore, may be lower than both market value on the balance sheet date and historic cost.

Non-investment securities (current assets) are valued individually under the strict “minimum value principle”, that is, at the lower of historic cost (the original purchase price), book value or market value. Once the value of a security has been written down, its book value is permitted, but is not required, to be readjusted to the historic cost when the reason for the write-down is no longer applicable. The book value of a security, therefore, may be lower than both market value on the balance sheet date and historic cost.

Securities are defined in Section 7 of the Regulation on Accounting by Credit Institutions (Verordnung über die Rechnungslegung der Kreditinstitute); in the balance sheet they are disclosed under “Bonds and other interest- bearing securities” and “Shares and other non interest-bearing securities”. In disclosing income and expense, a distinction is made between securities held in trading portfolios (Handelsbestand) and those held as liquidity reserves in the liquidity portfolio

(Liquiditätsreserve) (securities which are neither treated as fixed assets nor held for trading purposes). In both cases the securities are carried as current assets and are valued, for each type of security separately, at the lower of moving average values and market value at the balance sheet date. Expenses and income from securities held as liquidity reserves can be stated net of the general banking risk reserves allowed by Section 340(f) of the German Commercial Code (Handelsgesetzbuch).

Equity investments (Beteiligungen) in non-affiliated and affiliated companies are valued at cost.

3.	German GAAP, unlike U.S. GAAP, permit credit institutions like Rentenbank to create loss risk provisions that, in accordance with German law, are not disclosed. Provisions for risks are dealt with as follows under German GAAP:

a)	The credit risk of the loan and securities portfolio is continuously assessed with respect to each individual exposure. Specific provisions are established in the loan portfolio and in the current asset securities portfolio held as liquidity reserve by writing down the book value of each such item according to its assessed risk (Einzelwertberichtigung). In addition, a general provision is established for risk that is not individually identifiable but is inherent in the loan portfolio (Pauschalwertberichtigung). Like specific provisions, general provisions are deducted from the assets reserved against and are therefore not shown separately on the balance sheet.

b)	Under German law (Section 340(f) of the German Commercial Code (Handelsgesetzbuch)), in order to create a general provision for risks inherent in a bank’s business, banks are permitted to record in the balance sheet certain receivables and non-investment securities at a lower value than would otherwise be required by specific valuation procedures (Vorsorge für allgemeine Bankrisiken). Moreover, with respect to presentation in the profit and loss account, banks are permitted to offset (without disclosure) profits from the sale of certain securities (in the so-called liquidity portfolio, see paragraph No. 2 above) and the revaluation of receivables (i.e., payments received on loans previously written-off or write-backs of risk provisions) against write-downs of the respective receivables and securities. Based on the foregoing, the bank discloses the net result from movements in risk provisions and management of the liquidity portfolio.

In addition to the aforementioned German GAAP, further details of the manner in which Rentenbank has applied German GAAP are set out in the Notes to the Financial Statements.

ACCOUNTANT’S REPORT

For the complete annual financial statements and the management report we have issued an unqualified Auditors’ Report according to § 322 HGB (“German Commercial Code”). The translation of the Auditors’ Report reads as follows:

Independent Auditors’ Report

We have audited the annual financial statements, together with the bookkeeping system, of the Landwirtschaftliche Rentenbank, Frankfurt am Main, as well as the consolidated financial statements and its report on the position of the Bank and the Group prepared by the Bank for the business year from 1 January 2002 to 31 December 2002. The preparation of these documents in accordance with German commercial law are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the report on the position of the Bank and the Group, based on our audit.

We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB (“German Commercial Code”) and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and the consolidated financial statements in accordance with German principles of proper accounting and in the report on the position of the Bank and the Group are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Bank and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the report on the position of the Bank and the Group are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual and the consolidated financial statements and the report on the position of the Bank and the Group. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of the Landwirtschaftliche Rentenbank, Frankfurt am Main, and the Group, respectively, in accordance with German principles of proper accounting. On the whole the report on the position of the Bank and the Group provides a suitable understanding of the Bank’s and the Group’s position and suitably presents the risks of future development.

Düsseldorf, 12 March 2003

Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft

Dr. Göttgens Wirtschaftsprüfer	Theileis Wirtschaftsprüfer

MANAGEMENT’S COMMENTS ON THE CONSOLIDATED FINANCIAL STATEMENTS

The Balance Sheet

Our total consolidated assets and our total consolidated liabilities and equity increased by 8.8% to €64.4 billion at December 31, 2002, as compared with €59.2 billion at December 31, 2001.

We extend credit both by making traditional loans and by purchasing the debt securities of German and other European Union banks. Consistent with these activities, loans and advances to banks, loans and advances to customers and bonds and other fixed-interest securities accounted for the large majority of our assets. These items amounted to €63.9 billion, or 99.2% of total assets, at December 31, 2002, as compared with €58.7 billion, or 99.2% of total assets, at December 31, 2001. The increase in these amounts at year-end reflected the increase lending activity in 2002.

Our most significant liabilities relate to the funding of these activities and are concentrated in liabilities to banks, liabilities to customers and debt securities. These liabilities totaled €61.7 billion, or 95.8% of total liabilities and equity, at December 31, 2002, as compared with €56.6 billion, or 95.7% of total liabilities and equity, at December 31, 2001. Our equity (subscribed capital, reserves and funds for general banking risks) increased from €1.2 billion at December 31, 2001 to €1.3 billion at December 31, 2002. Subscribed capital remained at €0.1 billion. The principal reserve and the guarantee reserve increased by €26.3 million reflecting the transfer of 2002 net income to these reserves.

The following tables set forth the key trends in our balance sheet, on a consolidated basis, at the dates indicated:

	December 31, 2002(1)	December 31, 2001(1)	Increase (Decrease) in 2002 Compared with 2001(1)

	(EUR in millions)		(%)
Assets
Cash reserves	11.4	0.1	11.3
Loans and advances to banks(2)(3)	46,673.2	41,600.8	12.2
Loans and advances to customers(2)(4)	1,643.4	2,370.9	(30.7)
Bonds and other fixed-interest securities(2)	15,610.6	14,762.5	5.7
Shares and other variable-yield securities	3.1	2.8	10.7
Investments and shares in affiliated enterprises	188.3	173.0	8.8
Trust assets	184.0	192.6	(4.5)
Public sector recovery claims	6.2	8.3	(25.3)
Tangible assets	8.4	7.9	6.3
Other assets	5.8	6.5	10.8
Deferred income	25.6	36.1	(29.1)

Total assets	64,360.0	59,161.5	8.8

(1)	Columns may not add due to rounding.
(2)	Includes accrued interest.
(3)	Includes amounts due from companies in which Rentenbank has investment holdings.
(4)	Includes amounts due from affiliated companies and from companies in which Rentenbank has investment holdings.

	December 31, 2002(1)	December 31, 2001(1)	Increase (Decrease) in 2002 Compared with 2001(1)

	(EUR in millions)		(%)
Liabilities and Equity
Liabilities to banks (2)(3)	17,856.4	16,775.1	6.4
Liabilities to customers(2)(4)	4,699.9	4,605.5	2.0
Debt securities(2)(5)	39,189.2	35,207.5	11.3
Trust liabilities	184.0	192.6	(4.5)
Other liabilities(6)	20.9	24.6	(15.0)
Deferred income	34.6	38.4	(9.9)
Accrued expenses	209.1	199.6	4.8
Subordinated liabilities	831.6	880.6	(5.6)
Funds covering general banking risks	625.0	555.0	12.6
Equity (subscribed capital and reserves)	709.3	682.6	3.9

Total	64,360.0	59,161.5	8.8

Memo Items:
Contingent liabilities(7)	89.9	92.5	(2.8)
Other liabilities(8)	1,963.6	402.4	388

(1)	Columns may not add due to rounding.
(2)	Include accrued interest.
(3)	Include liabilities to companies in which Rentenbank has investment holdings.
(4)	Include liabilities to companies in which Rentenbank has investment holdings and liabilities to affiliated companies.
(5)	Consists of bonds and notes.
(6)	Include other liabilities and Edmund Rehwinkel Foundation.
(7)	Consist of contingent liabilities resulting from discounted bills of exchange and liabilities resulting from guarantees and indemnity agreements.
(8)	This item consists entirely of irrevocable loan commitments made by Rentenbank.

Edmund Rehwinkel Foundation

Rentenbank established the Edmund Rehwinkel Foundation in 1974 for the purpose of further supporting agricultural development. The initial endowment fund included our donations and was raised by us. This fund sponsors research projects relating to agriculture from the proceeds of the endowment fund. The fund is not an independent entity, but a special trust fund that we administer. The nature of our liability is an obligation to provide ongoing funding to the foundation.

Volume of Credit

We extend credit both by making promotional loans and by purchasing debt securities of German and other European Union banks. Consequently, the growth in lending activity is reflected in the increase in loans and advances to banks, loans and advances to customers and the purchase of debt securities.

At December 31, 2002, loans and advances to banks amounted to €46.7 billion, of which €329.3 million was payable on demand, as compared with €41.6 billion at December 31, 2001, of which €361.5 million was payable on demand.

Loans and advances to customers decreased to €1.6 billion at December 31, 2002, from €2.4 billion at December 31, 2001. This does not represent a trend in our credit practices, but only the fact that certain short-term advances to customers happened to be outstanding on the balance sheet date.

The following table sets forth, on an unconsolidated basis, the trends in Rentenbank’s extensions of credit in 2002 and 2001.
	December 31, 2002	December 31, 2001	Increase (Decrease) in 2002 Compared to 2001

	(EUR in millions)		(%)
Standard promotional loans for agriculture in rural areas
Inside Germany	26,210	24,450	7.2
Outside Germany	13,769	11,901	15.7
Special loans for specific promotional purposes and assistance measures	6,894	6,214	10.9

Total traditional loans	46,873	42,565	10.1
Debt securities	15,594	14,732	5.9

Total extensions of credit	62,467	57,297	9.0

This table emphasizes two things. First, our traditional loan portfolio is increasingly composed of loans made in the European Union but outside Germany. Our standard promotional loans inside Germany increased by €1.8 billion, or 7.2 % to €26.2 billion at December 31, 2002, compared with €24.5 billion at December 31, 2001. By contrast, our standard promotional loans outside Germany increased by €1.9 billion, or 15.7%, to €13.8 billion at December 31, 2002, compared with €11.9 billion at December 31, 2001.

Second, our portfolio of debt securities increased by €862 million, or 5.9%, to €15.6 billion at December 31, 2002, compared with €14.7 billion at December 31, 2001. This reflects the increasing use of debt securities in the credit markets in which we operate. We increasingly extend credit, not by making traditional loans, but rather by purchasing the debt securities of German and other European Union banks. This general market-wide development is favorable to our borrowers, to us and other bank lenders because of the greater liquidity and fungibility of these securities.

Sources of Funds

Our principal source of funds for our loan and securities portfolios are interbank loans and issuances in the capital markets, both domestic and international, the participation in open market transactions with the European Central Bank, and secured and unsecured loans and other funding transactions with German and international institutional lenders.

Our most significant liabilities relate to these funding activities.

Liabilities to banks increased by €1.1 billion, or 6.5%, to €17.9 billion at December 31, 2002 from €16.8 billion at December 31, 2001 and liabilities to customers increased €0.1 billion, or 2.2%, to €4.7 billion at December 31, 2002 from €4.6 billion at December 31, 2001.

The increase in liabilities to banks and customers reflects our increasing use of the capital markets to fund our lending activities.

With respect to the domestic and international capital markets, the following table sets forth the trends in our sources of funds, on an unconsolidated basis and categorized by type of instrument, during 2002 and 2001.

	For the Year Ended December 31,
	2002	2001	Increase (Decrease) in 2002 Compared with 2001

	(EUR in millions)		(%)
Promissory notes	2,017.8	3,065.2	(34.2)
Registered bonds	7,849.9	7,512.6	4.5
Bearer bonds:
Secured	3,111.9	4,724.4	(34.1)
Unsecured	35,417.0	29,840.5	18.7

Total	48,396.6	45,142.7	7.2

At December 31, 2002, the total of Rentenbank’s outstanding borrowings amounted to €48.4 billion compared with €45.1 billion at December 31, 2001. This increase of 7.2% reflects primarily an increased use of the capital markets to fund growth in extensions of credit, particularly on a medium- and long-term basis and through our Euro Commercial Paper Program.

Our outstanding promissory notes decreased by €1.1 billion, or 34.2%, from €3.1 billion at December 31, 2001 to €2.0 billion at December 31, 2002. Promissory notes (Schuldscheindarlehen) are almost exclusively placed in Germany, and the decline in their use reflects our increasing use of the international, as opposed to the domestic, capital markets.

Our outstanding unsecured bearer bonds increased by €5.6 billion, or 18.7%, from €29.8 billion at December 31, 2001, to €35.4 billion at December 31, 2002. This strong growth also reflects our increasing use of the international capital markets including our Euro Commercial Paper Program with which we issued €15.2 billion and our Euro Medium-Term Note Program with which we raised the equivalent of €8.1 billion in 2002.

For a more detailed discussion of the types of instruments and programs we use in the domestic and international capital markets, see “Business — Sources of Funds” above.

Capital Adequacy

We are subject to the capital adequacy requirements established by the Federal Financial Supervisory Authority. See “Supervision and Regulation” above. The table below sets forth the components of our regulatory capital ratios and the components of these ratios on a consolidated basis at December 31, 2002, 2001 and 2000 as determined in accordance with the German Banking Act (Gesetz über das Kreditwesen).

	December 31,
	2002	2001	2000

	(EUR in millions)
Core capital	1,184	1,088	1,000
Total liable capital	1,872	1,782	1,661
Total risk-adjusted assets and off balance sheet items	13,143	11,841	9,845
Core capital ratio	9.0%	9.2%	10.2%
Solvency ratio	14.2%	15.1%	16.9%

Our equity capital is fixed by the governing law at €135 million. Our equity capital was accumulated during the ten year period following our establishment through payments by owners and lessees of certain lands permanently used for agricultural and forestry purposes, known as the land charge. The land charge was established pursuant to a law of May 11, 1949 (Gesetz über die Rentenbankgrundschuld) enacted simultaneously with our governing law. Contributors to Rentenbank’s equity capital through the land charge have no ownership rights in the bank.

In addition to capital contributed through the land charge, our governing law requires that we contribute a portion of our annual earnings to two reserve funds: the principal reserve fund and the guarantee reserve fund. In addition, pursuant to Section 340(g) of the German Commercial Code, our advisory board may allocate, on a discretionary basis, a portion of our annual profits and certain previously-established reserves to a fund covering general banking risks, which is Tier I capital and essentially functions as a reserve against potential future loan losses.

The principal reserve is part of our Tier I capital and is funded by mandatory annual contributions of 50 percent of Rentenbank’s annual profits after allocations to the guarantee reserve. At December 31, 2002, the principal reserve stood at €186.5 million. The guarantee reserve provides additional collateral for Rentenbank’s issuance of secured instruments. The advisory board decides on the annual allocation to the guarantee reserve and may allocate up to 50 percent of the bank’s annual profits to the guarantee reserve but the aggregate size of the guarantee reserve is limited to an amount equal to 5 percent of the face amount of all secured instruments outstanding.

We also have several other forms of liable capital. Liable capital consists principally of subordinated debt that qualifies as supplementary or Tier II capital for regulatory purposes. At December 31, 2002, our liable capital included €831.6 million of subordinated debt.

Profit and Loss Account

Rentenbank’s overall profit and loss account improved in 2002 compared to 2001. Net income increased to €35.0 million for the year ended December 31, 2002, compared with €34.0 million for the year ended December 31, 2001.

The following table sets forth Rentenbank’s consolidated profit and loss account for each of the years ended December 31, 2002 and 2001.
	For the Year Ended December 31,		Increase (Decrease) in 2002 Compared with 2001
	2002(1)	2001(1)

	(EUR in millions)		(%)
Interest income(2)	3,003.9	2,950.4	1.8
Interest expense	2,827.8	2,781.5	1.7

Net interest income	176.1	168.9	4.3
Other operating income(3)	5.2	2.3	126.1
Net commission expense	(0.6)	(0.3)	100.0
General administrative expenses	(33.8)	(34.2)	(1.2)
Depreciation and valuation adjustments on intangible and tangible assets	(2.8)	(2.5)	12.0
Other operating expenses	(1.1)	(3.0)	(63.3)

Extraordinary expenditure	0.0	0.0	0.0

Operating income (before risk provisions and valuation adjustments)	143.0	131.2	9.0
Risk provisions and valuation adjustments, net	(107.9)	(97.1)	11.1

Pre-tax income	35.1	34.1	2.9
Taxes(4)	(0.1)	(0.1)	0.0

Net income	35.0	34.0	2.9

(1)	Columns may not add due to rounding.
(2)	Includes interest income from lending operations, money market transactions, fixed interest securities and debt register claims and current income from shares and other variable-yield securities, investment holdings and shares in affiliated companies.
(3)	Includes net revenue from financial operations and other operating income.
(4)	Although Rentenbank is not subject to corporate tax, it is subject to real property and vehicle taxes. In addition, Rentenbank’s subsidiary LR Beteiligungsgesellschaft is subject to corporate and trade tax.

Net Interest Income

The following table sets forth the principal components of Rentenbank’s net interest income, on a consolidated basis, for the years ended December 31, 2002 and 2001:
	For the Year Ended December 31,		Increase (Decrease) in 2002 Compared with 2001
	2002	2001

	(EUR in millions)		(%)
Interest income:
Loans and advances to banks and customers	2,218.2	2,208.8	0.7
Debt securities	780.1	739.2	5.5
Dividends and other income	5.6	8.4	(33.3)

Total	3,003.9	2,950.4	1.8

Interest expense:
Liabilities to banks and customers	817.0	936.4	(12.8)
Debt securities	1,972.9	1,802.9	9.4
Subordinated liabilities	37.9	42.2	(10.0)

Total	2,827.8	2,781.5	1.7

Net interest income	176.1	168.9	4.3

Total interest income increased by €53.5 million or 1.8%, to €3,003.9 million for the year ended December 31, 2002, as compared with €2,950.4 million for the year ended December 31, 2001. Total interest expense increased by €46.3 million or 1.7%, to €2,827.8 million for the year ended December 2002, as compared with €2,781.5 million for the year ended December 31, 2001. Net interest income increased by €7.2 million, or 4.3%, to €176.1 million for the year ended December 31, 2002, as compared with €168.9 million for the year ended December 31, 2001.

Other Operating Income

Other operating income increased by €2.9 million, or 126.1%, to €5.2 million in 2002 from €2.3 million in 2001. Other operating income also includes rental income from real estate owned by Rentenbank, reversals of provisions, which increased in 2002 and some special income of the affiliated companies, which increased also in 2002.

Net Commission Expense

Net commission expense increased by €0.3 million to €0.6 in 2002 from €0.3 in 2001. We earn commission income from fees paid by banks, for which we arrange loans. Commission income decreased to €0.9 million in 2002 from €1.1 million in 2001. Our commission expense comes from fees we pay in connection with loans that other banks arrange for us. Our commission expense increased in 2002 by €0.1 million to €1.5 million compared with €1.4 million in 2001.

General Administrative Expenses

The following table sets forth, on a consolidated basis, the principal components of our general administrative expenses for the years ended December 31, 2002 and 2001.

	2002	2001	Change

	(EUR in millions)		(%)

Salaries and wages	13.7	13.4	2.2
Social security contributions and expenditures on pensions and support	9.7	9.9	(2.0)
Other administrative expenses	10.4	10.9	(4.6)

Total general administrative expenses	33.8	34.2	(1.2)

General administrative expenses decreased by €0.4 million, or 1.2%, to €33.8 million in 2002 from €34.2 million in 2001. The most significant component of this increase were costs for social security contributions and expenditure on pensions and welfare benefits and other administrative expenses.

Depreciation and Valuation Adjustments on Intangible and Tangible Assets

Depreciation and valuation adjustments on intangible and tangible assets increased by €0.2 million, or 8.0%, to €2.7 million in 2002 compared with €2.5 million in 2001.

Other Operating Expenses

Other operating expenses decreased by €1.9 million to €1.1 million in 2002 compared with €3.0 million in 2001, which is caused by a singular expense by an affiliated company in 2001.

Operating Income

For the reasons described above, operating income (before risk provisions and valuation adjustments) increased by €11.8 million, or 9.0%, to €143.0 million in 2002 compared with €131.2 million in 2001.

Net Risk Provisions and Valuation Adjustments

Net risk provisions and valuation adjustments increased by €10.8 million, or 11.1%, to €107.9 million in 2002 compared with €97.1 million in 2001. Net risk provisions include (a) depreciation and valuation adjustments on loans and certain securities as well as allocations to reserves for lending operations, allocations to the fund for general banking risks and income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets.

Several modifications have been made in the following translation of the financial statements in comparison to the German originals. The figures in the following financial statements have been rounded from the exact amounts into millions of euro. In the balance sheet and also in the consolidated balance sheet in item 4 under Assets and item 11 under Liabilities additional subtotals and further break downs have been included which are not to be found in the German originals. The list of the members of the Advisory Board (pages 16-19) referred to in the following translation of the notes is different from the composition of the Advisory Board at the time of our initial audit.

FINANCIAL STATEMENTS

Unconsolidated Balance Sheet

				As of December 31, 2002	As of December 31, 2001
				€ million	€ million
Assets
1.	Cash reserve
	a)		Cash in hand	0.4	0.1
	b)		Balances at central banks	11.0	0.0

				11.4	0.1
			including:
			At Deutsche Bundesbank
			€ 11.0 m (2001: € —.— m)
2.	Due from banks
	a)		On demand	329.2	361.5
	b)		Other claims	46,287.0	41,181.8

				46,616.2	41,543.3
3.	Due from customers
			including:
			Secured by mortgages on real estate
			€ —.— m (2001: € —.— m)
			Local government loans
			€ 1,420.5 m (2001: € 2,138.2 m)	1,824.6	2,537.7
4.	Bonds and other fixed-interest securities
	a)		Debentures and bonds
		aa)	From public issuers	589.1	658.7
		ab)	From other issuers	15,005.3	14,073.3

				15,594.4	14,732.0
			including:
			Eligible as collateral with Deutsche Bundesbank
			€ 12,825.8 m (2001: € 10,893.5 m)
	b)		Own bonds	16.2	30.5

	Nominal value € 16.2 m (2001: € 30.4 m)			15,610.6	14,762.5
5.	Shares and other variable-yield securities			0.5	0.2
6.	Investment holdings
			including:
			In banks
			€ —.— m (2001: € —.— m)
			In financial services companies
			€ —.— m (2001: € —.— m)	19.0	19.0

Unconsolidated Balance Sheet (continued)

			As of December 31, 2002	As of December 31, 2001
			€ million	€ million
7.	Shares in affiliated companies
		including:
		In banks
		€ —.— m (2001: € —.— m)
		In financial service companies
		€ —.— m (2001: € —.— m)	26.6	26.6
8.	Trust assets:
		including:
		Loans on a trust basis
		€ 184.0 m (2001: € 192.6 m)	184.0	192.6
9.	Compensation claims on the government including bonds arising from their conversion		6.2	8.2
10.	Tangible assets		8.4	8.0
11.	Other assets		0.2	2.1
12.	Deferred items
	a)	Relating to issuing and loan business	24.2	34.5
	b)	Others	1.4	1.5

			25.6	36.0

Total assets			64,333.3	59,136.3

Unconsolidated Balance Sheet (continued)

				As of December 31, 2002	As of December 31, 2001
				€ million	€ million
Liabilities
1.	Liabilities to banks
	a)	On demand		1,215.7	3,547.6
	b)	With agreed term or period of notice		16,640.7	13,227.5

				17,856.4	16,775.1
2.	Liabilities to customers
	Other liabilities
	a)	On demand		28.6	43.2
	b)	With agreed term or period of notice		4,679.0	4,571.1

				4,707.6	4,614.3
3.	Liabilities in certificate form
	Bonds issued			39,189.2	35,207.5
4.	Trust liabilities
		including:
		Loans on a trust basis
			€ 184.0 m (2001: € 192.6 m)	184.0	192.6
5.	Other liabilities			19.7	23.4
6.	Edmund Rehwinkel-Foundation			1.0	1.0
7.	Deferred items
	a)	Relating to issuing and loan business		5.4	7.4
	b)	Others		29.2	31.0

				34.6	38.4
8.	Provisions
	a)	Provisions for pensions and similar obligations		64.5	62.7
	b)	Taxation provisions		0.0	0.0
	c)	Other provisions		136.7	129.2

				201.2	191.9
9.	Subordinated liabilities			831.6	880.6
10.	Fund covering general banking risks			625.0	555.0
11.	Capital and reserves
	a)	Subscribed capital		135.0	135.0
	b)	Capital reserve		0.0	0.0
	c)	Revenue reserves
		ca)	Principal reserve as per § 2(2) of the Landwirtschaftliche Rentenbank Law	177.8	169.3
			Allocation from the surplus for the year	8.7	8.5

				186.5	177.8
		cb)	Guarantee reserve as per § 2(3) of the Landwirtschaftliche Rentenbank Law	335.2	318.2
			Allocation from the surplus for the year	17.5	17.0

				352.7	335.2
		cc)	Other reserves	0.0	0.0

	d)	Net profit for the year		8.8	8.5

				683.0	656.5

Total liabilities				64,333.33	59,136.3

Unconsolidated Balance Sheet (continued)

		As of December 31, 2002	As of December 31, 2001
		€ million	€ million
1.	Contingent liabilities
	Liabilities resulting from guarantees and indemnity agreements	89.9	92.5

2.	Other obligations
	Irrevocable loan commitments	1,972.5	409.7

Unconsolidated Profit and Loss Account

				For the year ended December 31, 2002	For the year ended December 31, 2001
				€ million	€ million
Expenses
1.	Interest expenses			2,828.0	2,781.8
2.	Commission expenses			1.5	1.3
3.	Net expenses from financial operations			0.0	0.0
4.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	13.7	13.4
		ab)	Social security contributions and expenses on pensions and welfare benefits	7.9	8.1

				21.6	21.5
			including:
			Pensions
			€ 6.0 m (2001: € 6.3 m)
	b)	Other administrative expenses		10.1	10.6

				31.7	32.1
5.	Depreciation and value adjustments on intangible and tangible assets			2.7	2.5
6.	Other operating expenses			1.5	1.6
7.	Expenses related to particular securities and loans
	a)	Depreciation and value adjustments on loans and particular securities as well as allocations to provisions for lending operations		38.1	30.0
	b)	Allocation to the fund covering general banking risks		70.0	70.0

				108.1	100.0
8.	Depreciation and value adjustments relating to investment holdings, shares in affiliated companies and securities treated as fixed assets			0.0	0.0
9.	Extraordinary expenses			0.0	0.0
10.	Taxes on income and earnings			0.0	0.1
11.	Other taxes unless reported under item 6			0.1	0.1
12.	Net income for the year			35.0	34.0

Total expenses				3,008.6	2,953.5

1.	Net income for the year			35.0	34.0
2.	Allocation to revenue reserves
	a)	To the principle reserve as per § 2(2) of the Landwirtschaftliche Rentenbank Law		8.7	8.5
	b)	To the guarantee reserve as per § 2(3) of the Landwirtschaftliche Rentenbank Law		17.6	17.0
	c)	To other revenue reserves		0.0	0.0

				26.3	25.5
3.	Net profit for the year			8.7	8.5

Unconsolidated Profit and Loss Account (continued)

			For the year ended December 31, 2002	For the year ended December 31, 2001
			€ million	€ million
Income
1.	Interest income from
	a)	Lending and money market operations	2,224.3	2,210.3
	b)	Fixed-interest securities and Debt Register claims	780.2	739.2

			3,004.5	2,949.5
2.	Current income from
	a)	Shares and variable-yield securities	0.1	0.0
	b)	Investment holdings	0.9	1.2
	c)	Shares in affiliated companies	0.0	0.0

			1.0	1.2
3.	Commission income		0.9	1.1
4.	Net revenue from financial operations		0.0	0.0
5.	Income from write-ups on loans and particular securities and from write-backs of provisions for lending operations		0.0	0.0
6.	Income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets		0.0	0.0
7.	Other operating income		2.2	1.7
8.	Extraordinary income		0.0	0.0

Total income			3,008.6	2,953.5

Consolidated Balance Sheet

				As of December 31, 2002	As of December 31, 2001
				€ million	€ million
Assets
1.	Cash reserve
	a)		Cash in hand	0.4	0.1
	b)		Balances at central banks	11.0	0.0

				11.4	0.1
			including:
			At Deutsche Bundesbank
			€ 11.0 m (2001: € —.— m)
2.	Due from banks
	a)		On demand	329.2	361.5
	b)		Other claims	46,344.0	41,239.3

				46,673.2	41,600.8
3.	Due from customers
			including:
			Secured by mortgages on real estate
			€ —.— m (2001: € —.— m)
			Local government loans
			€ 1,420.5 m (2001: 2,138.2 m)	1,643.4	2,370.9
4.	Bonds and other fixed-interest securities
	a)		Debentures and bonds
		aa)	From public issuers	589.1	658.7
		ab)	From other issuers	15,005.3	14,073.3

				15,594.4	14,732.0
			including:
			Eligible as collateral with Deutsche Bundesbank
			€ 12,825.8 m (2001: € 10,893.5 m)
	b)		Own bonds	16.2	30.5

			Nominal value
			€ 16.2 m (2001: € 30.4 m)	15,610.6	14,762.5

5.	Shares and other variable-yield securities			3.1	2.8
6.	Investment holdings
			including:
			In banks
			€ 164.3 m (2001: € 148.1 m)
	In financial services companies
			€ —.— m (2001: € —.— m)	185.4	170.1
7.	Shares in affiliated companies
			including:
			In banks
			€ —.— m (2001: € —.— m)
			In financial services companies
			€ —.— m (2001: € —.— m)	2.9	2.9

Consolidated Balance Sheet (continued)

			As of December 31, 2002	As of December 31, 2001
			€ million	€ million
8.	Trust assets
		including:
		Loans on a trust basis
		€ 184.0 m (2001: € 192.6 m)	184.0	192.6
9.	Compensation claims on the government including bonds arising from their conversion		6.2	8.2
10.	Tangible assets		8.4	8.0
11.	Other assets		5.8	6.5
12.	Deferred items
	a)	Relating to issuing and loan business	24.2	34.5
	b)	Others	1.4	1.6

			25.6	36.1

Total assets			64,360.0	59,161.5

Consolidated Balance Sheet (continued)

				As of December 31, 2002	As of December 31, 2001
				€ million	€ million
Liabilities
1.	Liabilities to banks
	a)	On demand		1,215.7	3,547.6
	b)	With agreed term or period of notice		16,640.7	13,227.5

				17,856.4	16,775.1
2.	Liabilities to customers
	Other liabilities
	a)	On demand		19.1	34.4
	b)	With agreed term or period of notice		4,680.8	4,571.1

				4,699.9	4,605.5
3.	Liabilities in certificate form
	Bonds issued			39,189.2	35,207.5
4.	Trust liabilities
	including:
	Loans on a trust basis
		€ 184.0 m (2001: € 192.6 m)		184.0	192.6
5.	Other liabilities			19.9	23.6
6.	Edmund Rehwinkel-Foundation			1.0	1.0
7.	Deferred items
	a)	Relating to issuing and loan business		5.4	7.4
	b)	Others		29.2	31.0

				34.6	38.4
8.	Provisions
	a)	Provisions for pensions and similar obligations		71.0	69.2
	b)	Taxation provisions		0.0	0.0
	c)	Other provisions		138.0	130.4

				209.0	199.6
9.	Subordinated liabilities			831.6	880.6
10.	Fund covering general banking risks			625.0	555.0
11.	Capital and reserves
	a)	Subscribed capital		135.0	135.0
	b)	Capital reserve		0.0	0.0
	c)	Revenue reserves
		ca)	Principal reserve as per § 2(2) of the Landwirtschaftliche Rentenbank Law	177.8	169.3
			Allocation from the surplus for the year	8.7	8.5

				186.5	177.8
		cb)	Guarantee reserve as per § 2(3) of the Landwirtschaftliche Rentenbank Law	335.2	318.2
			Allocation from the surplus for the year	17.5	17.0

				352.7	335.2
		cc)	Other reserves	2.5	2.3
	d)	Differences from capital consolidation		23.9	23.8
	e)	Net profit for the year		8.8	8.5

				709.4	682.6

Total liabilities				64,360.0	59,161.5

1.	Contingent liabilities
	Liabilities resulting from guarantees and indemnity agreements			89.9	92.5
2.	Other obligations
	Irrevocable loan commitments			1,963.6	402.4

Consolidated Balance Sheet (continued)

				For the year ended December 31, 2002	For the year ended December 31, 2001
				€ million	€ million
Expenses
1.	Interest expenses			2,827.8	2,781.5
2.	Commission expenses			1.5	1.3
3.	Net expenses from financial operations			0.0	0.0
4.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	13.7	13.4
		ab)	Social security contributions and expenses on pensions and welfare benefits	9.7	9.9

				23.4	23.3
		including:
		Pensions
		€ 7.8 m (2001: € 7.2 m)
	b)	Other administrative expenses		10.4	10.9

				33.8	34.2
5.	Depreciation and value adjustments on intangible and tangible assets			2.7	2.5
6.	Other operating expenses			1.2	3.0
7.	Expenses related to particular securities and loans
	a)	Depreciation and value adjustments on loans and particular securities as well as allocations to provisions for lending operations		37.9	27.0
	b)	Allocation to the fund covering general banking risks		70.0	70.0

				107.9	97.0
8.	Depreciation and value adjustments relating to investment holdings, shares in affiliated companies and securities treated as fixed assets			0.0	0.0
9.	Extraordinary expenses			0.0	0.0
10.	Taxes on income and earnings			0.0	0.1
11.	Other taxes unless reported under item 6			0.1	0.1
12.	Net income for the year			35.0	34.0

Total expenses				3,010.0	2,953.7

Consolidated Balance Sheet (continued)

			For the year ended December 31, 2002	For the year ended December 31, 2001
			€ million	€ million
Income
1.	Interest income from
	a)	Lending and money market operations	2,218.2	2,202.8
	b)	Fixed-interest securities and Debt Register claims	780.2	739.2

			2,998.4	2,942.0
2.	Current income from
	a)	Shares and variable-yield securities	1.0	1.0
	b)	Investment holdings	4.5	7.3
	c)	Shares in affiliated companies	0.0	0.0

			5.5	8.3
3.	Commission income		0.9	1.1
4.	Net revenue from financial operations		0.0	0.0
5.	Income from write-ups on loans and particular securities and from write-backs of provisions for lending operations		0.0	0.0
6.	Income from write-ups on investment holdings, shares in affiliated companies and securities treated as fixed assets		0.0	0.0
7.	Other operating income		5.2	2.3
8.	Extraordinary income		0.0	0.0

Total income			3,010.0	2,953.7

NOTES TO FINANCIAL STATEMENTS

Accounting and Valuation Methods

Both the annual accounts and consolidated accounts of Landwirtschaftliche Rentenbank have been prepared in accordance with the legal guidelines for bank balance sheets and the bank and financial services companies accounting regulations (RechKredV) effective from 11 December 1998.

The balance sheet and the profit and loss account have been adapted to the RechKredV and to the forms.

The valuation of asset and debit items follows the rules contained in §§ 252ff and 340(e) of the German Commercial Code (HGB).

Securities were valued in strict accordance with the lower of cost or market value principle.

Off-balance sheet financial instruments, used as hedging for balance-sheet items, are treated like secured transactions (with the necessary documentation) for the purposes of valuation.

Zero bonds were valued at their issue price plus pro rata interest based on the issue yield.

Investments in subsidiaries and affiliated companies are stated at their acquisition price, where required less write-downs.

Fixed assets were depreciated according to their expected useful life on a straight-line basis in accordance with commercial law.

Liabilities were valued with the repayment sum or the nominal amount of the debt. Agio and disagio were marked down pro rata temporis.

Pension provisions have been valued as previously, using an assumed annual rate of interest of 3.5%. The valuation of pension provisions has been based on the new legal tables drawn up in 1998 by Dr. K. Heubeck. Additional provisions have been included for anniversary bonuses and for early retirement in accordance with collective agreements.

Provisions for the bank’s own special loan programs cover the interest subsidy for the whole contracted term in its entirety.

Adequate provisions were taken for all discernible credit risks. A general credit risk provision was also deducted from the assets concerned.

In accordance with § 340(h) of the German Commercial Code (HGB) foreign currency amounts were converted and valued on the balance sheet date. Where hedge transactions were used for foreign currency amounts the items are valued as single valuation units.

In 2002, Landwirtschaftliche Rentenbank drew up consolidated accounts with LR Beteiligungsgesellschaft mbH, Frankfurt am Main (LRB) and DSV Silo- und Verwaltungsgesellschaft mbH, Frankfurt am Main (DSV). In view of the fact that all other companies affiliated to the bank or group are immaterial in terms of the bank’s net worth, financial position and profitability, their inclusion has been waived in accordance with § 296 of the German Commercial Code (HGB).

The consolidated accounts were drawn up uniformly in accordance with the accounting and valuation methods authorized for the bank. The method used for capital consolidation was as hitherto the book value in accordance with § 301 (1) 1 of the German Commercial Code (HGB).

The capital consolidation of LRB is based on the asset value at the time the subsidiary has been first included in the consolidated accounts in 1993. On 31 December 2002 LRB reached total assets of € 234.9 m.

The capital consolidation of DSV was in principle based on the asset value at the time of this subsidiary has been first included in the consolidated accounts in 1998. The capital consolidation of the remaining shares of the DSV was based on the asset value at 31 December 2000, the ultimo of the month of purchase. On 31 December 2002 DSV reached total assets of € 16.5 m.

The consolidation of LRB and DSV (without the purchase of shares in 2000) has produced a total difference on the liability side of € 23.8 m, which has the character of a reserve. The purchase of the residual shares of DSV in 2000 has produced a total difference on the asset side of € 42.8 thou which was set off against the other reserves. In the consolidated accounts the profit carried forward of LR Beteiligungsgesellschaft mbH and of DSV Silo- und Verwaltungsgesellschaft mbH is shown under other reserves.

Notes on the Balance Sheet and Consolidated Balance Sheet

The notes and explanations on individual items were drawn up in the order they appear in the balance sheet. Balance-sheet items show no pro rata interest.

Asset items in the balance sheet			Bank 2002	Bank 2001	Group 2002	Group 2001
			€ million	€ million	€ million	€ million

Item 2:	Due from banks
	This item includes:
	Due from companies in which the Bank has investment holdings		—	—	1,103	1,202
	Subheading b) - other claims - includes subordinated loans		3	3	3	3
	Subheading b) - other claims - is divided according to the remaining time to maturity:
	—	Up to three months	7,986	7,144	7,986	7,144
	—	Longer than three months up to one year	12,390	9,244	12,390	9,244
	—	Longer than one year up to five years	14,291	12,676	14,319	12,705
	—	Longer than five years	10,541	11,128	10,570	11,156
Item 3:	Due from customers
	This item includes:
	Due from affiliated companies		179	164	—	—
	Due from companies in which the Bank has investment holdings		17	15	61	62
	This item is divided according to the remaining time to maturity:
	—	Up to three months	1,386	2,070	1,369	2,067
	—	Longer than three months up to one year	28	39	28	39
	—	Longer than one year up to five years	83	88	83	88
	—	Longer than five years	168	176	4	12
Item 4:	Bonds and other fixed-interest securities
	This item includes:
	The securities in this item eligible for stock exchange listing are:
	—	Listed securities	15,118	14,210	15,118	14,210
	—	Unlisted securities	242	430	242	430
	Additionally this item includes amounts which will be due in the year following the balance sheet date:
	a) Money market instruments
	From other issuers		—	—	—	—
	b) Bonds and other fixed-interest securities
	From public issuers		26	31	26	31
	From other issuers		1,451	1,799	1,451	1,799
	In accordance with § 10 (2b) 7 in conjunction with (4a) and (4c) of the German Banking Law (KWG), the bank has proved not realized reserves in the amount of € 9 m (2001: € 11 m) and for the group € 32 m (2001: € 101 m) as liable capital.
Item 5:	Shares and other variable-yield securities:
	Securities qualifying for a stock exchange listing:
	—	Listed	1	—	1	—
Item 6:	Holdings
	Holdings in certificate form qualifying for a stock exchange listing:
	—	Listed	18	18	18	18
Item 8:	Trust assets
	This item includes:
	—	Special-Purpose Fund	103	102	103	102
	—	Due from banks	81	91	81	91
Item 10:	Tangible fixed assets
	The land and buildings used by the bank were written down to a residual value of € 5 (2001: € 5 m). The amounts shown under this heading (€ 3 m in 2002 and € 3 m in 2001) are to be allocated to equipment, furniture and fittings.
Item 11:	Other assets
	This item includes:
	—	Due interest coupons	—	2	—	2
	—	Tax refunds	—	—	4	3
	—	Dividend claims	—	—	1	1
	Assets denominated in foreign currencies		2,950	3,478	2,950	3,478

Fixed Asset Summary - Bank

Fixed assets € million	Acqui- sition costs	Additions	Disposals	Cumulative depreciation	Balance sheet value 31.12. 2002	Balance sheet value 31.12. 2001	Depreciation 2002
Tangible assets	21	3	1	15	8	8	3
Investment holdings	19	—	—	—	19	19	—
Holdings in affiliated companies	27	—	—	—	27	27	—
Total	67	3	1	15	54	54	3

Fixed Asset Summary - Group

Fixed assets € million	Acqui- sition costs	Additions	Disposals	Cumulative depreciation	Balance sheet value 31.12. 2002	Balance sheet value 31.12. 2001	Depreciation 2002
Tangible assets	21	3	1	15	8	8	3
Investment holdings	183	16	1	13	185	170	—
Holdings in affiliated companies	4	—	—	1	3	3	—
Total	208	19	2	29	196	181	3

We made use of the transitional ruling in accordance with Section 31 (6) EGHGB.

Liability items in the balance sheet			Bank 2002	Bank 2001	Group 2002	Group 2001
			€ million	€ million	€ million	€ million
Item 1:	Liabilities to banks
	This item includes:
	Liabilities to companies in which the bank has investment holdings		—	—	762	886
	Subheading b) - with agreed term or period of notice - is divided according to the remaining time to maturity:
	—	Up to three months	9,248	5,393	9,248	5,393
	—	Longer than three months up to one year	2,271	2,128	2,271	2,128
	—	Longer than one year up to five years	2,326	2,728	2,326	2,728
	—	Longer than five years	2,163	2,474	2,163	2,474
	Securities worth a total value of nominal € 12,349 m (2001: € 10,275 m) have been deposited at the Bundesbank for refinancing purposes.
	As a part of market operations of the ECB securities at
	a volume of € 3,483 m were credited at the branch office of the German Bundesbank in Frankfurt am Main at the end of 2002 (2001: € 4,385 m only bank).
	No loans were utilized from Bundesbank at the balance sheet day (2001: € 63 m).
Item 2:	Liabilities to customers
	This item includes:
	—	Liabilities to companies in which the bank has investment holdings	—	—	163	166
	—	Liabilities to affiliated companies	16	16	—	—
	Subheading b) - with agreed term or period of notice - is divided according to the remaining time to maturity:
	—	Up to three months	100	75	100	75
	—	Longer than three months up to one year	385	232	385	232
	—	Longer than one year up to five years	2,253	2,466	2,254	2,466
	—	Longer than five years	1,767	1,624	1,767	1,624
Item 3:	Liabilities in certificate form
	This item includes:
	—	Liabilities in certificate form to affiliated companies	—	1	—	—
	Additionally in this item the following amount is included which will be due in the year following the balance sheet date		9,314	9,610	9,314	9,610
Item 4:	Trust Liabilities
	This item includes:
	—	Special-Purpose Fund	103	102	103	102
	—	Liabilities to customers	81	91	81	91
Item 5:	Other Liabilities
	This item includes:
	—	Pro rata interest (before hedging) for subordinated liabilities	18	21	18	21
Item 9:	Subordinated Liabilities
	The net outlay after hedging for subordinated liabilities of € 832 m (2001: € 881 m) was € 11 m (2001: € 14 m). Four tranches (€ 77 m) of the subordinated liabilities were issued as note loans and the remaining as bearer securities with global certificates. The liabilities were mainly issued in foreign currencies, predominantly in yen, smaller amounts in euro. The rate of interest of these papers (before hedging) ranges between 2.02% p.a. and 8.13% p.a. The financing conditions fulfil the requirements of § 10 (5a) of the German Banking Law (KWG). Premature repayment is not possible. The first maturity of the individual sections is scheduled for 17.01.2005 and the last for 30.09.2022. A bond for the amount of JPY 15 bn, that is € 99 m after hedging, due on the 09.06.2010 with an expenditure rate of around 2.4% (before hedging) makes up a part of 12% of the total amount of subordinated liabilities. Premature repayment is not possible. The conditions of this subordinated liability fulfil all the requirements of § 10 (5a) of the KWG. A possible conversion is excluded.
	Debts denominated in foreign currency		20,989	17,936	20,989	17,936

Liabilities below the line			Bank 2002	Bank 2001	Group 2002	Group 2001
			€ million	€ million	€ million	€ million
Item 1:	Contingent liabilities
	—	Deficiency guarantees	11	12	11	12
	—	Bailment of security furnishments	79	80	79	80
Item 2:	Other liabilities
	The decrease of irrevocable loan commitments predominantly is due to commitments in money market business with banks
	Computation of cover
	Liabilities for which mandatory cover must be provided are:
	—	Bearer securities	3,112	4,724	3,112	4,724
	—	Registered securities	7,850	7,499	7,850	7,499
	The following assets are allocated to cover bonds issued:
	—	Due from banks	16,912	15,337	16,912	15,337
	—	Due from customers	39	44	39	44
	On the balance sheet date in the trustee blocked security deposit there were around € 175 m of cover securities, which under § 13 (2) of the Landwirtschaftliche Rentenbank Law should be assigned to the cover register.

Explanatory notes on the profit and loss account

Income

Breakdown by geographical markets		Bank		Group
		Germany	Europe/ OECD	Germany	Europe/ OECD
		€ million	€ million	€ million	€ million
Interest Income	2002	1,844	1,160	1,838	1,160
	2001	1,917	1,033	1,909	1,033

Current income from investment holdings	2002	1	—	5	—
	2001	1	—	7	—

Current income from shares and variable-yield securities	2002	—	—	1	—
	2001	—	—	1	—

Commission income	2002	1	—	1	—
	2001	1	—	1	—

Other operating income	2002	2	—	5	—
	2001	2	—	2	—

			Bank 2002	Bank 2001	Group 2002	Group 2001
			€ million	€ million	€ million	€ million
Item 7:	Other operating income
	The main components included in this item are:
	—	Rental income from the bank’s own buildings	1	1	1	1
	—	Profits from the sale of investment holdings	—	—	2	—

Expenses

The items for interest expenses, commission expenses, general administrative expenses and other operating expenses include no material amounts relating to prior years.

SUPPLEMENTARY INFORMATION

Information on market risk-related transactions

In the group derivative business is transacted exclusively to hedge balance sheet positions. The volume of this business is limited through position, counter-party and product-related limits and is constantly monitored within the framework of our risk management system.

Derivative transactions - volumes -

€ million		Nominal value		Loan equivalent amount

		31.12.2002	31.12.2001	31.12.2002

Interest rate risks
Interest rate swaps		138,019	84,101	1,891
Of this: claims of redemption and conversion embedded in swaps		1,044	—	—
Forward rate agreements		—	250	—
Swaptions
—	Purchases	—	480	—
—	Sales	636	563	—
Caps		102	102	1
Other interest forward transactions		17	21	3

Interest rate risk total		138,774	85,517	1,895

Currency risks
Currency swaps/cross currency swaps		18,498	16,559	3,157
Of this: currency options embedded in swaps		198	—	—
Currency options
—	Purchases	—	1,160	—
—	Sales	—	1,160	—
Currency futures		3,097	2,193	62

Currency risk total		21,595	21,072	3,219

Stock and other price risks
Stock-index swaps		812	303	62
Of this: stock options embedded in swaps		376	—	28
Stock options:
—	Purchases	—	927	—
—	Sales	—	927	—

Stock and other price risks total		812	2,157	62

Interest rate, currency, stock and other price risks		161,181	108,746	5,176

Derivative transactions - breakdown by maturities-

Nominal value (€ million)		Interest rate risk December 31,		Currency risk December 31,		Stock and other price risks December 31,
		2002	2001	2002	2001	2002	2001
Remaining time to maturity
—	Up to one year	104,138	56,640	6,578	5,341	130	—
—	Up to five years	21,811	15,610	11,975	11,467	682	2,103
—	Longer than five years	12,825	13,267	3,042	4,265	—	54

Total		138,774	85,517	21,595	21,073	812	2,157

Derivative transactions - breakdown by counter-parties- *)

	Nominal value December 31,		Loan equivalent amount December 31,
€ million	2002	2001	2002
OECD banks	147,702	91,537	4,164
Other counter-parties	12,827	12,083	1,009

Total	160,529	103,620	5,173

(*)	exclusively Principle I (Grundsatz I) relevant transactions

Forward transactions, particularly those in foreign currencies, not yet completed by the balance sheet date, were concluded to cover market price risk.

The description of derivatives in comparison to the previous year has been shown in a way suitable for Principle I (Grundsatz I). The embedded claims have been reported not as standalone positions but as sub-positions referring to reporting-relevant derivative transactions.

Commitments for pending transactions at the year’s end comprise currency futures, interest-rate and currency swaps, interest-rate forward contracts, option transactions as well as interest caps.

Miscellaneous

During the 2002 financial year, the total remuneration of the Board of Managing Directors amounted to € 1,665 thou (2001: € 1,544 thou), the remuneration of the Advisory Board to € 308 thou (2001: € 280 thou) and the remuneration of the general managers of the consolidated companies € 25 thou (2001: € 25 thou).

As at 31 December 2002, there were provisions totaling € 3,800 thou (2001: € 3,834 thou) to meet pension commitments to former members of the Board of Managing Directors and their surviving dependants. Current benefit payments amount to € 411 thou (2001: € 400 thou).

The members of the Board of Managing Directors borrowed loans of € 0 thou during 2002 (2001: € 3 thou).

Average number of employees for the year without members of the Board of Managing Directors (identical for both bank and group):

	2002			2001
	Male	Female	Total	Male	Female	Total
Full-time employees	106	78	184	104	78	182
Part-time employees	1	13	14	—	13	13

Total	107	91	198	104	91	195

Substantial shareholdings as defined by § 285 (11) of the German Commercial Code (HGB):

	Capital resources € million 2001		Percentage share of capital %	Results € million 2001
Deutsche Bauernsiedlung - Deutsche Gesellschaft für
Landentwicklung (DGL) GmbH, Frankfurt am Main (in liquidation)	9.8		25.1	0.1
DSV Silo - und Verwaltungsgesellschaft mbH,
Frankfurt am Main	9.0	(1)	100.0	0.6	(1)
LR Beteiligungsgesellschaft mbH, Frankfurt am Main	50.5	(1)	100.0	0.0	((1)
VK Mühlen AG, Hamburg	70.9		22.7	5.9

(1)	2002

The listing of further companies according to § 285 (11) of the German Commercial Code (HGB) we have waived according to § 286 (3) 1 of the German Commercial Code (HGB) as they are of minor significance for the net worth, financial and earnings position of the bank.

For the same reason we have waived an equity consolidation of investment holdings according to § 311 (2) of the German Commercial Code (HGB).

In addition the group holds participations in the following large incorporated enterprises, which exceed five percent of the voting rights (Statement under § 340a (4) 2 of the German Commercial Code (HGB)):

NFZ Norddeutsche Fleischzentrale GmbH, Hamburg.

The following table shows mandates for the legal constitution of the supervisory committees of large incorporated enterprises (§ 267 (3) German Commercial Code (HGB)) held by legal representatives or other members of staff, under § 340a (4) 1 German Commercial Code (HGB):

Karl-Ingo Bruns
VK Mühlen AG, Hamburg (Chairman of the Supervisory Board)
NFZ Norddeutsche Fleischzentrale GmbH, Hamburg (Chairman of the Supervisory Board)
Wüstenrot Bank AG, Ludwigsburg (Member of the Supervisory Board)

Hans Jürgen Ploog VR-Leasing AG, Eschborn (Member of the Supervisory Board)

Dr. h.c. Uwe Zimpelmann DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (Member of the Supervisory Board) Lohmann & Co. AG, Rechterfeld (Chairman of the Supervisory Board)

The members of the Board of Managing Directors, of the Advisory Board, of the General Meeting and the Commissioner and the Trustee for the 2002 financial year are to be found on pages 16-19.

General Managers of the LR Beteiligungsgesellschaft mbH and DSV Silo- und Verwaltungsgesellschaft mbH:

Christian von Stralendorff Hans Erich Waßmuth

Frankfurt am Main, March 2003	LANDWIRTSCHAFTLICHE RENTENBANK The Board of Managing Directors

Bruns Ploog Dr. h.c. Zimpelmann

SUPPLEMENTARY INFORMATION ON FUNDED DEBT OF RENTENBANK(1)

Funded Debt Outstanding
	Interest Rate	Year of Incurrence	Maturity	Principal Amount Outstanding at December 31, 2002
				(€ in millions)
1. Promissory Notes
(Schuldscheindarlehen)	0% - 10.00%	1992 - 2002	2003 - 2014	2,018

2. Registered Bonds
(Namensschuldverschreibungen)	2.941% - 7.95%	1973 - 2002	2003 - 2014	7,850

3. Bearer Bonds
Secured	2.50% - 7.823%	1993 - 2002	2003 - 2009	3,112
Unsecured	0% - 15.50%	1993 - 2002	2003 - 2049	35,417

Total funded debt				48,397

(1)	Includes all debt with initial maturities of more than one year.
(2)	Rentenbank’s funded debt includes the following debt in foreign currencies:

Currency	Principal Amount Outstanding at December 31, 2002
(€ in millions)
Australian dollar	591
Canadian dollar	235
Danish kroner	120
Hong Kong dollar	56
Japanese Yen	2,455
New Zealand dollar	47
Norwegian kroner	128
Pound sterling	1,096
Swiss francs	839
U.S. dollar	16,177
South African Rand	5

21,749

Repayment Schedule for Funded Debt

(€ in millions)	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	After 2012	Total
1. Promissory Notes:
(Schuldscheindarlehen)	656	447	326	203	100	54	43	75	59	—	55	2,018

2. Registered Bonds
(Namensschuldverschreibungen)	875	1,037	721	899	761	1,056	1,017	524	328	368	264	7,850

3. Bearer Bonds
Secured	380	282	207	726	121	86	1,310	—	—	—	—	3,112
Unsecured	9,361	3,548	7,260	4,242	6,038	322	1,869	471	212	430	1,664	35,417

Total	11,272	5,314	8,514	6,070	7,020	1,518	4,239	1,070	599	798	1,983	48,397

THE FEDERAL REPUBLIC OF GERMANY

GENERAL

Area, Location and Population

The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.2 million in 2000. Approximately 15% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Dusseldorf and Bremen.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2002, Tables 3.1, 3.4 and 3.6)

Government

The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 Federal States (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 603 members and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.

General elections for the Bundestag are held every four years. The last general election was held on September 22, 2002, and the next general election will be held in 2006. A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag and cannot be removed from office during his or her four-year term unless the Bundestag has agreed on a successor.

Political Parties

The political parties currently represented in the Bundestag are the Social Democrats (SPD), the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Bündnis 90/Grüne and the Free Democrats (FDP). In addition, two candidates of the Party of Democratic Socialism (PDS) were elected into the new parliament via direct constituency seats.

Since 1949, the Federal Republic has been governed by seven Chancellors over 15 electoral periods. After a decade and a half of a coalition government made up of the CDU, CSU and the FDP, the general elections in 1998 resulted in a victory for a coalition between the SPD and the Bündnis 90/Grüne. This coalition was confirmed in the last general elections held on September 22, 2002. The current Federal Government was formed in October 2002 and, as in the previous electoral period, is led by Chancellor Gerhard Schröder of the SPD.

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The following table shows the results of the five most recent general elections to the Bundestag.

	2002 Elections		1998 Elections		1994 Elections		1990 Elections(1)		1987 Elections(2)
	% of Votes	Seats	% of Votes	Seats	% of Votes	Seats	% of Votes	Seats	% of Votes	Seats
SPD	38.5	251	40.9	298	36.4	252	33.5	239	37.0	186
CDU/CSU	38.5	248	35.1	245	41.4	294	43.8	319	44.3	223
Bündnis 90/Grüne(3)	8.6	55	6.7	47	7.3	49	5.0	8	8.3	42
FDP	7.4	47	6.2	43	6.9	47	11.0	79	9.1	46
PDS	4.0	2	5.1	36	4.4	30	2.4	17	–	–
Others	2.8	–	5.9	–	3.6	–	4.2	–	1.4	–

Total		603		669		672		662		497

(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Länder.
(2)	Does not include 22 members of the Bundestag from Berlin (West) without voting rights.
(3)	For 1987 includes only the results of the west German Grüne party; for 1990 includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne); for 1994 and all subsequent periods includes the results of the combined Bündnis 90/Grüne.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, Tables 4.3 and 4.5; for 2002: www.bundeswahlleiter.de/Bundestagswahl2002/deutsch/ergebnis2002/bund_land/wahlkreis/kr99999.htm and www.bundeswahlleiter.de/Bundestagswahl2002/deutsch/ergebnis2002/ergebgrafik/html/sitzgwv_999.htm)

International Organizations

The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union (“EU”). The treaty establishing the ECSC lapsed in July 2002 after fifty years in force. Today, the Federal Republic is one of 15 member states of the EU, together with Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is approximately 377 million.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2002 für das Ausland, Table 1.3)

In addition to the 15 Member States, several other countries, located principally in eastern Europe, are scheduled to join the EU. Negotiations with Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia were concluded in December 2002 and the accession treaty with these countries was signed in April 2003. These countries are set to join the EU in May 2004. Negotiations with Bulgaria and Romania are still ongoing. Furthermore, Turkey was recognized as an applicant country in December 1999. For further information on the European integration, see “The Federal Republic of Germany — The Economy — European Integration “.

(Source: www.europa.eu.int/comm/enlargement/enlargement.htm, www.europa.eu.int/abc/history/index_en.htm)

The Federal Republic is also a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, it is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). The Federal Republic is also a shareholder of the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community. Further, the Federal Republic forms part of the European Economic and Monetary Union (“EMU”). On January 1, 1999, with the start of Stage Three of the EMU,

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the European Central Bank (“ECB”) assumed responsibility for the monetary policy in the euro area, which now consists of twelve Member States. These twelve Member States adopted the euro as a single currency to replace their national currencies. See “The Federal Republic of Germany — Monetary and Financial System” for additional information on the Eurosystem and the EMU.

Statistical Disclosure Standards of the International Monetary Fund

The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

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THE ECONOMY

Overview

The Federal Republic’s economic system has developed since 1945 into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.

Key Economic Figures

The German economy is one of the world’s largest economies. In 2002, its gross domestic product (“GDP”) expressed at current prices was EUR 2,108.2 billion. At constant prices (1991 = 100), real GDP for western Germany rose from EUR 511.3 billion in 1960 to EUR 1,288.5 billion in 1990 (the year of the German reunification). At 1995 prices, GDP for all of Germany, i.e. including the eastern Länder, rose from EUR 1,710.8 billion in 1991 to EUR 1,984.3 billion in 2002. This growth in GDP is primarily a result of gains in productivity. At 1995 prices, real GDP per person employed was EUR 51,300 in 2002, at which point 38.7 million persons were either employed or self-employed.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1; Statistisches Bundesamt, Statistisches Jahrbuch 2002, Table 24.2, Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2002, Tables 2.5 and 2.10)

As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2002, 22.5% of GDP, measured at 1995 prices, was generated by the producing sector (excluding construction), while construction contributed 4.6%. Distribution, catering trade and transportation services accounted for 18.4%, financing, rents and corporate services accounted for 30.0%, and other public and private services accounted for 20.0% of GDP. Private consumption totaled 56.7% of GDP, investment amounted to 19.0%, and state consumption equaled 19.6%. Exports and imports of goods and services accounted for 35.9% and 31.2% of GDP in 2002 at 1995 prices, respectively. Thus, the foreign balance of trade showed a surplus equal to 4.7% of GDP in 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

While the German economy benefited from the world-wide upswing in the first half of 2002, growth lost momentum again during the second half. This was due in part to a deterioration in the external environment mainly caused by the slowdown in the United States and by increased geopolitical risks associated with the Iraq conflict. The resulting rise in oil prices had a dampening effect on disposable income. In addition, weak stock markets negatively affected market sentiment, particularly hampering private consumption and fixed capital formation. As a result of the aforesaid developments, overall economic growth in the Federal Republic decreased further in 2002, as demonstrated by an annual average real GDP growth of 0.2%, compared to 0.6% in 2001, each expressed at 1995 prices.

In January 2003, the German Federal Ministry of Economics and Labor officially predicted that German real economic growth would be around 1% in 2003, thereby revising its earlier estimate of 1.5%. In its spring forecast of April 2003, the Ministry further revised its growth expectation downwards to around 0.75%. Nevertheless, further significant downside risks to economic growth remain, mainly due to the still unpredictable effects of the Iraq war on the world economy. Despite the apparent end of the military conflict it is yet unclear how the global economic climate will develop. In the past, a recovery of the global economic climate has generally had a stimulating effect on German exports, resulting in positive trends for the German economy.

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(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1; Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2003 der Bundesregierung; Bundesministerium für Wirtschaft und Arbeit, press release dated April 28, 2003)

Exports of the Federal Republic totaled EUR 713.8 billion in 2002 at 1995 prices, corresponding to an increase of 2.6% compared to 2001 (in 2001, German exports increased by 5.0% compared to 2000). The unemployment rate rose from 9.4% of the civil workforce in 2001 to 9.8% in 2002 (as computed under the “national definition” used by the German authorities). Based on the method of calculation promulgated by the International Labour Organization (ILO) (the “ILO definition”), the unemployment rate increased from 7.3% to 7.8%. For an explanation of the differences between the national definition and the ILO definition, see “- Employment and Labor”. The rate of consumer price inflation decreased from 2.0% in 2001 to 1.4% in 2002. This decrease was mainly caused by a slight decline of private households’ available income, which limited the scope for price increases in the retail sector, and the considerable appreciation of the euro versus the U.S. dollar, which led to falling prices of imported goods and commodities. The effect of the introduction of euro bank notes and coins on price trends in 2002, although heavily discussed by the general public, was generally speaking negligible. Public debt totaled EUR 1,277.7 billion at year-end 2002. The figures provided in this paragraph are partially estimated.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Tables VIII.7, IX.1, IX.6 and IX.7; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2002, Table 1.10; Statistisches Bundesamt, Wirtschaft und Statistik 1/2003, Preisentwicklung im Jahr 2002, pp. 55-65)

The following table shows certain key economic figures for the Federal Republic for the past five years.

KEY ECONOMIC FIGURES

	2002	2001	2000	1999	1999(1)	1998

	(EUR in billions)				(DM in billions)
GDP – at current prices	2,108.2	2,071.2	2,030.0	1,978.6	3,869.8	3,773.6
(change in %)	1.8	2.0	2.6	2.3	2.3	3.1
GDP – at 1995 prices	1,984.3	1,980.8	1,969.5	1,914.8	3,737.8	3,669.9
(change in %)	0.2	0.6	2.9	2.0	2.0	2.0
Unemployment Rate (national definition) (in %)	9.8	9.4	9.7	10.5	10.5	11.1
Rate of Inflation (year-to-year change in consumer price index in %)	1.4	2.0	1.4	0.6	0.6	1.0
Balance of Payments – current account	48.9	1.0	(28.5)	(22.2)	(43.5)	(21.7)
Debt of the Federal Republic, Länder, and municipalities(2)	1,277.7	1,223.9	1,211.4	1,200.0	2,347.0	2,280.2

(1)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.
(2)	2002 figure partly estimated.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Tables VIII.7, IX.1, IX.6, IX.7 and X.2)

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European Integration

The integration of the economies of the Member States of the EU and of the applicant states is progressing. Under the relevant EU legislation, an internal market that provides for the free movement of goods and services, persons and capital between the Member States was established as of January 1, 1993.

Economic and monetary integration

The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the EMU, which led to the introduction of the euro as the single European currency under the monetary control of the independent ECB.

The Maastricht Treaty established specific convergence criteria regarding, among others, levels of inflation and interest rates, budget deficits and accumulated public debt, that Member States have to satisfy in order to participate in Stage Three of EMU. For example, the budget deficits of Member States must not exceed 3% of their respective GDPs, unless the ratio is declining and is close to the reference limit of 3% or the excess is exceptional and temporary. In addition, the Member States’ overall public debt must not exceed 60% of their respective GDPs, unless the ratio is decreasing towards that reference value at a satisfactory rate.

To ensure continuous budgetary discipline among the Member States participating in Stage Three of EMU, the Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. The Pact was formally adopted by the European Council in June 1997. According to the Pact, the Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations, while the general government deficit must be kept within the reference limit of 3% of GDP, established by the Maastricht Treaty. As part of the Pact, the Council of the European Union adopted regulations in July 1997 regarding the surveillance of the Member States’ budgetary positions. These regulations, among other things, accelerated and clarified the implementation of the procedure regarding “excessive” government deficits set forth in the Maastricht Treaty. Under the Pact, a Member State whose total public deficit exceeds the reference limit of 3% of GDP becomes subject to the “excessive deficit procedure” which may ultimately lead to the imposition of fines. Only in the event of a severe economic downturn or an unusual event outside that Member State’s control (e.g., a significant natural disaster or a war having an impact on the Member State) may the 3% limit be exceeded without triggering the risk of fines.

The first excessive deficit procedure under the Pact was initiated against Portugal in October 2002, when the European Commission found that Portugal’s government deficit amounted to 4.1% of GDP in 2001. As a result of remedial action and other factors, the Portuguese deficit was reduced to 2.8% in 2002 and the deficit procedure was closed.

A second such procedure was initiated against Germany in November 2002, when the European Commission initially estimated the deficit of the Federal Republic to amount to 3.8% of GDP in 2002. In March 2003, the European statistics office (“Eurostat”) revised the deficit ratio for Germany slightly downwards to 3.6% of GDP in 2002. A third excessive deficit procedure was initiated against France in March 2003, when the Commission estimated the French government deficit to amount to 3.1% of GDP in 2003. For additional information on the status of the 2002 and 2003 estimated budget deficits for the Federal Republic as they relate to the excessive deficit procedure, see the description under the caption below, “- Germany’s Budget Deficit and the Excessive Deficit Procedure”.

(Sources: European Commission, press release dated October 16, 2002 and press release dated April 2, 2003; Deutsche Bundesbank, Monthly Report February 2003, p. 55; Eurostat, Euro indicators news release dated March 17, 2003)

The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector

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expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 (“ESA95”) generally apply.

FISCAL MAASTRICHT CRITERIA

	2002(1)	2001(1)	2000(2)	1999	1998
General Government Deficit as
% of GDP	3.6	2.8	1.4	1.5	2.2
General Government Debt as
% of GDP	60.8	59.5	60.2	61.2	60.9

(1)	Provisional figures.
(2)	Adjusted for proceeds from the UMTS auction (EUR 50.85 billion). In the accounts of the Federal Statistical Office, UMTS proceeds are recorded under “net increase in non-produced assets”. As a result, according to the Federal Statistical Office, government spending in 2000 was lower and a surplus in the amount of EUR 22.8 billion, or 1.1 % of GDP, rather than a deficit, was achieved.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

Introduction of the euro

At a special summit of the heads of state of the Member States in May 1998, the European Council confirmed that eleven Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) satisfied the conditions for adopting the euro as a single currency. With the commencement of Stage Three of EMU on January 1, 1999, the euro became the currency of these Member States. Effective January 1, 2001, the European Council adopted a decision, resulting in Greece becoming the twelfth member of the euro area.

(Source: European Commission, press release dated May 3, 2000; document number IP/00/422, “The History of the European Union: 2001”, www.europa.eu.int/abc/history/2001/2001_en.htm)

On December 31, 1998, the European Council adopted irrevocable conversion rates between the euro and the national currencies of the initial participating Member States. The conversion rate between the euro and the Greek drachma was fixed on June 19, 2000. The official exchange rate for the Deutsche Mark was fixed at DM 1.95583 = EUR 1. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender in the 12 Member States of the European Union participating in Stage Three of EMU to replace the national currencies.

The ECB was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”). On January 1, 1999, the Governing Council of the ECB, consisting of 17 (now 18) members, assumed sole responsibility for the monetary policy in the euro area. According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. The ESCB supports the general economic policies of the EU. See “Federal Republic of Germany — Monetary and Financial System” for more information on the ESCB.

(Source: www.europa.eu.int/abc/history/1998/1998_en.htm; www.europa.eu.int/abc/history/1999/1999_en.htm)

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Political integration

In addition to forming the EMU, the Member States of the EU agreed upon the formation of a European Political Union. For the time being, however, the Member States retain sovereignty in most important areas of policy. The Treaty of Amsterdam, signed by all 15 Member States in October 1997, extends the scope of the Maastricht Treaty to various aspects of foreign policy, as well as internal and social affairs, without affecting the provisions relating to the EMU.

(Source: www.europa.eu.int/abc/history/1997/1997_en.htm)

Enlargement

In March 1999, the Member States agreed upon the Agenda 2000, a framework designed to prepare the EU for the accession of new Member States and to reform the EU’s institutions and policies, especially the common agricultural policy. Accession negotiations with the first group of applicant states, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia were concluded in Copenhagen in December 2002 and the accession treaty with these states was signed in Athens in April 2003. These countries are scheduled to join the EU in May 2004. Negotiations with Bulgaria and Romania are still ongoing. Both applicant countries are actively being supported by the EU in their efforts to become members in 2007, and the Commission has provided a roadmap identifying necessary steps to be taken in order to fulfill the accession criteria by this date.

Turkey was recognized as an applicant country in December 1999 and in November 2000, the European Commission presented an “Accession Partnership” proposal identifying certain key issues that Turkey must address before starting accession negotiations. The European Council is scheduled in December 2004 to decide on whether to open accession negotiations with Turkey at that time. The decision will depend largely on Turkey fulfilling proposals made at the Copenhagen summit in December 2002.

(Source: www.europa.eu.int/comm/enlargement/negotiations/index.htm; www.europa.eu.int/comm/enlargement/enlargement.htm; www.europa.eu.int/comm/enlargement/intro/ag2000_opinions.htm; www.europa.eu.int/scadplus/leg/en/lvb/e50005.htm; www.europa.eu.int/abc/history/1999/1999_en.htm; www.europa.eu.int/abc/history/2000/2000_en.htm)

Germany’s Budget Deficit and the Excessive Deficit Procedure

Lower than expected total public sector receipts and higher labor market and social security expenditures resulted in a general government budget deficit for the Federal Republic in 2002 exceeding the limit of 3% of GDP permitted under the Maastricht Treaty. The terms of the Maastricht Treaty provide that, if the European Commission determines that the Maastricht 3% budget deficit threshold has been breached, the European Commission is required to initiate the “excessive deficit procedure” under the Stability and Growth Pact, initially involving confidential recommendations and a review of corrective measures implemented by the Federal Government.

On November 13, 2002 the European Commission announced the initiation of the excessive deficit procedure against the Federal Republic. The first step of this procedure was the preparation of a report of Germany’s budget and economic situation, which was published on November 19, 2002. In the report, the European Commission found that Germany’s general government deficit was expected to reach 3.8% of GDP in 2002. The report also noted that Germany’s general government gross debt was expected to increase from 59.5% to 60.9% of GDP in 2002, exceeding the 60% ceiling set by the Treaty. On January 21, 2003, the Council of Economics and Finance Ministers of the European Union (“Ecofin Council”), acting on the recommendation of the European Commission, stated that the Federal Republic had an excessive deficit in 2002. The Ecofin Council recommended that the Federal Government should adopt certain measures by May 21, 2003 to reduce the deficit. In particular, it required that immediate deficit reduction measures in Germany should amount to at least 1% of GDP on a cyclically

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adjusted basis, or approximately EUR 21 billion. In addition, to support economic growth potential, the Ecofin Council urged the Federal Government to reform the German labor market and social security system. Reform measures have been proposed by the Federal Government, in particular in general proposals known as “Agenda 2010” and certain tax reforms intended to promote growth. See “— Economic Policy — Agenda 2010” and “Public Finance — Tax Structure — Current tax reform measures”.

Under the terms of the Maastricht Treaty, in the event that the European Commission reviews the corrective measures taken by the Federal Government and determines after such review that such corrective measures are not adequate, the Pact provides for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of Germany’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. The Federal Government had maintained the position that a budget deficit below 3% of GDP would be attainable in 2003, which forecast was, however, based on an earlier real GDP growth estimate of 1%. In April 2003, however, the Federal Government revised downwards its official growth forecast to around 0.75%, and the Federal Minister of Finance stated in a press interview published May 11, 2003 that Germany will overstep the 3% threshold for the general government deficit in 2003 and will also miss its goal of bringing public budget close to balance by 2006 due to weaker than expected economic growth. However, he pledged that Germany would follow the Ecofin recommendations made under the excessive deficit procedure and that the public deficit would be brought below 3% in 2004. He also stressed that Germany would remain on a budget consolidation course, although the deadline of 2006 could no longer be achieved.

The Ecofin Council has indicated that it will refrain from imposing additional consolidation measures in case economic growth in 2003 turns out to be lower than the Federal Government’s forecast. Moreover, on May 21, 2003, Pedro Solbes, the Member of the European Commission responsible for Economic and Financial Affairs, announced that, based on currently available information, the impact of deficit reduction measures taken in Germany is likely to reach the required 1% of GDP on a cyclically adjusted basis. These deficit reduction measures mainly comprise an increase in individual contributions to the public pension, unemployment and health insurance systems, higher revenues from tobacco, fuel and enterprise taxes, and lower expenditures for health care and unemployment benefits. Mr. Solbes indicated that although Germany will likely have a deficit above 3% of GDP in 2003 due to persistent weak economic activity, no further deficit reduction measures would be required for 2003. He indicated that Germany’s excessive deficit must be corrected in 2004.

(Sources: www.europa.eu.int/news/index_en.htm; www.destatis.de/presse/deutsch/pm2003/p0200121.htm; www.bmwi.de/Homepage/Politikfelder/Wirtschaftspolitik/Wirtschaftsfakten/Wirtschaftsfakten.jsp; Bundesministerium der Finanzen, Monthly Report March 2003, pp. 35-55; European Commission, press release PRES/03/15 dated January 21, 2003; Bundesregierung, news release dated May 14, 2003; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/03/259|0|RAPID&lg=EN)

Economic Policy

The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government considers the aforesaid measures necessary also to improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment. To achieve its goals, the Federal Government has adopted several major economic policy initiatives, including a consolidation of the budget, a reform of the social security system, a further opening up of product markets and a comprehensive tax reform. The recent tax reform, known as “Tax Reform 2000”, is designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. See “Public Finance — Tax Structure — Tax Reform 2000”, below. In order to comply with the Maastricht criteria on budgetary discipline, the Federal Government has adopted certain measures aimed at reducing the budget deficit to 3% of GDP or below for the fiscal year 2004. These measures are designed to curtail government spending on the one hand and reduce tax loopholes and prevent tax evasion on the other hand. See “Public Finance — Tax Structure — Current tax reform measures”. In addition, the Federal Government has formulated a range of ecologically motivated policy measures geared towards

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the conservation of energy and the protection of the environment. It has also taken steps to facilitate raising venture capital and to improve the efficiency of the German capital markets.

Agenda 2010

In order to continue and reinforce the course of reform, especially in respect of the social security system, the Federal Government has announced a bundle of measures designated as “Agenda 2010”. The “Agenda 2010” comprises, among other things, measures to strengthen the financial position of the municipalities, to make the labor markets more flexible, to reform the system of unemployment benefits and social welfare to reduce the level of unemployment benefits, and to reform labor, social and tax laws to promote employment.

2002 general government budget results

In 2002, the general government budget deficit amounted to EUR 76.2 billion. According to provisional figures, the general government deficit increased from 2.8% of GDP in 2001 to 3.6% of GDP in 2002. The Maastricht deficit criterion, which restricts general government deficits to a reference limit of 3% of GDP, was thus not met for the first time. Public debt increased from 59.5% of GDP in 2001 to 60.8% in 2002. Thus, public debt exceeded the maximum level of 60% permitted by the Maastricht Treaty.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3.)

2003 Federal budget

The business cycle and the global political context are of vital importance for the development of the Federal budget. In 2002, the Federal Government had to increase net borrowings to EUR 31.9 billion to compensate for the substantial additional burden resulting from the difficult economic situation. In connection with the Federal budget for the fiscal year 2003 certain risks remain in place. In line with the Annual Economic Survey 2003 of the Federal Government (Jahreswirtschaftsbericht 2003 der Bundesregierung), the budget is based on a real GDP growth rate of 1%. However, the Federal Government is now anticipating a real GDP growth of around 0.75% for 2003, and the official tax estimate finalized on May 15, 2003 revealed a tax shortfall of EUR 3.5 billion for the Federal budget in the fiscal year 2003 compared to the earlier estimate of November 2002. A supplementary budget will have to be passed in the latter part of the year, when the impact of the currently weak economic situation on the Federal receipts and expenditures can be judged more clearly. Nevertheless, the Federal Government remains committed to further pursue its policy of discipline with regard to the Federal budget, to reduce the general government deficit (i.e., including the consolidated budgets of the Länder, the municipalities and the social security system in addition to the Federal budget) below the 3% threshold established by the Maastricht Treaty in 2004, and to achieve a balanced budget as soon as possible.

Budgeted expenditures for 2003 amount to EUR 248.2 billion (including investment expenditure amounting to EUR 26.7 billion), a decrease of 0.4% compared to 2002. Revenue projections amount to EUR 228.9 billion, an increase of 5.7% compared to 2002. This figure excludes the downward revision of 2003 tax revenues by EUR 3.5 billion, which is not reflected in the official budget. Based on the non-adjusted revenue figures, the projected Federal deficit for 2003 is EUR 19.3 billion, which would constitute a decrease of EUR 13.4 billion compared to the Federal budget deficit of 2002. The budget deficit is projected to be financed by net borrowings of EUR 18.9 billion and revenue from coin at EUR 0.4 billion.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Ubersichten, March 2003, Table 1; www.bundesfinanzministerium.de/Finanz-und-Wirtschaftspolitik/Bundeshaushalt-.433.17740/.htm; Bundesministerium für Wirtschaft und Arbeit, press release dated April 28, 2003; Bundesministerium der Finanzen, press release dated May 15, 2003)

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Tax revenues and other Federal income

The Federal budget is based on projected 2003 tax revenues of EUR 203.3 billion, which would represent an increase of EUR 11.3 billion, or 5.9%, compared to 2002. Other Federal income included in the budget is estimated to amount to EUR 25.6 billion in 2003, an increase of EUR 1.0 billion compared to 2002. This other income includes EUR 3.5 billion in profits generated by the Deutsche Bundesbank and EUR 14.9 billion of anticipated proceeds from privatizations and the repayment of loans.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Ubersichten, March 2003, page 8)

Social security expenditures

Projected social security expenditures are budgeted at EUR 107.4 billion, or 43.3% of total expenditures, in 2003. This figure includes EUR 77.3 billion in Federal contributions to the compulsory pension insurance system (gesetzliche Rentenversicherung), an increase of approximately EUR 4.4 billion compared to 2002.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Ubersichten, March 2003, page 10)

Promotion of the economy

The 2003 budget provides for an amount of EUR 15.1 billion, or 6.1% of total budgeted expenditures, to promote the German economy. This amount includes EUR 4.6 billion in regional subsidies. A new budgetary item of EUR 3.5 billion has been incorporated in order to compensate businesses and private households for the damages caused by the flooding in eastern Germany in August 2002 and for the reconstruction of infrastructure (Fonds ‘Aufbauhilfe’ nach dem Flutopfersolidaritätsgesetz). An amount of EUR 2.7 billion has been budgeted for the promotion of the coal-mining industry. Furthermore, the Federal Government provides subsidies in the amount of EUR 0.9 billion to small and medium-sized enterprises to improve their productive performance and their ability to innovate.

(Source: Bundesministerium der Finanzen, Haushaltsinformationssystem Finanzen und Volkswirtschaft (FiVo), Internal Table “VW 4330 Angaben zum Quartalsbericht 2003”)

Interest payments

The Federal budget projects EUR 37.9 billion in interest payments in 2003, an increase of 2.2% compared to the previous year.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Ubersichten, March 2003, page 12)

Privatizations

In 2002, the Federal Government continued its policy of privatizing state-owned businesses. By privatizing formerly state-owned businesses, the Federal Government intends to improve the competitiveness of the German economy, thereby fostering employment and economic growth. Recently privatized enterprises include GEWOBAG Gemeinnützige Wohnungsbau-AG Berlin, juris GmbH, Deutsche Investitions- und Entwicklungsgesellschaft mbH, Frankfurter Siedlungsgesellschaft mbH and Deutsche Eisenbahn-Wohnungsgesellschaft mbH. The Federal Government expects that in 2003, proceeds from privatizations, including continued sell-downs of existing stakes, will amount to EUR 5.5 billion. As in the years before, these proceeds will be primarily used to meet the pension commitments of the former postal service. From 2004, they will be used to reduce public debt in general.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Ubersichten, March 2003, page 8; Beteiligungsbericht 2002, pages 1-3; Bundesministeriums der Finanzen, Monthly Report December 2002, page 39)

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Gross Domestic Product

The following tables show the structure of the Federal Republic’s real GDP at 1995 prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.

STRUCTURE OF REAL GDP - EXPENDITURE(1)

	2002	2001	2000	1999	1999(2)	1998	2002	2001	2000	1999

	(EUR in billions)				(DM in billions)		(change in %)
Private consumption	1,124.3	1,131.6	1,114.8	1,099.2	2,149.8	2,072.8	(0.6)	1.5	1.4	3.7
Government consumption	388.5	382.6	379.6	375.0	733.4	726.3	1.5	0.8	1.2	1.0
Machinery and equipment	149.9	165.4	175.5	160.3	313.5	292.5	(9.4)	(5.8)	9.5	7.2
Construction	214.3	227.7	242.1	248.7	486.4	479.5	(5.9)	(6.0)	(2.6)	1.4
Other investment	27.1	26.5	25.2	23.2	45.4	40.0	2.5	5.0	8.4	13.5
Changes in stocks(3)	(13.9)	(15.2)	(2.7)	(6.6)	(12.9)	3.2
Domestic demand	1,890.3	1,918.6	1,934.5	1,899.8	3,715.7	3,614.3	(1.5)	(0.8)	1.8	2.8
Net exports(3)	94.0	62.2	35.0	15.0	29.3	55.6
Exports	713.8	695.4	662.1	582.5	1,139.3	1,078.6	2.6	5.0	13.7	5.6
Imports	619.8	633.1	627.1	567.4	1,109.7	1,023.0	(2.1)	1.0	10.5	8.5
Gross domestic product	1,984.3	1,980.8	1,969.5	1,914.8	3,745.0	3,669.9	0.2	0.6	2.9	2.0

(1)	Figures computed in February 2003, assuming 1995 prices.
(2)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.
(3)	Percentage changes are not presented.

(Source: Deutsche Bundesbank, Monthly Report March, 2003, Table IX.1)

STRUCTURE OF REAL GDP - ORIGIN(1)

	2002	2001	2000	1999	1999(5)	1998	2002	2001	2000	1999

	(EUR in billions)				(DM in billions)		(change in %)
Agriculture, forestry and fishing (2)	24.1	24.4	24.3	24.2	47.3	45.9	(1.2)	0.4	0.4	3.1
Producing sector (excluding construction)	446.5	447.3	445.6	429.4	839.8	855.2	(0.2)	0.4	3.8	(1.8)
Construction	90.4	96.0	102.6	105.5	206.3	205.3	(5.8)	(6.5)	(2.7)	0.5
Distribution, catering trade, transportation and telecommunications services	366.1	361.8	352.9	335.3	655.8	614.6	1.2	2.5	5.3	6.7
Financing, rents and corporate services	595.4	585.2	572.6	548.3	1,072.4	1,028.6	1.7	2.2	4.4	4.3
Public and private services(3)	396.5	391.6	387.3	380.6	744.4	737.6	1.2	1.1	1.8	0.9
All economic sectors	1,919.0	1,906.3	1,885.3	1,823.3	3,566.1	3,487.2	0.7	1.1	3.4	2.3
Economic sectors, adjusted(4)	1,809.6	1,801.4	1,785.5	1,730.3	3,384.2	3,320.2	0.5	0.9	3.2	1.9
Gross domestic product	1,984.33	1,980.8	1,969.5	1,914.8	3,745.0	3,669.9	0.2	0.6	2.9	2.0

(1)	Figures computed in February 2003, assuming 1995 prices.

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(2)	The gross value added of the sector “Agriculture, forestry and fishing” is computed by subtracting the gross value added of all other economic sectors from the total, using the official figures provided in Deutsche Bundesbank, Monthly Report, March 2003, Table IX.1.
(3)	Includes care-at-home services.
(4)	Gross value added after deduction of assumed bank charges, but excluding taxes on products (offset against subsidies on products).
(5)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

Sectors of the Economy

Producing sector

The producing sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government’s transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, the industry in the eastern Länder has undergone a restructuring process. Today, the German producing sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the producing sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2002, the sector’s aggregate contribution to real GDP was 22.5%.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

The following table shows the output of the producing sector in index form using 1995 as the base year (1995 = 100) for each of the years indicated.

OUTPUT IN THE PRODUCING SECTOR(1) (1995 = 100)

	2002(2)	2011	2000	1999	1998

Producing sector, total	111.3	113.2	113.4	107.8	106.2
Industry(3)	118.1	119.9	119.1	111.5	109.6
of which
Intermediate goods(4)	116.0	116.1	116.9	110.7	108.7
Capital goods(5)	131.0	134.3	130.9	118.0	116.2
Consumer goods(6)	102.9	105.2	105.6	103.3	101.6
Energy(7)	98.4	98.1	99.7	100.0	100.4
Construction	74.5	78.9	84.9	87.9	87.1

(1)	Adjusted for working-day variations.
(2)	Provisional figures.
(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.
(4)	Including mining and quarrying except energy-producing goods.
(5)	Including manufacture of motor vehicles and components.
(6)	Including printing and service activities related to printing.
(7)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.2; Monthly Report January 2003, Table IX.2)

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Services sector

As in most other industrialized countries, the services sector, which comprises distribution, catering trade and transportation services, financing, rents and corporate services, as well as other public and private services, has expanded rapidly in recent years and is currently the largest contributor to real GDP. In 2002, the sector’s aggregate contribution to real GDP was 68.4%. Within the services sector, financing, rents and corporate services is the largest segment in terms of contribution to GDP, contributing 30.0% of real GDP in 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

Employment and Labor

From the late 1950s to the early 1970s, the Federal Republic experienced almost full employment. Thereafter, the unemployment rate increased to 9.0% in 1986 before declining until 1991. After 1991, following German reunification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition used by the German authorities, rose from 5.7%, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 5.4% in 1991 to 9.5% in 1997. In the period 1998 to 2001, the rate decreased to 9.4% under the national definition or 7.3% under the ILO definition. In 2002, however, the unemployment rate rose again to 9.8% (national definition) or 7.8% (ILO definition) in the wake of sluggish economic growth. Due to the weak economic conditions, the employment situation deteriorated further in the beginning of 2003, resulting in a seasonally adjusted unemployment rate of 10.7% in April 2003 under the national definition. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week. The ILO definition considers unemployed only those persons who are available and seeking work. The number of people who were either employed or self-employed in 2002 was approximately 38.7 million.

(Source: Deutsche Bundesbank, Monthly Report April 2003, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, May 2003, Table II.8; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2002, Tables 1.10 and 2.5)

The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons are counted as employed who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder.

EMPLOYMENT AND UNEMPLOYMENT

	2002(1)	2001	2000	1999	1998

Employed
(in thousands)	38,690	38,919	38,753	37,942	37,539
Unemployed
(in thousands) national definition (2)	4,060	3,852	3,889	4,099	4,279
Unemployment rate
(in %) national definition (3)	9.8	9.4	9.7	10.5	11.1
Unemployed
(in thousands) ILO definition (4)	3,251	3,074	3,065	3,333	3,594
Unemployment rate
(in %) ILO definition (3)	7.8	7.3	7.3	8.1	8.7

(1)	Provisional figures.
(2)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).
(3)	As a percentage of the total work force (excluding armed forces).

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(4)	Unemployed persons, available and seeking work.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.6; Monthly Report February 2001, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2002, page 15)

Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former GDR resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Länder lost their jobs. In 2002, the unemployment rate in the eastern Länder was 17.7%, which is more than twice the unemployment rate of the western Länder (7.7%). In early 2003, unemployment continued to increase due to an unfavorable overall economic climate, as demonstrated by a seasonally adjusted unemployment rate of 8.5% for the western Länder and 18.7% for the eastern Länder in April 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, May 2003, Table II.8)

In the past, wages in Germany typically experienced only moderate increases over time, partly as a consequence of high unemployment rates. The growth in unit labor costs, taking into account the increase in labor productivity, was even more moderate (0.2% in 1998, 0.4% in 1999, 1.0% in 2000, 1.5% in 2001 and 0.8% in 2002). The following table shows changes in the wage level for each of the years indicated by reference to 1995 figures as reflected in various economic indices.

WAGE TRENDS (1995=100)

	2002(1)	2001(1)	2000(1)	1999(1)	1998(1)

Wages and salaries per employee(2)	109.6	108.0	106.0	104.3	102.7
Change from previous year in %	1.5	1.9	1.7	1.5	1.0

(1)	Figures computed in February 2003.
(2)	Work place concept.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.9)

Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector. The German trade union environment has changed considerably in 2001 when the five largest unions of the service sector merged to form ver.di (Vereinte Dienstleistungsgewerkschaft). Its approximately 3 million members in more than 1000 professions make ver.di the largest union worldwide.

The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both sides. Individual employment contracts may deviate from the terms of any applicableTarifvertrag only if such deviations are expressly allowed by the Tarifvertrag or if they benefit solely the employee.

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Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, there are relatively few strikes in the Federal Republic compared to other countries.

Social Security Legislation

The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, retirement and disability pensions, workmen’s compensation, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions. In 1995, compulsory nursing care insurance was introduced.

Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.

In 2001, the social security funds received contributions in an aggregate amount of EUR 444.2 billion, thereby falling short of the funds’ expenditures by EUR 4.2 billion. In the first three quarters of 2002, the social security contributions amounted to EUR 337.4 billion, and expenditures were EUR 345.0 billion. The social security budget thus incurred a deficit of EUR 7.6 billion in the first three quarters of 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.1)

To ensure the long-term viability of the public pension scheme, the Bundestag adopted the Retirement Funds Act (Altersvermögensgesetz) in May 2001. The goal of the act, which will take effect in four stages until 2008, is to encourage people to invest in private pension schemes and to promote pension schemes run by employers. Under the act, employees receive certain bonuses and tax benefits in connection with investments in private pension schemes, depending on, among other things, the invested amounts, the employees’ income and the number of children they have. The goal is that ultimately the expected decline of public pension scheme payments will be offset by payments by private pension schemes.

In light of a difficult global economic situation and a changing population structure, the Federal Government is aware that additional structural reforms must take place to safeguard the sustainability of the social security systems over the long term. In his policy statement on March 14, 2003, Chancellor Gerhard Schröder announced, as part of the “Agenda 2010” described above, the restructuring and renewal of the welfare state, which includes the merger of unemployment assistance and welfare benefits at a level equal to present welfare benefits. This aims at increasing the incentive to take up employment and implies a reduction of outlays for unemployment. In addition, in November 2002, a commission was appointed by the Federal Government to work out reform proposals for the social security insurance system. In April 2003, the commission unveiled the key features of its proposals to reform the German health insurance and pension scheme. Apart from cost-cutting measures for the statutory health insurance, the commission proposed two reform alternatives: an “employee insurance” (Erwerbstätigenversicherung), that covers all working people, including self-employed and freelancers, or an income-neutral “health premium concept” (Gesundheitsprämienkonzept) that includes tax funded social compensation for low-income earners. Regarding the pension scheme, the commission proposed a gradual increase of the retirement age to 67 years (currently 65) by 2011 and an alignment of the pension adjustment with the development of the assessment basis of the pension insurance.

(Source: http://eng.bundesregierung.de/dokumente/Rede/ix_472712.htm; www.bundesregierung.de/Themen-A-Z/Mut-zur-Veraenderung-,9774/Gesundheit.htm; www.bundesregierung.de/Nachrichten-,417.478516/Bericht-der-Ruerup-Kommission-.htm; www.bundesregierung.de/Nachrichten-,417.481139/Ruerup-Kommission-legt-Vorschl.htm)

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International Economic Relations

International economic relations are of major importance to the German economy. In 2002, exports and imports of goods and services amounted to 35.9% and 31.2% of GDP at 1995 prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.1)

Because the Federal Republic’s economy depends on exports it is particularly vulnerable to trade barriers, such as protective tariffs. In March 2002, the U.S. introduced protective tariffs on steel imports of up to 30%. This measure has a negative impact on German steel exports to the United States and generally on competition in the world steel market. Following the request of several countries, the WTO established a single panel against the U.S. steel safeguards in July 2002. The panel is expected to issue its final report in the near future.

(Source: Bundesministerium für Wirtschaft und Technologie, press release dated March 6, 2002; press release dated April 24, 2002; http://europa.eu.int/comm/trade/pdf/disp_ovw030702.pdf, page 12)

Balance of payments

The Federal Republic typically achieves a surplus as far as the trading of goods is concerned. Traditionally, however, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remissions by foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. Since 1991, increases in expenditures for services and in transfer payments have resulted in persistent current account deficits. In 1997, the current account deficit was DM 15.8 billion (approximately EUR 8.1 billion), the lowest level since German reunification. During the following years, the current account deficit increased again reaching a peak of EUR 28.5 billion in 2000 due to, among other things, a rise in oil prices, structural readjustments of the capital markets in connection with the introduction of the euro and increases in the services deficit owing to expenditures of German tourists abroad. Since 2001, however, the Federal Republic returned to current account surpluses again: In 2001, the current account surplus amounted to EUR 1.0 billion rising to EUR 48.9 billion in 2002.

(Source: Deutsche Bundesbank, Monthly Report March 2002, page 41; Deutsche Bundesbank, Monthly Report March 2003, Table X.2)

Since the beginning of 2002, the euro has appreciated by more than 20% against the U.S. dollar. This has raised fears that Germany’s export growth could weaken. The negative impact of the euro’s increase in external value on the German economy is potentially mitigated by a number of factors. Other EMU countries accounted for 43% of German exports in 2002, indicating that a major part of German sales abroad may not be affected by the dollar weakening. Moreover, according to data of the Deutsche Bundesbank, Germany’s price competitiveness vis-á-vis 19 industrial countries was still around 3% above its long term average in February 2002. Furthermore, there may be positive influences of the stronger currency on the domestic economy. Lower import prices potentially caps consumer price inflation.

(Source: Deutsche Bundesbank, Monthly Report February 2002, page 39; Deutsche Bundesbank, Monthly Report March 2002, page 74; Deutsche Bundesbank, Zahlungsbilanzstatistik, March 2003, Table I. 3c)

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The following table shows the Federal Republic’s balance of payments for each of the years indicated.

BALANCE OF PAYMENTS (BALANCES)

	2002(1)	2001(1)	2000(1)	1999(1)	1999(1)(5)	1998(1)
	(EUR in millions)				(DM in millions)
Current account(2)
Foreign trade(3)	126,103	95,495	59,128	65,211	127,542	126,970
Supplementary trade items	(5,748)	(4,887)	(6,846)	(6,976)	(13,644)	(5,934)
Services(4)	(34,887)	(47,371)	(44,425)	(41,460)	(81,089)	(65,301)
Factor Income	(7,339)	(12,609)	(3,325)	(8,966)	(17,536)	(13,337)
Current transfers	(25,605)	(26,676)	(27,144)	(25,701)	(50,267)	(53,304)

Total current account	52,524	3,951	(22,612)	(17,819)	(34,851)	(10,905)
Capital transfers and purchases/
sales of intangible non-produced
assets	(204)	(967)	6,826	(154)	(301)	1,289
Capital account
Total net capital (capital
exports)	(87,226)	(22,503)	34,347	(26,084)	(51,016)	17,042
of which:
Total net German investment
abroad (increase/capital
exports: negative figure)	(256,444)	(284,800)	(353,152)	(347,069)	(678,808)	(593,077)
Total net foreign investment in
Germany (increase/capital
imports: positive figure)	169,218	262,297	387,499	320,985	627,792	610,119
Balance of unclassifiable
transactions	32,840	13,487	(24,405)	31,593	61,791	(298)
Change in the Deutsche Bundesbank’s
net external assets at
transaction values (increase:
negative figure)	(33,292)	32,677	48,230	(36,999)	(72,364)	(8,231)

(1)	Figures are subject to significant uncertainty owing to changes in the method of data collection in foreign trade.
(2)	Foreign trade and services are recorded on the basis exports (f.o.b.)/imports (c.i.f.), i.e. including the freight and insurance costs of imports.
(3)	Special trade according to the official foreign trade statistics. Special Trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on imports c.i.f. and exports f.o.b. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, page 278).
(4)	Excluding the freight and insurance costs included in the c.i.f. import value.
(5)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Balance of payments statistics, February 2003, Tables I.1 and I.9)

Balance of trade

The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:

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FOREIGN TRADE OF GOODS

	2002	2001		2000	1999	1999(1)	1998

	(EUR in millions)					(DM in millions)
Exports of goods (f.o.b.)	648,306	638,268	`	597,440	510,008	997,489	955,170
Imports of goods (c.i.f.)	522,062	542,774		538,311	444,797	869,947	828,200

Trade surplus	126,243	95,495		59,128	65,211	127,542	126,970

(1)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Balance of payments statistics, April 2003, Table I.1)

The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, electrical engineering and chemical products.

The principal import goods are motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. It therefore largely depends on imports to satisfy its demand of raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.

COMPOSITION OF EXPORTED AND IMPORTED GOODS
	2001
	Exports	Imports
	(EUR in billions)
Total	637.3	550.3
of which:
Coal and turf	0.2	1.4
Petroleum and gas	2.9	33.5
Nutrition	22.4	25.5
Textiles	11.7	12.9
Clothing	6.9	17.0
Paper	13.5	12.1
Chemical products	78.9	55.8
Iron and steel, non-ferrous metals	29.7	27.0
Machinery	90.6	37.9
Office machines and automatic data processing equipment	16.8	29.5
Electrical machinery	31.4	23.9
Special mechanical and optical goods	25.0	16.4
Motor vehicles and components	116.1	51.1

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2002, Tables 12.6 and 12.7)

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FOREIGN TRADE (SPECIAL TRADE) BY GROUPS OF COUNTRIES AND COUNTRIES(1)

	2002	2001	2000
	(EUR in billions)
Exports to:
Total	648,306	638,268	597,440
Central and eastern Europe	75,186	69,914	59,900
France	69,776	69,601	67,418
United States	66,596	67,824	61,764
United Kingdom	54,228	52,764	49,377
Italy	47,443	47,119	45,011
The Netherlands	39,540	40,011	38,993
Belgium/Luxembourg	34,128	35,187	32,728
Austria	33,270	33,486	32,436
Spain	29,655	27,841	26,732
Switzerland	26,635	27,489	25,596
Southeast Asia(2)	25,012	24,735	24,029
OPEC Countries	14,578	13,669	10,729
China(3)	14,495	12,118	9,459
Sweden	13,471	12,978	13,524
Japan	12,171	13,103	13,195

Imports from:
Total	522,062	542,774	538,311
Central and eastern Europe	70,441	68,701	62,781
France	49,374	49,743	50,862
The Netherlands	43,122	43,233	44,739
United States	39,994	45,982	47,121
United Kingdom	33,652	37,259	36,923
Italy	33,618	35,280	35,776
Belgium/Luxembourg	28,818	28,521	26,230
Southeast Asia(2)	26,393	28,351	30,498
Austria	21,174	20,664	20,497
China(3)	21,068	19,942	18,553
Switzerland	19,507	19,753	18,797
Japan	19,032	22,910	26,847
Spain	10,731	15,226	16,087
Sweden	8,931	8,999	10,202
OPEC countries	6,960	8,220	10,235

(1)	Exports f.o.b. by country of destination, imports c.i.f. by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2001, page 278).
(2)	Includes Brunei, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand.
(3)	Does not include Hong Kong.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table X.3)

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MONETARY AND FINANCIAL SYSTEM

Deutsche Bundesbank

The Deutsche Bundesbank was established as the Federal Republic’s central bank and bank of issue in August 1957. The Deutsche Bundesbank has its headquarters in Frankfurt am Main.

Effective January 1, 1999, the ECB assumed the task of pursuing a single monetary policy within EMU in cooperation with the national central banks of the Member States that have adopted the euro as their legal currency. The Deutsche Bundesbank has the responsibility of implementing the single monetary policy in Germany. It also continues to act as bank of issue, issuing euro denominated banknotes in Germany, and as the bankers’ bank, enabling credit institutions to maintain their reserves balances with the Deutsche Bundesbank. It further acts as the Federal Government’s fiscal agent and manages the official foreign reserves not transferred to the ECB, in cooperation with the latter. In addition, the Deutsche Bundesbank plays an important role in banking and financial market supervision, as further described below under the caption “— Financial Supervisory Authority”.

(Source: www.bundesbank.de/info/info_aufgaben.en.php)

The European System of Central Banks

The ESCB consists of the ECB and the national central banks of the 15 Member States of the EU. The Eurosystem consists of the ECB and the national central banks of the twelve Member States currently participating in Stage Three of EMU. The Eurosystem is responsible for the single monetary policy for the euro area. The national central banks of the Member States not participating in Stage Three have no vote in the decisions of the Eurosystem. The ESCB is governed by three decision-making bodies:
•	The Governing Council of the ECB, which consists of the members of the Executive Board and the governors of the national central banks of those Member States participating in Stage Three of EMU;
•	The Executive Board of the ECB, which comprises the President and the Vice-President of the ECB, as well as four other members who are appointed by the heads of state or governments of those Member States participating in Stage Three; and
•	The General Council, which consists of the President and the Vice-President of the ECB and the governors of all 15 national central banks of the Member States of the EU.

Objectives and Tasks of the ESCB

The ESCB’s primary objective is to maintain price stability. The ESCB supports the general economic policies of the European Union. In pursuing its goals, the ESCB must act in accordance with principles of an open market economy, in which the allocation of resources is determined by free competition.

The basic tasks of the ESCB include:
•	Defining and implementing the monetary policy of the EU;
•	Conducting foreign exchange operations;
•	Holding and managing the official foreign exchange reserves of the participating Member States;
•	Monitoring payment systems; and

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•	Supporting policies pursued by competent national authorities relating to the supervision of credit institutions and the stability of the financial system.

(Source: European Central Bank, Annual Report 1999, pages 135-138; www.ecb.int/about/statesch.htm - Protocol no.18)

Background of the ESCB

In June 1988, the European Council confirmed its objective of gradually creating an economic union. For this purpose, it mandated a committee chaired by Jacques Delors, then-President of the European Commission, to study and propose concrete steps leading to this union. In his report, Mr. Delors recommended that economic union be attained in three steps. In accordance with Mr. Delors’ recommendations, Stage One of EMU began on July 1, 1990, when all restrictions on the movement of capital between Member States were in principle abolished. In order to realize Stages Two and Three of EMU, it was necessary to revise the Treaty establishing the European Economic Community to create an appropriate institutional framework. For this purpose, an Intergovernmental Conference on EMU was convened that resulted in the conclusion of the Maastricht Treaty, which entered into force on November 1, 1993.

The formation of the European Monetary Institute (“EMI”) on January 1, 1994 marked the start of Stage Two of EMU. The main tasks of the EMI were to strengthen the cooperation among the central banks of the Member States, to coordinate the Member States’ monetary policies and to pave the way for Stage Three of EMU, which included the creation of the ESCB, a single monetary policy and a single currency. The EMI had no responsibility, however, to conduct the EU’s monetary policy, which remained within the responsibility of the Member States, nor did it have any authority to carry out foreign exchange interventions.

In December 1995, the European Council confirmed that Stage Three of EMU would start on January 1, 1999 and agreed on “euro” as the name of the single currency unit that would replace the national currencies of the participating Member States. In May 1998, the Council of the EU unanimously decided that eleven Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) had satisfied the conditions for participating in Stage Three of EMU, and the governments of these Member States appointed the President, the Vice-President and the four other members of the Executive Board of the ECB. The appointment of these officials took effect in June 1998 and marked the establishment of the ECB.

Stage Three of EMU commenced on January 1, 1999, when irrevocable exchange rates were fixed for the national currencies of the eleven Member States participating in the final stage of EMU, and the ECB became responsible to conduct a single monetary policy for the euro area. On January 1, 2001, Greece entered Stage Three of EMU, thereby increasing the number of participating Member States to twelve.

On January 1, 2002, the euro banknotes and coins were successfully introduced in the twelve Member States participating in Stage Three of EMU, including the Federal Republic. The Deutsche Mark lost its status as legal tender on December 31, 2001, although many shops accepted both euro and the Deutsche Mark until February 28, 2002. In addition, people are entitled to exchange any remaining Deutsche Mark banknotes and coins for euro banknotes and coins at the regional branches of the Deutsche Bundesbank for an unlimited period of time thereafter . The changeover from the national currencies to the euro in the participating states was successful and encountered fewer problems than anticipated. Since its introduction, the euro has become the second most widely used currency internationally, and its role in international trade and finance is expected to continue to grow.

(Source: www.ecb.int/about/emu.htm; European Central Bank, press release dated January 2, 2002; press release dated April 24, 2002; press release dated December 2, 2002)

Monetary Policy Instruments of the ESCB

To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB.

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Open market operations, which may be executed as standard tenders, quick tenders or bilateral procedures, play an important role in the ESCB’s monetary policy because they steer interest rates, manage the liquidity situation in the market and signal the ESCB’s stance on monetary policy. The initiation of open market operations and the decision on the instruments to be used for executing them as well as their terms and conditions fall within the responsibility of the ECB. Five instruments are available for open market operations:
•	Reverse transactions (which apply to repurchase agreements or collateralized loans);
•	Outright transactions;
•	The issuance of debt certificates;
•	The issuance of foreign exchange swaps; and
•	The collection of fixed-term deposits.

Standing facilities, which are designed to provide or absorb overnight liquidity, as the case may be, signal the ESCB’s stance on monetary policy and bind overnight market interest rates.

The imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion. The reserve requirements applicable to individual institutions are determined in relation to certain elements of their respective balance sheets.

(Source: European Central Bank, Annual Report 1999, pages 48-54; www.ecb.int/about/monetarypolicy.htm)

Money Supply and Prices

The ECB’s primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) a reference value for the euro area money supply M3, and (ii) a broadly based assessment of the outlook for price developments. The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units and money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In 2002, the annual growth rate of euro area M3 was 6.8%, thereby exceeding the reference value. This monetary growth was presumably due to a large extent to investors’ preference for safe and liquid assets in the context of weak stock markets and a high volatility in financial markets. Taking into account the continuing decline of private sector borrowing, the ECB does not see any risks to price stability in the medium term.

(Source: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, March 2003, Table 2.4; press release “Review of the Quantitative Reference Value for Monetary Growth”, December 2002; European Central Bank, Annual Report 2002, page 13)

The following table shows price trends in Germany for the periods indicated.

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PRICE TRENDS

	2002	2001	2000	1999	1998
	(change from previous year in %)

Harmonized Consumer Price Index	1.3	2.1	1.4	0.6	0.6
Consumer price index	1.4	2.0	1.4	0.6	1.0
Index of producer prices of industrial products
sold on the domestic market	(0.5)	3.0	3.4	(1.0)	(0.4)

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IX.7; Monthly Report December 2002, Table IX.7; www.destatis.de/indicators/d/vpi020vj.htm)

The following table shows the principal indicators relating to money supply for each of the years indicated.

MAIN MONETARY INDICATORS

	As per December 31,(1)
	2002	2001(4)	2000	1999	1999(3)	1998
	(EUR in billions; euro area)				(DM in billions; euro area)	(DM in billions; Germany)
Currency in circulation(2)	341.2	239.7	348.4	349.9	684.3	242.6
Money Stock M1	2,424.4	2,207.9	2,077.1	1,964.0	3,841.3	1,042.1
Money Stock M2	4,958.4	4,664.6	4,290.1	4,132.8	8,083.1	1,454.3
Money Stock M3	5,783.3	5,427.0	4,899.9	4,791.0	9,370.4	2,425.7

Annual change in %, December comparison; 1998: average annual change in %, based on monthly averages (5)

Money Stock M1	9.7	5.1	5.7	10.1	6.3
Money Stock M2	6.5	6.1	3.7	5.3	4.2
Money Stock M3	6.8	7.8	4.2	6.2	4.3

(1)	1998:	M1 means currency in circulation and sight deposits held by domestic non-banks at domestic banks.
M2 means M1 plus time deposits for less than four years.
M3 means M2 plus saving deposits at statutory notice.
(1)	1999-2002:	M1 means currency in circulation, overnight deposits (excluding central governments deposits), and (for EMU) central governments monetary liabilities, which are not included in the consolidated balance sheet.
M2 means M1 plus deposits with agreed maturities of up to 2 years and deposits redeemable at notice of up to 3 months (excluding central governments deposits).
M3 means M2 plus repo transactions, money market fund certificates, money market papers and debt securities up to 2 years.
M3 and its components exclude holdings by non-residents of the euro area of money market fund shares/units, money market paper and debt securities up to 2 years.
(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.
(3)	Calculated based on official figures provided in euro using the fixed calculation rate of DM 1.95583 = EUR 1.
(4)	Euro area enlargement in 2001.
(5)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.

(Source: European Central Bank, Monthly Bulletin, March 2003, Tables 2.4.1, 2.4.2; Monthly Bulletin June 2002, Tables 2.4.1, 2.4.2; Monthly Bulletin April 2001, Tables 2.4.1, 2.4.2; Deutsche Bundesbank, Monthly Report February 1999, Tables I.1 and II.2)

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Official Foreign Exchange Reserves

The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.

OFFICIAL FOREIGN EXCHANGE RESERVES OF THE FEDERAL REPUBLIC

	As of December 31,
	2002	2001	2000	1999(1)	1999(1)(2)	1998
	(EUR in millions)				(DM in millions)
Gold	36,208	35,005	32,676	32,287	63,148	17,109
Foreign Currency Balances	40,522	49,489	53,377	52,420	102,525	100,363
International Monetary Fund Reserve Position and Special Drawing Rights	8,272	8,721	7,762	8,332	16,296	16,533
Claims on the European Central Bank (net)	—	—	—	—	—	—

Total	85,002	93,215	93,815	93,039	181,968	134,005

(1)	External position of the Deutsche Bundesbank in the European Monetary Union. Assets and liabilities vis-a-vis all EMU member countries and non-EMU member countries.
(2)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table X.8. and X.9)

The Federal Republic’s foreign reserve assets are currently managed by both the ECB and the Deutsche Bundesbank. Following the commencement of Stage Three of EMU on January 1, 1999, the eleven originally participating Member States transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 39.5 billion to the ECB, 85% of which consisted of foreign currency reserves and 15% of which consisted of gold. Like the national central banks of other countries that so far have not entered Stage Three of EMU, the Bank of Greece originally paid up only EUR 102.8 million, or 5%, of the share of the ECB’s capital that it had subscribed for. When Greece entered Stage Three of EMU in January 2001, however, the Bank of Greece paid up the remaining 95% of its subscribed capital.

The ECB manages the foreign reserve assets that the twelve participating Member States have transferred to it and regularly communicates its management decisions to the respective national central banks, which are responsible for executing portfolio management operations in accordance with the instructions that they receive from the ECB. Management decisions by the ECB may include the setting of operational objectives in terms of currency distribution, interest rate risk, credit risk and liquidity requirements. The foreign reserve assets that were not transferred to the ECB at the start of Stage Three of EMU continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of EMU, the ECB monitors and coordinates market transactions conducted with those assets.

(Source: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Report 2000, page 82)

External Positions of Banks

The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.

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FOREIGN FINANCIAL ASSETS AND LIABILITIES BY SECTOR

	2002	2001	2000	1999	1999(1)	1998
	(EUR in millions)				(DM in millions)
Deutsche Bundesbank
Assets	103.9	76.1	100.8	142.0	277.7	135.1
Liabilities	9.0	8.8	6.6	6.2	12.1	16.0
Net Position	94.9	67.4	94.2	135.8	265.6	119.1

Banks
Loans to foreign banks	690.6	596.1	507.7	427.1	835.3	774.9
Loans to foreign non-banks	558.8	570.3	475.8	396.1	774.7	610.3

Loans from foreign banks	614.2	622.7	586.0	483.6	945.8	875.7
Loans from foreign non-banks	319.2	350.6	314.9	284.4	556.2	390.3

(1)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Tables IV.4, X.8 and X.9)

Foreign Exchange Rates and Controls

The euro is a freely convertible currency. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

The following tables show the exchange rates for selected currencies into the Deutsche Mark and the euro, respectively, for the past five years.

ANNUAL AVERAGE EXCHANGE RATES OF THE DEUTSCHE MARK (1)

1998
DM to 1 U.S. dollar	1.7592
DM to 1 pound sterling	2.9142
DM to 1 Swiss franc	1.2141
DM to 100 French franc	29.829
DM to 1,000 Italian lire	1.0132
DM to 100 Netherlands guilder	88.714
DM to 100 Japanese yen	1.3484

(1)	Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Tables X.11 and X.12)

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ANNUAL AVERAGE EXCHANGE RATES OF THE EURO(1)

	2002	2001	2000	1999
U.S. dollars per 1 euro	0.9456	0.8956	0.9236	1.0658
Pound sterling per 1 euro	0.6288	0.6219	0.6095	0.6587
Japanese yen per 1 euro	118.06	108.68	99.47	121.32
Swiss franc per 1 euro	1.4670	1.5105	1.5579	1.6003

(1)	Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table X.11)

Banking System

As of January 31, 2003, 2,355 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,420.3 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s own classification, these institutions included 272 commercial banks with an aggregate balance sheet total of EUR 1,826.6 billion. These included four major commercial banks with an aggregate balance sheet total of EUR 1,058.5 billion, 186 regional and other commercial banks, including privately held commercial banks, and theDeutsche Postbank AG, (with an aggregate balance sheet total of EUR 662.3 billion), as well as 82 subsidiaries or branches of foreign banks located in the Federal Republic (with an aggregate balance sheet total of EUR 105.9 billion).

In addition to the commercial banks, there were 510 savings banks and their 14 central institutions, the 13Landesbanken and the DekaBank Deutsche Girozentrale (formerly known as DGZ•DekaBank Deutsche Kommunalbank), and 14 special purpose credit institutions. As of January 31, 2003, the aggregate balance sheet total of the savings banks was EUR 976.7 billion, and the aggregate balance sheet total of the Landesbanken and the DekaBank Deutsche Girozentrale was EUR 1,312.7 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 513.8 billion.

Furthermore, the Federal Republic’s banking system comprises 1,489 credit cooperatives (with an aggregate balance sheet total of EUR 554.9 billion as of January 31, 2003) and their 2 regional institutions (with an aggregate balance sheet total of EUR 196.1 billion), including the DZ Bank AG, which was formed after the merger of Deutsche Genossenschaftsbank with the GZ Bank, another regional institution of the credit cooperatives, 26 mortgage banks (with an aggregate balance sheet total of EUR 875.9 billion) and 28 building and loan associations (with an aggregate balance sheet total of EUR 163.5 billion).

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table IV.2)

All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.

In 2002 the difficult economic situation and other factors contributed to significant losses by many institutions in the German banking sector. In recent years, German banks have tended to have relatively lower ratios of equity to total assets than many of their international counterparts. However, according to the Deutsche Bundesbank, the stability of the German financial system as well as the banks’ liquidity is not in question. In order to reduce costs, to increase profit margins and to shed parts of their risks, many banks have taken aggressive actions to cut costs and otherwise to improve their financial position.

(Source: Deutsche Bundesbank, press release dated February 24, 2003)

On April 23, 2003, five major German commercial banks and KfW announced a proposal to form jointly a financing institution for the true sale securitization of loans originated by banks. Other institutions may join in this so-called “true sale initiative”. The financing institution is not expected to accept for securitization any loans that

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are in default or are otherwise non-performing. The Federal Government has initiated legislation intended to eliminate the existing disadvantages of true sale securitization, including the application of trade tax (Gewerbesteuer). The true sale initiative is intended, among other things, to reduce banks’ equity charges and to open up additional funding sources.

Securities Market

The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

Highly developed secondary markets, combined with the distribution strength of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions.

In 2002, sales of debt securities and shares amounted to EUR 181.0 billion and EUR 52.2 billion, respectively.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VII.1)

The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG. In 2002, it had a total turnover of EUR 3,040.9 billion, accounting for 87% of the total turnover on German securities exchanges. Effective January 1, 2003, the Frankfurt Stock Exchange restructured its trading segments for shares, making use of a greater leeway granted by the Fourth Financial Market Promotion Act of June 2002. At the same time, the Neuer Markt, a separate exchange created in March 1997 for the trading of shares in high technology and start-up companies, will cease to exist as of January 1, 2004. Issuers listed in the Neuer Markt will change to the new “General Standard” segment of the regulated market. As of March 24, 2003, Deutsche Börse further offers restructured indices, the DAX 30, MDAX, SDAX and TecDAX.

(Source: Deutsche Börse, Cash Market: Monthly Statistics - January 2003; http://www.ip.exchange.de/INTERNET/IP/ip_news.nsf/(web+news+englisch)/F044573BA18.03.03)

Financial Supervisory Authority

In April 2002, the Act on Integrated Financial Services Supervision (Gesetz über die integrierte Finanzdienstleistungsaufsicht) took effect. The act reorganizes the system of financial services supervision in Germany by merging the Federal Banking Supervisory Authority, the Federal Supervisory Authority for Securities Trading and the Federal Supervisory Authority for the Insurance Industry into one single supervisory authority, the Federal Institute for Financial Services Supervision (Bundesanstalt für Finanzdienstleistungsaufsicht), located in Bonn and Frankfurt. It is organized as a public law institution (Anstalt des öffentlichen Rechts), and is funded exclusively from fees paid by the companies subject to its supervision. This organizational change was a response to recent developments in the financial markets and the fact that companies are increasingly forming business combinations across sectors in order to efficiently offer comprehensive financial services.

The new Financial Supervisory Authority began operations on May 1, 2002. Its task is to provide integrated financial services supervision, intended better to address the needs of the capital markets for the protection of investors and insured persons, and to enable financial services providers to install more adequate cross-sector risk-management devices. Overall, the reform is intended to strengthen the German financial markets, especially in respect of competition with other European countries.

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The act changed the role of the Deutsche Bundesbank in banking supervision. For the first time, the cooperation of the Bundesbank in banking supervision is regulated by law. The Bundesbank is closely integrated into the ongoing supervision of the banking sector by the newly expanded Financial Supervisory Authority.

(Source: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002)

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PUBLIC FINANCE

Receipts and Expenditures

The Federal Government, each of the Länder governments and each of the municipalities have separate budgets. The federal budget is the largest single public budget.

The fiscal year of the Federal Republic is the calendar year. The annual Federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.

Starting with the 2001 fiscal year, a new budgetary classification took effect. Because receipts and expenditures are allocated differently under the new classification, line items contained in the budgets drawn up for the 2001 and subsequent fiscal years are not necessarily comparable with the respective line items contained in budgets for prior periods. This is true especially with respect to General Services and General Financing.

In 2002, total consolidated public sector receipts as shown in the national accounts amounted to EUR 952.7 billion, with tax receipts of EUR 485.0 billion and social security receipts of EUR 388.7 billion.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

In 2002, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 138.2 billion and EUR 165.1 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.5)

Consolidated public sector expenditures in 2002, as shown in the national accounts, amounted to a total of EUR 1,028.9 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 573.0 billion) and employee compensation (EUR 165.9 billion). Other significant consolidated public sector expenditures included gross capital formation, which totaled EUR 33.7 billion, and interest on public debt, which totaled EUR 67.2 billion.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

The consolidated budget deficit shown in the national accounts increased from an amount of EUR 57.5 billion in 2001 to EUR 76.2 billion in 2002. In 2002, the budget deficit was 3.6% of GDP.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

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PUBLIC SECTOR ACCOUNTS(1)

	2002(2)	2001(2)	2000(2)	1999(6)	1999(6)(7)	1998
	(EUR in billions)				(DM in billions)
Federal Government, Länder
governments and municipalities (3)
Receipts	547.5	554.0	613.4	566.1	1,107.2	1,072.1
of which taxes	441.7	446.2	467.3	453.1	886.2	833.0
Expenditures	607.3	601.0	594.8	592.9	1,159.6	1,128.8
Balance	(59.8)	(47.0)	18.6	(26.8)	(52.4)	(56.7)
Social security(4)
Receipts(5)	456.6	444.5	434.1	429.1	839.2	812.2
Expenditures	464.4	448.4	434.1	425.6	832.4	808.9
Balance	(7.8)	(3.9)	0.0	3.5	6.8	3.3
Consolidated public sector
Receipts	919.7	921.2	975.9	925.2	1,809.5	1,765.5
Expenditures	987.3	972.1	957.3	948.5	1,855.1	1,818.9
Balance	(67.6)	(50.9)	18.6	(23.3)	(45.6)	(53.4)

(1)	The budgetary definition used here differs from the methods used for the government account of the national accounts as shown in the text above.
(2)	Figures are partly based on estimates.
(3)	Includes special funds.
(4)	Includes statutory pension insurance funds, the Federal Labor Office, statutory health insurance and accident insurance, retirement pension funds for farmers and supplementary pension funds for government employees.
(5)	Includes Federal Government liquidity assistance to the Federal Labor Office.
(6)	Preliminary.
(7)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Table VIII.1)

FEDERAL GOVERNMENT ACCOUNTS

	2002(1)	2001(1)	2000(1)	1999(2)	1999(2)(3)	1998
	(EUR in billions)				(DM in billions)
Receipts	238.9	239.9	291.4	240.3	470.0	439.0
of which taxes	214.4	213.3	219.0	211.7	414.0	379.5
Expenditures	271.5	260.9	264.5	266.5	521.2	495.6
Total balance	(32.6)	(21.0)	26.9	(26.2)	(51.2)	(56.6)

(1)	Partly estimated.
(2)	Provisional figures.
(3)	Calculated based on official figures provided in euro using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Deutsche Bundesbank, Monthly Report May 2003, Tables VIII.2 and VIII.4)

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FEDERAL GOVERNMENT EXPENDITURES(1)

	2004(2)	2003(3)	2002	2001	2000
	(EUR in millions)
Expenditures total	245,100	248,199	249,286	243,145	244,405
Selected categories:
Education, science, research,
cultural affairs	11,956	11,343	10,956	10,633	9,888
Social security	107,769	107,325	111,855	102,034	100,761
of which:
Subsidies to social welfare Insurance (including unemployment insurance)	83,829	82,177	83,926	75,896	70,420
Family and child benefits	3,303	3,274	3,313	3,325	3,409
Labor market policy	11,861	12,773	15,408	13,462	14,645
Promotion of savings and
investments	500	500	482	486	451
Defense	28,452	28,337	28,391	27,958	23,251
Transportation / Communication	10,512	10,291	10,021	9,775	9,404
General Financing	38,600	39,955	40,119	43,530	51,486
of which:
Debt service	39,771	37,885	37,063	37,627	39,149
Other expenditures
Economic Cooperation	3,744	3,695	3,672	3,697	3,602
Health	371	464	357	403	118
Housing, Regional Planning	1,781	1,913	2,237	2,200	2,297
Food, Agriculture, Forestry	1,157	1,210	1,179	1,371	1,633

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” as the information is derived from different sources and is the result of different methods of data compilation.
(2)	Government projection.
(3)	According to the Federal Budget 2003.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, Table 2, pages 212-214, Table 4, pages 222-223; Bundesministerium der Finanzen, Bundeshaushalt 2003 Tabellen und Ubersichten, Table 3, pages 9-11)

Tax Structure

Income tax

The Federal Government’s largest source of revenue is income tax. Employees pay income tax in the form of payroll taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. In contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. Originally (within the scope of the Tax Reform 2000 which is described below under “— Tax Reform 2000”), the Federal Government had intended to increase the basic personal allowance to EUR 7,426 as from January 1, 2003. The basic tax rate was to be cut to 17% while the top rate was to be brought down to 47% from the same date. However, due to the serious flooding in eastern Germany in August 2002, the Federal

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Government decided to postpone the tax relief scheduled for 2003 to 2004, thus enabling the funds required for flood relief to be raised without incurring new government debt. The income tax payable with respect to taxable income generated during the 2003 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,235 for single persons/EUR 14,471 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 19.9% to 48.5%, and (iii) a flat rate of 48.5% for net income in excess of EUR 55,007 for single persons/EUR 110,015 for married couples, thus delaying the implementation of the second stage of the Tax Reform 2000 by one year until January 1, 2004. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate to finance the restructuring processes in the eastern Länder. Capital income received by domestic taxpayers is subject to capital income withholding tax (Kapitalertragsteuer) at a rate of 30% for interest payments and 20% for dividend payments, respectively, subject to an allowance in the amount of EUR 1,601 (EUR 3,202 for married couples). The tax withheld is credited against the taxpayers’ income tax liability. Tax rates and allowances are expected to change in future periods, including in 2004. See “— Tax Reform 2000”.

Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25%, which is a drastic reduction compared to the former 45% for retained earnings and 30% for distributed profits. Against the background of the flooding the Federal Government decided to raise the corporation tax rate by 1.5 percentage points, limited to the year 2003, to 26.5%. The full imputation system previously used in connection with the taxation of dividends has been replaced by the so-called “half income system” in 2002 to make cross-border investment within the EU more attractive. Under the half income system, only half of the distributed profits of a corporation is included in the shareholders’ personal income for tax purposes. In return, it is no longer necessary to credit the corporate tax paid by the company against the shareholders’ income tax liability. Starting with the 2002 tax year, capital gains from the sale of shareholdings from one corporation to another are generally tax-exempt. Private shareholders are able to sell their stakes in corporations after a minimum holding period of one year without having to pay taxes, unless they hold a substantial interest. However, the threshold for a substantial interest was reduced from 10% to 1% as from 2002. If the sale is subject to tax, i.e. when shares are sold within the one-year holding period or represent a “substantial interest”, the half-income method applies. The tax-free allowance for the sale or closure of a business has been raised from approximately EUR 30,680 to EUR 51,200 in 2002. Alternatively to the “one fifth rule”, a tax privilege for extraordinary income aimed at reducing the impact of progressive tax rates (called “one fifth rule” because it arises from dividing the eligible extraordinary income by five and subsequently multiplying the resulting tax liability by five), entrepreneurs retiring from business can now opt for the so called “half-average tax rate” since the tax year 2001. Retiring entrepreneurs thus also have the option to have profits from the sale or closure of agricultural, business and professional undertakings and partnership shares taxed at the half-average tax rate. Various measures have been adopted to finance the foregoing tax relief, e.g. the declining-balance tax depreciation rate for movable assets was reduced from 30% to 20% and the depreciation rate for buildings owned for business purposes fell from 4% to 3%.

Value-added tax

Value-added tax (“VAT”) is imposed on the value added to most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities are subject to a 7% rate.

Environmental tax

On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation, to lower social security contributions and to allocate the burden of taxes and contributions more equally among labor, capital and natural resources. Pursuant to this scheme and subject to certain exceptions, electricity consumption initially was taxable at a rate of EUR 0.0102 per kilowatt hour, or kWh, and the petroleum tax was increased by EUR 0.0307 per liter of gasoline, EUR 0.0205 per liter of fuel oil, and EUR 0.0164 per kWh of gas. While the tax increase on fuel oil and gas was a non-recurring measure, the petroleum tax and the electricity tax have increased annually from 1999 until 2003 by EUR 0.0307 per liter and by EUR 0.026 per kWh, respectively. Additionally, since November 1, 2001, the petroleum tax rate is differentiated according to the gasoline’s sulfur content. The higher revenues generated by these energy taxes have enabled the Federal Government to reduce and stabilize the rate of contribution to the pension insurance scheme (Beitragssatz der gesetzlichen Rentenversicherung).

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Trade tax

Historically, the trade tax, which is levied at municipal level, comprised a tax on both the trade earnings and the trade capital of a business. The trade capital tax was abolished, effective January 1, 1998. By contrast, the trade earnings tax is still in effect. Its rate varies and depends on a number of factors, including the nature of the business subject to the trade tax as well as the municipality that levies the tax. A business’s trade earnings are calculated in accordance with specific rules and are not necessarily identical with that business’s earnings as calculated for other purposes. The trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. Unincorporated businesses, which already particularly benefit from the significant cuts in income tax rates in the wake of the Tax Reform 2000 (described below), thereby obtain an additional reduction of their tax burden. The trade tax will be credited against their income tax liability in a standardized form. The income tax applicable to unincorporated businesses will be reduced by an amount equal to 1.8 times the assessment basis for trade tax. As a result of the legislative mediation procedure, these provisions have been readjusted with respect to their precise objective in order to limit over-compensation. Ultimately, however, the majority of unincorporated companies will still be afforded full relief from trade tax through various available procedures.

Tax Reform 2000

In July 2000, the Tax Reduction Act (Steuersenkungsgesetz) was adopted. Following a resolution of the Bundesrat, calling for additional tax relief for small and medium sized enterprises, the Federal Government presented the Supplementary Tax Reduction Act (Steuersenkungsergänzungsgesetz), which was passed in November/December 2000. The entire tax reform package, called the “Tax Reform 2000”, is the most ambitious tax reduction program in the history of the Federal Republic. It came into effect on January 1, 2001. The main beneficiaries of the Tax Reform 2000 are families, employees and small and medium-sized enterprises. Until 2005, the Tax Reform 2000 provides for a total annual relief in the amount of EUR 32 billion compared to the 1998 tax burden.

As far as personal income tax is concerned, the first stage of the Tax Reform 2000 accelerated the effective date of a previously enacted tax decrease by one year from January 1, 2002 to January 1, 2001. In two subsequent stages, which will take effect on January 1, 2004 (originally scheduled for January 1, 2003, see “-Income Tax”) and January 1, 2005, the personal allowance will be increased to EUR 7,664 for single persons (from currently EUR 7,235) and EUR 15,329 for married couples (from currently EUR 14,471), the minimum tax bracket will be lowered to 15% (from currently 19.9%), and the maximum tax bracket will be lowered to 42% (from currently 48.5%). In addition, effective January 1, 2005, the maximum flat rate will be applied only to income in excess of EUR 52,151 for single persons (currently EUR 55,007) and EUR 104,303 for married couples (currently EUR 110,015).

In addition to the Tax Reform 2000, the Bundestag adopted the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), which took effect on January 1, 2002. It contains a number of short-term measures particularly benefiting small and medium-sized enterprises. Most importantly, a reinvestment reserve makes it easier for small and medium-sized partnerships to restructure their equity, resulting in a total relief of EUR 650 million. Additionally, the act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises.

Current tax reform measures

The Act for the Reduction of Tax Privileges and Exemptions (Steuervergünstigungsabbaugesetz) was adopted and published in the Federal Gazette in May 2003, to take effect in May and July 2003. The final law reflects a compromise that was reached after initial rejection by the Bundesrat, focusing on changes to enterprise taxation, in particular as it applies to companies, and containing restrictions on the utilization of old imputation tax credits for corporate income tax refunds.

In March 2003, the Federal Government introduced draft legislation providing for a tax amnesty for non-complying taxpayers. The proposal also aims at encouraging tax compliance by changing the existing rules

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applicable to interest income relating to securities. Instead of the interest withholding tax of 30% currently imposed as a prepayment towards the taxpayer’s ultimate tax liability, a security holder’s income tax liability on interest earned would be satisfied by withholding tax on interest payments at a rate of 25%. If an individual’s actual tax liability falls short of the 25% tax rate, however, any excess amount paid would be refunded to the taxpayer based on a tax assessment. It is presently unclear, whether and in what form these plans will be implemented.

Proposed EU Savings Tax Directive

According to a proposed draft directive regarding the taxation of savings income that was approved by the Council of European Union on December 13, 2001, each Member State under its domestic law must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of its Member State details of the payment of interest (within the meaning of the directive) to any individual resident in another Member State. The competent authority of the Member State of the paying agent is then required to communicate this information to the competent authority of the Member States of which the recipient is a resident. The proposed directive is to be implemented by the Member Sates by January 1, 2004. The respective provisions shall apply as from January 1, 2005.

According to a political agreement reached by the Ministers of Finance of the Member States in January and March 2003, Austria, Belgium and Luxembourg may opt instead to withhold tax from such payments at a rate of 15% for the first three years starting January 1, 2005, of 20% as from January 1, 2008 and 35% as from January 1, 2011. Austria, Belgium and Luxembourg shall become obliged to supply information rather than to withhold tax only if and when Switzerland, Monaco, Liechtenstein, Andorra, and San Marino, after having levied withholding tax similar to the one to be imposed in Austria, Belgium and Luxembourg for a transitional period first, agree to supply information as well; and the Council of the European Union concludes unanimously that the United Sates is committed to exchange information upon request. It is envisaged that the Council of the European Union will decide on a final text of the directive shortly and adopt the proposal in a way that substantially reflects the understanding described above. However, insofar only a political agreement has been reached, it is still not yet possible to predict precisely when or in what form the proposal will ultimately be adopted. It is also expected that Switzerland, Monaco, Liechtenstein, Andorra and San Marino will agree to the proposed transitional withholding tax, followed by information reporting, and that certain associated territories and dependencies of Member States will apply the same measures as the Member States. The timing of these actions and measures is uncertain however. Moreover, one Member State declared in March 2003 that it is withholding its consent to the proposed directive.

(Source: www.bundesfinanzministerium.de/Steuern-und-Zoelle/Lexikon-Steuern-A-Z-.701.htm; www.bundesfinanzministerium.de/Anlage10654/Die-Oekosteuer-ein-Plus-fuer-Arbeit-und-Umwelt.pdf; www.bundesfinanzministerium.de/Anlage1937/BMF-Schreiben-vom-16.05.2001.pdf; www.bundesfinanzministerium.de/Anlage16210/German-stability-programme-December-2002-update.pdf; www.bundesfinanzministerium.de/Steuern-und-Zoelle/Aktuell-.484.17608/Gesetz-zum-Abbau-von-Steuerverguenstigungen-ist-...htm; www.bundesfinanzministerium.de/Anlage17296/Erlaeuterungen-zu-den-im-Gesetzesbeschluss-BT-StVergAbG-vorgesehenen-steuerlichen-Massnahmen.pdf; www.bundesfinanzministerium.de/Anlage17724/Referentenentwurf_Zinsabgeltung_Stand_17032003.pdf; www.bundesfinanzministerium.de/Anlage14092/Tax-reform-2002-An-overview.pdf)

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The following table provides an overview of tax revenues of the Federal Government, Länder governments and municipalities divided by categories for the past five years.

TAX REVENUES OF THE FEDERAL, LÄNDER AND MUNICIPAL AUTHORITIES(1)

	2003(2)	2002(2)	2001	2000	1999
	(EUR in millions)
Federal taxes(3)	87,775	83,494	79,277	75,504	72,235
Share of the Federal Government in(4):
Wage tax and assessed income tax	60,010	59,385	60,094	62,882	61,496
Capital gains tax and corporate tax	9,735	8,444	10,230	18,545	16,834
Interest withholding tax	3,542	3,730	3,943	3,227	2,660
Value added and import-turnover tax	67,559	68,083	66,318	66,493	66,162
Trade tax	2,212	1,754	1,513	1,327	1,305
Total Federal taxes(5)	196,107	192,060	193,767	198,790	192,447

Länder taxes(6)	18,633	18,576	19,628	18,444	19,564
Share of the Länder governments in(4):
Wage tax and assessed income tax	60,010	59,385	60,094	62,882	61,496
Capital gains tax and corporation tax	9,735	8,444	10,230	18,545	16,834
Interest withholding tax	3,542	3,730	3,943	3,227	2,660
Value added and import-turnover tax	62,263	62,098	61,224	61,958	60,013
Trade tax	4,537	3,998	3,997	4,194	4,158
Total Länder taxes(7)	181,047	178,552	178,691	189,493	184,003

Municipal authorities taxes(8)	10,087	9,957	9,866	9,633	9,460
Share of the municipalities in:
Wage tax and assessed income tax	22,146	21,977	22,285	23,074	22,430
Value added and import-turnover tax(9)	2,878	2,869	2,884	2,925	2,847
Trade tax	16,401	16,918	19,024	21,505	21,597
Total municipal authorities taxes	51,512	51,721	54,059	57,136	56,334

Revenues of EU (10):
Customs duties	2,850	2,896	3,191	3,394	3,186
Value added tax	5,900	5,145	8,509	9,496	8,134
Tax based on nominal GNP	12,400	10,518	8,031	8,943	8,964
Total tax revenues	449,815	440,884	446,247	467,252	453,068

(1)	The information presented in this table concerning Federal tax receipts is not comparable to the information concerning tax receipts in the table “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.
(2)	2002: Municipal authorities taxes and trade tax estimated. 2003: Projected figures, Arbeitskreis Steuerschätzung, May 2003.
(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.
(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipal authorities) and distributed among the Federal Government, the Länder governments and the municipalities according to specific distribution schedules.
(5)	Net of Federal grants to certain Länder and of EU contributions.

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(6)	Includes, among others, taxes on motor vehicles, beer, and inheritance and gift tax.
(7)	Including Federal grants to certain Länder.
(8)	Includes, among others, real property tax.
(9)	Municipalities’ share in value added tax and import-turnover tax.
(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, Table 13, pages 268-278)

Government Participations

At the end of 2002, the Federal Republic held direct participations in 102 public or private enterprises, and various special funds held participations in 22 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 16.2 billion (DM 31.6 billion) as per December 31, 2001 compared to EUR 14.8 billion (DM 28.9 billion) as per December 31, 2000 (Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1).

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2001, page 2; Beteiligungsbericht 2002, pages 1, 2)

The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) at the end of September 2002.

Enterprises	Nominal Capital of Enterprise as per September 30, 2002(1)	Participation of the Federal Republic as per September 30, 2002
	(EUR in millions)	(percent)
Significant majority participations:

Deutsche Ausgleichsbank(2)	511	100.0
Deutsche Bahn AG	2,150	100.0
Deutsche Post AG	1,113	50.0 plus 26 shares
Kreditanstalt für Wiederaufbau	3,750	80.0

Significant minority participations exceeding 25%

Deutsche Telekom AG	10,746	30.9
Flughafen München GmbH	307	26.0

(1)	Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.
(2)	Direct ownership of Deutsche Ausgleichsbank, also known as DtA, is in the process of being transferred to KfW.

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2002, Chapter K, Table III, pages 191-238; Federal Gazette part I 2002, page 2064)

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DEBT OF THE FEDERAL GOVERNMENT

As per December 31, 2002, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 725.4 billion, or 34.4% of the 2002 GDP at current prices, compared to EUR 701.1 billion, or 33.8% of the 2001 GDP at current prices as per December 31, 2001. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities), the Federal Railway Fund (Bundeseisenbahnvermögen) and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Tables VIII.10 and IX.1)

The Federal Government raises funds primarily through the issuance of bonds and notes. The Federal Government does not raise funds in foreign currencies and does not issue secured debt. Starting January 1, 1999, the Federal Government has been raising all funds in euro. Bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued.

In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 220,946 million as per June 30, 2002. Of this amount, EUR 102,614 million was outstanding in the form of export credit insurance, which is handled by HERMES on behalf and for the account of the Federal Government.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, Overview 4, page 343)

For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.

For information on the Federal Government’s liability as per December 31, 2002 for capital subscriptions to various international financial organizations, see the table entitled “III. Liabilities to International Financial Organizations”, below.

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TABLES AND SUPPLEMENTARY INFORMATION

I. DIRECT DEBT OF THE FEDERAL GOVERNMENT

SUMMARY

Principal Amount Outstanding as per December 31, 2002
(EUR in millions)
Federal bonds	460,384
Bonds of the Federal Railways	2,556
Five-year special Federal bonds	141,586
Federal Treasury notes	85,000
Federal savings bonds	17,897
Treasury discount paper	28,610
Federal Treasury financing paper	1,617
Borrowers’ note loans of which:	34,635
— from residents	33,806
— from non-residents	829
Old debt(1) of which:	7,972
Equalization claims	7,529
Assumed debt of equalization fund	0
Other	40
Repurchased debt	61,269
Medium term notes of Treuhandanstalt	368

Total	719,356

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(Source: Bundesministerium der Finanzen, Ubersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2002, Bundesanzeiger Nr. 35 of February 20, 2003, page 3108)

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DEBT TABLES

1. Federal Bonds(1)

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
	(% p.a.)			(EUR in millions)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,579
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	511
6.75% Bonds of the Federal Republic of 1993	6.75	1993	2003	5,113
6.5% Bonds of the Federal Republic of 1993	6.5	1993	2003	8,181
6% Bonds of the Federal Republic of 1993	6.0	1993	2003	6,136
7.125% Bonds of the Treuhandanstalt of 1993	7.125	1993	2003	7,158
6.5% Bonds of the Treuhandanstalt of 1993	6.5	1993	2003	5,113
6.875% Bonds of the Treuhandanstalt of 1993	6.875	1993	2003	5,113
6.625% Bonds of the Treuhandanstalt of 1993	6.625	1993	2003	5,113
6% Bonds of the Treuhandanstalt of 1993	6	1993	2003	5,113
6.125% Bonds of the Federal Railways of 1993	6.125	1993	2003	2,556
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,226
6.75% Bonds of the Federal Republic of 1994	6.75	1994	2004	5,113
7.5% Bonds of the Federal Republic of 1994	7.5	1994	2004	5,113
Floating Bonds of the Federal Republic of 1994	float.	1994	2004	5,113
6.25% Bonds of the Treuhandanstalt of 1994	6.25	1994	2004	4,090
6.75% Bonds of the Treuhandanstalt of 1994	6.75	1994	2004	4,090
7.5% Bonds of the Treuhandanstalt of 1994	7.5	1994	2004	5,113

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Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
	(% p.a.)			(EUR in millions)
7.375% Bonds of the Federal Republic of 1995	7.375	1995	2005	8,692
6.875% Bonds of the Federal Republic of 1995	6.875	1995	2005	10,226
6.5% Bonds of the Federal Republic of 1995	6.5	1995	2005	10,226
6% Bonds of the Federal Republic of 1996 (I)	6	1996	2006	12,782
6% Bonds of the Federal Republic of 1996 (II)	6	1996	2006	6,136
6.25% Bonds of the Federal Republic of 1996	6.25	1996	2006	7,158
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,339
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,339
6.5% Bonds of the Federal Republic of 1997	6,5	1997	2027	11,248
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,339
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,316
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,692
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,100
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	13,805
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,000
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,000
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,000
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,000
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,000
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,000
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,000
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000

Total Federal Bonds				462,941

(1)	Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

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2. Five-Year Special Federal Bonds(1)

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
	(% p.a.)			(EUR in millions)
4.5% Bonds of 1998—Series 126	4.5	1998	2003	6,647
4.5% Bonds of 1998—Series 127	4.5	1998	2003	7,669
3.75% Bonds of 1998—Series 128	3.75	1998	2003	6,624
3.5% Bonds of 1998—Series 129	3.5	1998	2003	6,000
3.25 % Bonds of 1999—Series 130	3.25	1999	2004	8,000
3.25 % Bonds of 1999—Series 131	3.25	1999	2004	1,500
4.125 % Bonds of 1999—Series 132	4.125	1999	2004	5,000
4.250 % Bonds of 1999—Series 133	4.250	1999	2004	6,000
4.250 % Bonds of 1999—Series 134	4.250	1999	2005	7,000
5% Bonds of 2000—Series 135	5	2000	2005	6,000
5% Bonds of 2000—Series 136	5	2000	2005	15,000
5% Bonds of 2000—Series 137	5	2000	2006	14,000
4.5% Bonds of 2001-Series 138	4.5	2001	2006	14,000
4% Bonds of 2001-Series 139	4	2001	2007	18,000
4.5% Bonds of 2002-Series 140	4.5	2002	2007	20,000
4.250% Bonds of 2002-Series 141	4.250	2002	2007	145

Total Five-Year Special Federal Bonds				141,586

(1)	Five-Year Special Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.

3. Federal Treasury Notes(1)

Title	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
	(% p.a.)			(EUR in millions)
4.25% Notes of 2001	4.25	2001	2003	10,000
4.25% Notes of 2001	4.25	2001	2003	10,000
3.75% Notes of 2001	3.75	2001	2003	10,000
3.5% Notes of 2001	3.5	2001	2003	10,000
4.25% Notes of 2002	4.25	2002	2004	12,000
4% Notes of 2002	4	2002	2004	12,000
3.25% Notes of 2002	3.25	2002	2004	12,000
3% Notes of 2002	3	2002	2004	9,000

Total Federal Treasury Notes				85,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are 2 years. No redemption prior to maturity.

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4. Federal Savings Bonds (1)

	Interest Rate	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
				(EUR in millions)
Federal Savings Bonds	2% to 7.75%	1996 to 2002	2003 to 2010	17,897

5. Treasury Discount Paper (2)

	Interest Rate(3)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
				(EUR in millions)
Treasury Discount Paper	2.77% to 3.80%	2001 to 2002	2003	28,610

6. Federal Treasury Financing Paper (4)

	Interest Rate(3)	Year of Issue	Maturity	Principal Amount Outstanding as per December 31, 2002
				(EUR in millions)
Federal Treasury Financing Paper	2.35% to 4.30%	2001 to 2002	2003 to 2004	1,617

7. Borrowers’ note loans (5)

	Interest Rate	Year of Incurrence	Maturity	Principal Amount Outstanding as per December 31, 2002
				(EUR in millions)
Borrowers’ note loans	2.9% to 8.45%	1965 to 2002	2003to 2018	34,635

(1)	Government Savings Bonds are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Government Savings Bonds provide for interest rates that increase during the term of the bonds. In addition, the seven-year Government Savings Bonds provide for payment of compounded interest at maturity or upon redemption prior to maturity.
(2)	Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.
(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.
(4)	Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.
(5)	Borrowers’ note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.

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8. Other Liabilities

Title	Interest Rate	Year of Incurrence	Maturity	Principal Amount Outstanding as per December 31, 2002
				(EUR in millions)
Old debt (1)	0% to 8.9%	Various	Various	7,972
Debt of Equalization of Burdens Fund taken over by the Federal Government	Various	1980	Various	0.31
Other debt (2)	Various	Various	Various	40.47

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.
(2)	Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

(Source for Tables 1 through 3: Bundesministerium der Finanzen, Ubersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2002, Bundesanzeiger Nr. 35 of February 20, 2003, page 3108; internal documents of the Federal Ministry of Finance)

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II. GUARANTEES BY THE FEDERAL GOVERNMENT

	Principal Amount Outstanding as per June 30,
Debtor or Purpose of Debt	2000(1)(2)	2001(1)(2)
	(EUR in millions)
Export finance loans (including rescheduled loans)	105,278	105,505
Untied loans; direct foreign investments by German companies; Loans of the European Investment Bank to non-EU borrowers	24,985	25,006
Loans in connection with EU agricultural policy measures	6,647	6,647
Loans to domestic corporations and for projects in areas of Agriculture, fishing and housing construction	42,531	40,482
Contributions to international financing institutions	31,325	31,638
Co-Financing of bilateral projects of German financial co-operation	622	667
Successor agencies to Treuhandanstalt	1,204	1,339
Total Guaranteed Debt	212,592	211,644

(1)	No year-end or quarterly figures are available.
(2)	Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1.

(Source: Bundesministerium der Finanzen, Finanzbericht 2002, page 328; Finanzbericht 2001, page 328)

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III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS

The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. Since January 1, 1981, the exchange rate between world currencies and the SDR has been determined on the basis of a basket of five currencies, including the U.S. dollar, which accounts since January 1, 1996 for 39% of the value of the basket. The adoption of the euro as the common currency for 11 Member States of the European Union called for a change in the criteria for selection. With effect from January 1, 2001, changes in the method of valuation of the SDR include U.S. dollar, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket is 45%. On December 31, 2002, SDR 1 equalled € 1.29639.

SUBSCRIPTIONS OR COMMITMENTS BY THE FEDERAL REPUBLIC TO INTERNATIONAL FINANCIAL ORGANIZATIONS AS PER DECEMBER 31, 2002

Name of Organization	Subscription or Commitment by the Federal Republic(1)	Amount Paid In
	(U.S.$ millions)
International Monetary Fund(2)	17,684.9	17,684.9
International Bank for Reconstruction and Development(3)	8,734.0	542.9
International Development Association (IDA)(3)	12,065.6	11,007.0
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	15,657.5	940.3
African Development Bank(3)	1,204.6	108.0
African Development Fund(3)	1,452.1	1,452.1
Asian Development Bank(3)	2,073.4	145.2
Asian Development Fund(3)	1,369.1	1,273.1
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	13.3
Fund for Special Operations(3)	232.3	232.3
International Fund for Agricultural Development (IFAD)(3)	242.6	231.0
Caribbean Development Bank(3)	50.2	11.1
Special Development Fund of the Caribbean Development Bank(3)	51.0	51.0
European Bank for Reconstruction and Development (EBRD)(3)(5)	1,786.1	468.9
Council of Europe Development Bank (CEB)(3)(5)	576.4	63.6

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(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 =. $ 1.20635.
(2)	Source: computation provided by Deutsche Bundesbank. Original figures expressed in SDR, converted to U.S. dollars at year-end exchange rates.
(3)	Source: computation provided by Bundesministerium der Finanzen, Bundesministerium für wirtschaftliche Zusammenarbeit und Entwicklung.
(4)	Source: computation provided by European Investment Bank.
(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 31, 2002, which was EUR 1 per $ 1.0485.

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